Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of

August 9, 2021

by and among

MERIDA MERGER CORP. I,

MERIDA MERGER Sub, Inc.,

MERIDA MERGER SUB II, LLC,

and

LEAFLY HOLDINGS, Inc.

i

5.20	Brokers’ Fees	46
5.21	Insurance	46
5.22	Real Property; Tangible Property	46
5.23	Environmental Matters	47
5.24	Significant Customers and Suppliers	48
5.25	Affiliate Agreements	48
5.26	Permits	48
5.27	Registration Statement	49
5.28	Convertible Note Financing; Note Purchase Agreements	49
Article VI REPRESENTATIONS AND WARRANTIES OF PARENT, FIRST MERGER SUB AND SECOND MERGER SUB		49
6.01	Corporate Organization	49
6.02	Due Authorization	50
6.03	No Conflict	51
6.04	Litigation and Proceedings	51
6.05	Compliance with Laws	51
6.06	Benefit Plans	52
6.07	Governmental Authorities; Consents	52
6.08	Trust Account	53
6.09	Taxes	53
6.10	Brokers’ Fees	54
6.11	Parent SEC Reports; Nasdaq Correspondence; Financial Statements; Sarbanes-Oxley Act; Canadian Reporting Issuer Status	55
6.12	Business Activities; Absence of Changes	56
6.13	Registration Statement	58
6.14	Capitalization	58
6.15	Parent Listing	59
6.16	Contracts; No Defaults	60
6.17	Investment Company Act; JOBS Act	60
6.18	Affiliate Agreements	60
Article VII COVENANTS OF THE COMPANY		61
7.01	Conduct of Business	61
7.02	Inspection	64
7.03	Termination of Certain Agreements	64
7.04	No Parent Securities Transactions	64
7.05	No Claim Against the Trust Account	64
7.06	Company Financial Statements; Other Actions	65
7.07	Consent Solicitation; Company Shareholder Consent	65
7.08	Non-Solicitation	66
Article VIII COVENANTS OF PARENT		66
8.01	Conduct of Parent During the Interim Period	66
8.02	Trust Account	68
8.03	Inspection	69
8.04	Parent Listing	69
8.05	Parent Public Filings	69
8.06	Section 16 Matters	69
8.07	Director and Officer Appointments	70
8.08	Exclusivity	70
8.09	Bylaws	70
8.10	Insider Letters	70
8.11	Certain Parent Borrowings	70
8.12	Parent Extension	70

ii

Article IX JOINT COVENANTS		71
9.01	Indemnification and Insurance	71
9.02	Support of Transaction	72
9.03	Preparation of Registration Statement; Special Meeting	73
9.04	Other Filings; Press Release	75
9.05	Confidentiality; Communications Plan.	75
9.06	Regulatory Approvals	76
9.07	Parent Incentive Plans	77
9.08	FIRPTA	77
9.09	A&R Registration Rights Agreement	77
9.10	Additional Financing Cooperation	77
Article X CONDITIONS TO OBLIGATIONS		78
10.01	Conditions to Obligations of All Parties	78
10.02	Additional Conditions to Obligations of Parent	79
10.03	Additional Conditions to the Obligations of the Company	79
Article XI TERMINATION/EFFECTIVENESS		80
11.01	Termination	80
11.02	Effect of Termination	81
Article XII MISCELLANEOUS		82
12.01	Waiver	82
12.02	Notices	82
12.03	Assignment	83
12.04	Rights of Third Parties	83
12.05	Expenses	83
12.06	Governing Law	84
12.07	Captions; Counterparts	84
12.08	Schedules and Exhibits	84
12.09	Entire Agreement	84
12.10	Amendments	84
12.11	Severability	85
12.12	Jurisdiction; WAIVER OF TRIAL BY JURY	85
12.13	Enforcement	85
12.14	Non-Recourse	85
12.15	Nonsurvival of Representations, Warranties and Covenants	86
12.16	Acknowledgements	86
12.17	Privileged Communications	87

Exhibits

Exhibit A – Form of A&R Registration Rights Agreement

Exhibit B – Form of A&R Certificate of Incorporation of Parent

Exhibit C – Form of A&R Bylaws of Parent

Exhibit D – Form of Sponsor Agreement

Exhibit E – Form of Escrow Amendment

Exhibit F – Form of FIRPTA Certificate

iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of August 9, 2021, is entered into by and among Merida Merger Corp. I, a Delaware corporation (“Parent”), Merida Merger Sub, Inc., a Washington corporation (“First Merger Sub”), Merida Merger Sub II, LLC, a Washington limited liability company (“Second Merger Sub”), and Leafly Holdings, Inc., a Washington corporation (the “Company”). Certain capitalized terms used in this Agreement shall have the meanings set forth in Article I.

RECITALS

WHEREAS, Parent is a blank check company incorporated to acquire one or more operating businesses through a Business Combination;

WHEREAS, First Merger Sub and Second Merger Sub are newly formed, wholly owned, direct subsidiaries of Parent, and were formed for the sole purpose of the Mergers;

WHEREAS, pursuant to the terms and subject to the conditions hereof, at the Closing, (a) First Merger Sub will merge with and into the Company pursuant to the First Merger, with the Company surviving as the Surviving Corporation, and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub pursuant to the Second Merger, with Second Merger Sub surviving as the Surviving Entity;

WHEREAS, the board of directors of Parent has approved and declared advisable the Transactions upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, concurrently with the execution and delivery of this Agreement, certain Company Shareholders have entered into Voting and Support Agreements (each, a “Support Agreement”) pursuant to which, among other things, such shareholders have agreed to vote all of their respective shares of capital stock of the Company in favor of, among other things, adopting this Agreement;

WHEREAS, the board of directors or managers, as applicable, of each of First Merger Sub, Second Merger Sub and the Company has approved and declared advisable the Transactions upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Washington Business Corporation Act (the “WBCA”) or the Washington Limited Liability Company Act (the “WLLCA”), as applicable;

WHEREAS, the Company and certain investors (the “Note Subscribers”) have entered into a Note Purchase Agreement, dated as of June 3, 2021 (as may be amended, restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”), and the Company has issued Convertible Promissory Notes (“Notes”) to the Note Subscribers in the Convertible Note Financing;

WHEREAS, in connection with the consummation of the Mergers, Parent, the Sponsor, the Company, certain Parent Stockholders and certain Company Shareholders who will receive Parent Common Stock pursuant to Article III, will enter into an amended and restated Registration Rights Agreement (the “A&R Registration Rights Agreement”), in the form set forth on Exhibit A;

WHEREAS, pursuant to the Parent Organizational Documents, Parent will provide an opportunity to its stockholders to have their Parent Common Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in the Parent Organizational Documents, the Trust Agreement and the Proxy Statement in conjunction with, among other things, obtaining approval from the stockholders of Parent for the Business Combination (the “Offer”);

WHEREAS, prior to the consummation of the Mergers, Parent will, subject to obtaining the Parent Stockholder Approval, adopt the amended and restated certificate of incorporation (the “Parent A&R Charter”) in the form set forth on Exhibit B;

WHEREAS, prior to the consummation of the Mergers, Parent will adopt the amended and restated bylaws (the “Parent A&R Bylaws”) in the form set forth on Exhibit C; and

WHEREAS, each of the parties intends that, for U.S. federal income tax purposes, (a) this Agreement shall constitute a “plan of reorganization” within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder and (b) the Mergers shall be treated as an integrated transaction and together shall constitute a single “reorganization” within the meaning of Section 368(a) of the Code to which Parent, First Merger Sub, Second Merger Sub, and the Company are parties under Section 368(b) of the Code, and this Agreement is hereby adopted as a “plan of reorganization” within the meaning of U.S. Treasury Regulation Sections 1.368-2(g) and 1.368-3.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth in this Agreement, and intending to be legally bound hereby, Parent, First Merger Sub, Second Merger Sub and the Company agree as follows:

Article I
CERTAIN DEFINITIONS

1.01 Definitions. As used herein, the following terms shall have the following meanings:

“A&R Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Acquisition Proposal” means any proposal or offer from any Person or “group” (as defined in the Exchange Act) (other than Parent, First Merger Sub, Second Merger Sub or their respective Affiliates or with respect to the Transactions) relating to, in a single transaction or series of related transactions: (a) any direct or indirect acquisition or purchase of a business that constitutes 15% or more of the consolidated revenues, income or assets of the Company and its Subsidiaries, taken as a whole; (b) any direct or indirect acquisition of 15% or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole (based on the fair market value thereof, as determined in good faith by the Company Board), including through the acquisition of one or more Subsidiaries of the Company owning such assets; (c) the acquisition of beneficial ownership, or the right to acquire beneficial ownership, of 15% or more of the total voting power of the equity securities of the Company, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of the total voting power of the equity securities of the Company, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary of the Company) that constitutes 15% or more of the consolidated revenues, income or assets of the Company and its Subsidiaries, taken as a whole; or (d) any issuance or sale or other disposition (including by way of merger, reorganization, division, consolidation, share exchange, business combination, recapitalization or other similar transaction) of 15% or more of the total voting power of the equity securities of the Company.

“Action” means any Claim that is by or before any Governmental Authority.

“Additional Financing” has the meaning specified in Section 9.10.

“Adjournment Proposal” has the meaning specified in Section 9.03(c).

“Additional Proposal” has the meaning specified in Section 9.03(c).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.

“Aggregate Company Stock Consideration” means a number of shares of Parent Common Stock (deemed to have a value of $10.00 per share) equal to (a) (i) $385,000,000 divided by $10.00.

“Agreement” has the meaning specified in the Preamble hereto.

“Annual Financial Statements” has the meaning specified in Section 5.07(a)(i).

“Amendment Proposal” has the meaning specified in Section 9.03(c).

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any representative of a foreign Governmental Authority or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Antitrust Law” means the HSR Act, the Federal Trade Commission Act, the Sherman Act, the Clayton Act and any applicable foreign antitrust Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Approval Requirement” has the meaning specified in Section 8.10.

“Board Nominees” has the meaning specified in Section 8.07.

“Business Combination” has the meaning ascribed to such term in Parent’s Certificate of Incorporation.

“Business Combination Proposal” has the meaning set forth in Section 8.08.

“Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Canadian Public Documents” has the meaning specified in Section 6.11(h).

“Canadian Securities Laws” has the meaning specified in Section 6.11(h).

“CARES Act” means The Coronavirus Aid, Relief, and Economic Security Act, Pub.L. 116–136 (03/27/2020), and applicable rules and regulations.

“Cash and Cash Equivalents” means the cash and cash equivalents, including checks, money orders, marketable securities, short-term instruments, negotiable instruments, funds in time and demand deposits or similar accounts on hand, in lock boxes, in financial institutions or elsewhere, together with all accrued but unpaid interest thereon, and all bank, brokerage or other similar accounts.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Parent, filed with the Secretary of State of the State of Delaware on November 4, 2019.

“Change of Control” means any transaction or series of transactions the result of which is: (a) the acquisition by any Person or “group” (as defined in the Exchange Act) of Persons of direct or indirect beneficial ownership of securities representing 50% or more of the combined voting power of the then outstanding securities of Parent; (b) a merger, consolidation, reorganization or other business combination, however effected, resulting in any Person or “group” (as defined in the Exchange Act) acquiring at least 50% of the combined voting power of the then outstanding securities of Parent or the surviving Person outstanding immediately after such combination; or (c) a sale of all or substantially all of the assets of Parent and its Subsidiaries, taken as a whole.

“Claim” means any demand, claim, action, legal, judicial, or administrative proceeding (whether at law or in equity) or arbitration.

“Closing” has the meaning specified in Section 2.03.

“Closing Date” has the meaning specified in Section 2.03.

“Closing Form 8-K” has the meaning specified in Section 9.04(c).

“Closing Parent Cash” means an amount equal to: (a) the funds contained in the Trust Account as of the Effective Time; plus (b) all other Cash and Cash Equivalents of Parent (excluding, for the avoidance of doubt, any amount in the foregoing clause “(a)”); plus (c) an amount equal to the aggregate principal amount received by the Company in connection with the Convertible Note Financing; plus (d) the amount delivered to Parent at or prior to the Closing in connection with an Additional Financing, if any; minus (e) the aggregate amount of cash proceeds that will be required to satisfy the redemption of any shares of Parent Common Stock pursuant to the Offer (to the extent not already paid).

“Closing Press Release” has the meaning specified in Section 9.04(c).

“Code” has the meaning specified in the Recitals hereto.

“Common Share Price” means the share price equal to the VWAP of Parent Common Stock for a period of at least 20 days out of 30 consecutive trading days ending on the trading day immediately prior to the date of determination.

“Communications Plan” has the meaning specified in Section 9.05(b).

“Company” has the meaning specified in the Preamble hereto.

“Company Affiliate Agreement” has the meaning specified in Section 5.25.

“Company Articles of Incorporation” means the Amended and Restated Articles of Incorporation of the Company, filed with the Secretary of State of the State of Washington on May 4, 2020, as amended by the Articles of Amendment of the Amended and Restated Articles of Incorporation, filed with the Secretary of State of the State of Washington on May 19, 2021.

“Company Benefit Plan” has the meaning specified in Section 5.17(a).

“Company Board” means the board of directors of the Company.

“Company Change in Recommendation” has the meaning specified in Section 7.07.

“Company Class 1 Common Stock” means the Class 1 common stock of the Company, par value $0.0001 per share.

“Company Class 2 Common Stock” means the Class 2 common stock of the Company, par value $0.0001 per share.

“Company Class 3 Common Stock” means the Class 3 common stock of the Company, par value $0.0001 per share.

“Company Common Stock” means the Company Class 1 Common Stock, Company Class 2 Common Stock, and Company Class 3 Common Stock.

“Company Cure Period” has the meaning specified in Section 11.01(a).

“Company D&O Tail” has the meaning specified in Section 9.01(b).

“Company Group” has the meaning specified in Section 12.17(a).

“Company Organizational Documents” means the Company Articles of Incorporation and the Company’s Amended and Restated Bylaws, adopted by the Company on January 25, 2019, in each case as may be amended from time to time in accordance with the terms of this Agreement.

“Company Preferred Stock” means the Company’s Series A Preferred Stock, par value $0.0001 per share.

“Company Privileged Communications” has the meaning specified in Section 12.17(a).

“Company Products” means all current versions of products or service offerings of the Company.

“Company Registered Intellectual Property” means all issued Patents, pending Patent applications, Trademark registrations, applications for Trademark registration, Copyright registrations, applications for Copyright registration and Internet domain names, in each case included in the Owned Intellectual Property.

“Company Representations” means the representations and warranties of the Company expressly and specifically set forth in Article V of this Agreement, as qualified by the Company Schedules. For the avoidance of doubt, the Company Representations are solely made by the Company.

“Company Requisite Approval” has the meaning specified in Section 5.03(a).

“Company Schedules” means the disclosure schedules of the Company and its Subsidiaries.

“Company Shareholder” means the holder of a share of Company Common Stock or Company Preferred Stock.

“Company Stock Adjusted Fully Diluted Shares” means the sum of (without duplication) (a) the aggregate number of shares of Company Common Stock issued and outstanding and issuable upon conversion of Company Preferred Stock issued and outstanding, in each case, as of immediately prior to the Effective Time, plus (b) the aggregate number of shares of Company Common Stock issuable upon exercise or settlement of all (i) Company Stock Options, in each case, outstanding as of immediately prior to the Effective Time (assuming for the purposes of this definition that all such Company Stock Options are fully vested and exercised on a net exercise basis based on the Per Share Company Common Stock Consideration), and (ii) Notes.

“Company Stock Option” means any option to purchase Company Common Stock granted pursuant to the Company Stock Plan.

“Company Stock Plan” means the Company’s 2018 Equity Incentive Plan.

“Company Stockholders’ Agreement” means the Amended and Restated Stockholders’ Agreement, dated May 4, 2020, by and among the Company and the Company Shareholders party thereto.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of May 13, 2021, between Parent and the Company.

“Consent Solicitation Statement” means the materials used by the Company as part of its solicitation of the Company Requisite Approval, including the consent solicitation statement included as part of the Registration Statement.

“Contaminant” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or that without user intent will cause, any of the following functions: (a) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, any Software, hardware or device (including any computer, tablet computer, handheld device, disk or storage device); (b) damaging or destroying any data or file without the user’s consent; or (c) sending information to the Company or any of its Subsidiaries, or any other Person, without the user’s consent.

“Continental” means Continental Stock Transfer & Trust Company, a New York corporation.

“Contracts” means any contract, agreement, indenture, note, bond, loan or credit agreement, instrument, lease, commitment, mortgage, deed of trust, license, power of attorney, guaranty or other arrangement, understanding or obligation, whether written or oral, express or implied, in each case, as amended and supplemented from time to time and including all schedules, annexes and exhibits thereto.

“Convertible Note Financing” has the meaning specified in Section 5.28.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Governmental Order, Action, directive, guideline or recommendation by any Governmental Authority in connection with or in response to COVID-19, including the CARES Act.

“CSE” means the Canadian Securities Exchange.

“D&O Closing Policy” has the meaning specified in Section 9.01(d).

“D&O Indemnified Party” has the meaning specified in Section 9.01(a).

“DGCL” has the meaning specified in the Recitals.

“Dissenting Shares” has the meaning specified in Section 3.09.

“Earn Out Pro Rata Share” means for each Company Shareholder, a percentage determined by dividing (a) the sum of (i) the total number of shares of Company Common Stock (including the aggregate number of shares of Company Common Stock issuable upon exercise or settlement of all Notes and other derivative securities of the Company held by such Company Shareholder (other than any Company Stock Options)) held by such Company Shareholder as of immediately prior to the Effective Time plus (ii) the total number of shares of Company Common Stock issuable upon conversion of all shares of Company Preferred Stock held by such Company Shareholder as of immediately prior to the Effective Time by (b) the sum of (i) the total number of shares of Company Common Stock (including the aggregate number of shares of Company Common Stock issuable upon exercise or settlement of all Notes and other derivative securities of the Company held by all Company Shareholders (other than any Company Stock Options)) held by all Company Shareholders as of immediately prior to the Effective Time plus (ii) the total number of shares of Company Common Stock issuable upon conversion of all shares of Company Preferred Stock held by all Company Shareholders as of immediately prior to the Effective Time.

“Earn Out Shares” has the meaning specified in Section 4.01(a).

“Effective Time” has the meaning specified in Section 2.01.

“Election Proposal” has the meaning specified in Section 9.03(c).

“Environmental Laws” means any and all applicable Laws relating to pollution or protection of the environment (including natural resources), worker health and safety as it relates to exposure to Hazardous Materials, or the use, generation, storage, emission, transportation, disposal or release of or exposure to Hazardous Materials.

“ERISA” has the meaning specified in Section 5.17(a).

“ERISA Affiliate” has the meaning specified in Section 5.17(e).

“Escrow Amendment” has the meaning specified in Section 4.04.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning specified in Section 3.04(a).

“Extension” has the meaning specified in Section 8.12.

“Final Prospectus” means the final prospectus, dated November 4, 2019, filed by Parent with the SEC and securities regulatory authorities in each of the provinces of Canada other than Quebec.

“Financial Derivative/Hedging Arrangement” means any transaction (including an agreement with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any combination of these transactions.

“Financial Statements” has the meaning specified in Section 5.07(a).

“First Articles of Merger” has the meaning specified in Section 2.01(a).

“First Earn Out Period” means the two-year period beginning on the trading day after the Closing Date.

“First Earn Out Shares” means fifty percent (50%) of the Shareholder Allocable Amount of Parent Common Stock.

“First Merger” has the meaning specified in Section 2.01(a).

“First Required Revenue” means $65,000,000.

“First Price Triggering Event” means the date on which the Common Share Price is greater than or equal to $13.50 during the First Earn Out Period (as adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to shares of Parent Common Stock occurring at or after the Closing).

“First Revenue Triggering Event” means Parent’s gross revenue for the year ending December 31, 2022, as set forth in Parent’s audited income statement included in Parent’s annual report on Form 10-K for the year ending December 31, 2022, filed with the SEC, equals or exceeds the First Required Revenue.

“Foreign Benefit Plan” has the meaning specified in Section 5.17(c).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, state, provincial, municipal, local, or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, arbitrator, court, or tribunal.

“Governmental Order” means any ruling, order, judgment, injunction, edict, decree, writ, stipulation, assessment, determination, or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any material, substance or waste that is listed, regulated, or defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under applicable Environmental Laws, including petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances, mold, fungicides or pesticides.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of: (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money; (b) amounts owing as deferred purchase price for property or services, including “earnout” payments; (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security; (d) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case to the extent drawn); (e) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed; (f) obligations under leases required to be capitalized under GAAP; (g) obligations under any Financial Derivative/Hedging Arrangement; (h) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses “(a)” through “(g)” above; and (i) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations (including unreimbursed expenses or indemnification obligations for which a claim has been made); provided, however, that Indebtedness shall not include (i) accounts payable to trade creditors that are not past due and accrued expenses arising in the ordinary course of business consistent with past practice and (ii) Outstanding Company Expenses.

“Insider Letters” has the meaning specified in Section 8.10.

“Insiders” has the meaning specified in Section 8.10.

“Intellectual Property” means all worldwide rights, title and interest in or to intellectual property, whether protected, created or arising under the laws of the United States or any other jurisdiction, including: (a) all patents and patent applications, including provisional patent applications and any and all substitutions, divisions, continuations, continuations-in-part, reissues, renewals, extensions, reexaminations, patents of addition, and supplementary protection certificates, utility models, inventors’ certificates and any foreign equivalents of the foregoing (including certificates of invention and any applications therefor) (collectively, “Patents”); (b) all trademarks, service marks, brand names, trade dress rights, logos, corporate names, and trade names, and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (collectively, “Trademarks”); (c) all copyrights, works of authorship, literary works, pictorial and graphic works, in each case whether or not registered or published, all applications, registrations, reversions, extensions and renewals of any of the foregoing, and all moral rights, however denominated (collectively, “Copyrights”); (d) all Internet domain names and social media accounts; (e) all trade secrets, know-how, technology, Software, discoveries, improvements, formulae, confidential and proprietary information, technical information, techniques, inventions, designs, drawings, procedures, processes, models, in each case, whether or not patentable or copyrightable (collectively “Trade Secrets”); and (f) all other intellectual property and intellectual property rights.

“Intended Tax Treatment” has the meaning specified in Section 2.07.

“Interim Period” has the meaning specified in Section 7.01.

“Investor Representations Letter” has the meaning specified in Section 7.07.

“Issuance Proposal” has the meaning specified in Section 9.03(c).

“IT Systems” means all information technology, computers, computer systems, communications systems software, firmware, hardware, networks, servers, interfaces, platforms and computer equipment owned, licensed, leased or otherwise used by the Company or any of its Subsidiaries.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Law” means any statute, law, constitution, treaty, principle of common law, resolution, code, ordinance, rule, regulation, or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” has the meaning specified in Section 5.22(b).

“Licensed Intellectual Property” means all Intellectual Property (other than Owned Intellectual Property) used, practiced, or held for use or practice by the Company or any of its Subsidiaries.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, easement, right of way, purchase option, right of first refusal, covenant, restriction, security interest, title defect, encroachment or other survey defect, or other lien or encumbrance of any kind, except for any restrictions arising under any applicable Securities Laws.

“Lockup Expiration Date” means the date that is 180 days after the Closing Date.

“Material Adverse Effect” means any event, change, circumstance or development that (a) has a material adverse effect on the assets, business, results of operations or financial condition of the Company and its Subsidiaries, taken as whole, or Parent, First Merger Sub and Second Merger Sub, taken together, as applicable; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” (except in the case of clauses “(i),” “(ii),” “(iv),” “(v)” and “(vi),” in each case, to the extent that such change has a disproportionate impact on the Company and its Subsidiaries, taken as a whole, or Parent First Merger Sub and Second Merger Sub, taken together, as applicable, as compared to other industry participants, it being understood that only the disproportionate effect shall be taken into account): (i) any change or development in applicable Laws or GAAP or any official interpretation thereof, in each case, following the date of this Agreement; (ii) any change or development (including any downturn) in interest rates or general economic, political (including relating to any federal, state or local election), business, financial, commodity, currency or market conditions generally, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iii) the announcement or the execution of this Agreement or the pendency or consummation of the Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities); (iv) any change generally affecting any of the industries or markets in which the Company or its Subsidiaries operate or the economy as a whole; (v) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural or man-made disaster, pandemic, epidemic or disease outbreak (including COVID-19), act of God or other force majeure event; (vi) any regional, state, local, national or international political or social conditions (or changes thereof) in countries in which the Company operates, including civil or social unrest, terrorism, acts of war, or sabotage or the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel; (vii) any failure of the Company and its Subsidiaries, taken as a whole, to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue earnings, cash flow or cash position (it being understood that the facts giving rise to such failure may be taken into account in determining whether there has been a Material Adverse Effect); (viii) compliance by the Company with covenants set forth in Section 7.01(a) through Section 7.01(t) or the taking of any action by the Company or any Subsidiary with the prior written consent of Parent or the taking of any action by Parent or First Merger Sub or Second Merger Sub with the prior written consent of the Company; or (ix) any matter set forth on Schedule 5.09 or (b) would prevent, materially delay or materially impede the performance by the Company or Parent, First Merger Sub and Second Merger Sub, taken together, as applicable, of their respective obligations under this Agreement or the consummation of the Merger.

“Material Permits” has the meaning specified in Section 5.26.

“Mergers” means, collectively, the First Merger and the Second Merger.

“Minimum Cash Condition” has the meaning specified in Section 10.03(f).

“Most Recent Financial Statements” has the meaning specified in Section 5.07(a)(ii).

“Most Recent Financial Statements Date” has the meaning specified in Section 5.07(a)(ii).

“Nasdaq” has the meaning specified in Section 6.15.

“NEO Exchange” means the NEO Exchange, a Canadian national stock exchange based in Toronto, Canada.

“Net Sponsor Promote Shares” has the meaning specified in Section 4.04(a).

“Non-Redemption Requirement” has the meaning specified in Section 8.10.

“Notes” has the meaning specified in the Recitals hereto.

“Note Purchase Agreement” has the meaning specified in the Recitals hereto.

“Note Subscribers” has the meaning specified in the Recitals hereto.

“Offer” has the meaning specified in the Recitals hereto.

“Open Source Software” means any Software that is subject to or licensed, provided or distributed under any license meeting the Open Source Definition (as promulgated by the Open Source Initiative as of the date of this Agreement) or the Free Software Definition (as promulgated by the Free Software Foundation as of the date of this Agreement) or any similar license for “free,” “publicly available” or “open source” Software, including the GNU General Public License, the Lesser GNU General Public License, the Apache License, the BSD License, Mozilla Public License (MPL), the MIT License.

“Outstanding Company Expenses” has the meaning specified in Section 2.04(b).

“Outstanding Parent Expenses” has the meaning specified in Section 2.04(a).

“Owned Company Software” means all Software owned or purported to be owned by the Company or any of its Subsidiaries.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Parent” has the meaning specified in the Preamble hereto.

“Parent A&R Bylaws” has the meaning specified in the Recitals hereto.

“Parent A&R Charter” has the meaning specified in the Recitals hereto.

“Parent Affiliate Agreement” has the meaning specified in Section 6.18.

“Parent and Merger Sub Representations” means the representations and warranties of each of Parent, First Merger Sub and Second Merger Sub expressly and specifically set forth in Article VI of this Agreement, as qualified by the Parent Schedules. For the avoidance of doubt, the Parent and Merger Sub Representations are solely made by Parent, First Merger Sub and Second Merger Sub.

“Parent Benefit Plans” has the meaning specified in Section 6.06.

“Parent Board” means the board of directors of Parent.

“Parent Board Recommendation” has the meaning specified in Section 9.03(d).

“Parent Borrowings” has the meaning specified in Section 8.11.

“Parent Change in Recommendation” has the meaning specified in Section 9.03(e).

“Parent Common Stock” means Parent’s Common Stock, par value $0.0001 per share.

“Parent Cure Period” has the meaning specified in Section 11.01(c).

“Parent D&O Tail” has the meaning specified in Section 9.01(c).

“Parent Earn Out Plan” has the meaning specified in Section 9.07(a).

“Parent Earn Out Plan Proposal” has the meaning specified in Section 9.03(c).

“Parent ESPP” has the meaning specified in Section 9.07(a).

“Parent ESPP Proposal” has the meaning specified in Section 9.03(c).

“Parent Group” has the meaning specified in Section 12.17(b).

“Parent Incentive Plan” has the meaning specified in Section 9.07(a).

“Parent Incentive Plan Proposal” has the meaning specified in Section 9.03(c).

“Parent Intervening Event” means an event, fact, development, circumstance or occurrence (but specifically excluding any Business Combination Proposal, any changes in capital markets or any declines or improvements in financial markets or the timing of any approval or clearance of any Governmental Authority required for the consummation of the Mergers) that materially and negatively affects the business, assets, operations or prospects of the Company and its Subsidiaries, taken as a whole, and that was not known by and was not reasonably foreseeable to the Parent Board as of the date of this Agreement (or the consequences of which were not reasonably foreseeable to the Parent Board as of the date hereof), and that becomes known to the Parent Board after the date of this Agreement.

“Parent Intervening Event Notice” has the meaning specified in Section 9.03(e).

“Parent Intervening Event Notice Period” has the meaning specified in Section 9.03(e).

“Parent Organizational Documents” means Parent’s Certificate of Incorporation and Parent’s Bylaws, in each case as may be amended from time to time in accordance with the terms of this Agreement.

“Parent Preferred Stock” means Parent’s Preferred Stock, par value $0.0001 per share.

“Parent Privileged Communications” has the meaning specified in Section 12.17(b).

“Parent Schedules” means the disclosure schedules of Parent, First Merger Sub and Second Merger Sub.

“Parent SEC Reports” has the meaning specified in Section 6.11(a).

“Parent Stockholder” means a holder of Parent Common Stock.

“Parent Stockholder Approval” has the meaning specified in Section 6.02(b).

“Parent Units” means equity securities of Parent each consisting of one share of Parent Common Stock and one-half of one Parent Warrant.

“Parent Warrant” means a whole warrant entitling the holder to purchase one share of Parent Common Stock.

“Partial First Earn Out Shares” has the meaning specified in Section 4.01(a)(i).

“Partial Second Earn Out Shares” has the meaning specified in Section 4.01(a)(ii).

“PCAOB” means the Public Company Accounting Oversight Board (United States).

“Per Share Company Common Stock Consideration” means, with respect to each share of Company Common Stock, a number of shares of Parent Common Stock equal to the result of (a) Aggregate Company Stock Consideration divided by (b) the number of Company Stock Adjusted Fully Diluted Shares.

“Per Share Company Preferred Stock Consideration” means, with respect to each share of Company Preferred Stock, a number of shares of Parent Common Stock equal to the product of (a) the Per Share Company Common Stock Consideration multiplied by (b) the number of shares of Company Common Stock issuable upon conversion of such share of Company Preferred Stock as of immediately prior to the Effective Time.

“Permits” means all permits, licenses, certificates of authority, authorizations, approvals, registrations, and other similar consents issued by or obtained from a Governmental Authority.

“Permitted Liens” means: (a) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens: (i) that arise in the ordinary course of business; (ii) that relate to amounts not yet delinquent; or (iii) that are being contested in good faith through appropriate Actions, and either are not material or where appropriate reserves for the amount being contested have been established in accordance with GAAP; (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (c) Liens for Taxes (i) not yet due and payable or (ii) which are being contested in good faith through appropriate Actions and only to the extent appropriate reserves have been established in accordance with GAAP; (d) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not, individually or in the aggregate, materially interfere with the present uses of such real property; (e) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business; (f) gaps or defects in the chain of title that are not material to the Company and its Subsidiaries, taken as a whole, and are evident from the publicly available records of the applicable Governmental Authority maintaining such records; (g) Liens that secure obligations that are reflected as liabilities on the balance sheet included in the Most Recent Financial Statements (which such Liens are referenced or Liens the existence of which is referred to in the notes to the balance sheet included in the Most Recent Financial Statements); and (h) Liens described on Schedule 1.01(a).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Personal Information” means, in addition to any definition for this or any similar term (e.g., “personal data” or “personally identifiable information”) provided by applicable Privacy Law or by the Company or any of its Subsidiaries in any of their privacy policies, notices or contracts, all information that identifies, can be used to identify or is otherwise associated with an individual person. Personal Information may relate to any individual, including a current, prospective, or former customer, end user or employee of any Person, and includes information in any form or media, whether paper, electronic, or otherwise.

“Plan Allocable Amount” means an aggregate number of shares of Parent Common Stock equal to: (a) the Plan Earn Out Share multiplied by (b) 6,000,000.

“Plan Earn Out Share” means a ratio with a: (a) numerator equal to the aggregate number shares of Company Common Stock issuable upon the exercise or settlement of any Company Stock Option (vested or unvested)) as of immediately prior to the Effective Time, and (b) denominator equal to the aggregate number of (i) shares of Company Common Stock issued and outstanding as of immediately prior to the Effective Time (including shares of Company Common Stock issued upon conversion of the Notes but excluding Dissenting Shares) plus (ii) the aggregate number of shares of Company Common Stock issuable upon conversion of all shares of Company Preferred Stock issued and outstanding as of immediately prior to the Effective Time plus (iii) the aggregate number of shares of Company Common Stock issuable upon the exercise or settlement of all Company Stock Options (vested or unvested) issued and outstanding as of immediately prior to the Effective Time.

“Privacy Laws” means any and all applicable Laws (including of any applicable foreign jurisdiction) relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, disposal, destruction, disclosure, transfer (including cross-border) or security of Personal Information, and all applicable Laws relating to breach notification in connection with Personal Information. The term “Privacy Laws” shall also include the Payment Card Industry Data Security Standard.

“Proposals” has the meaning specified in Section 9.03(c).

“Proxy Statement” means the proxy statement filed by Parent as part of the Registration Statement with respect to the Special Meeting for the purpose of soliciting proxies from Parent Stockholders to approve the Proposals (which shall also provide the Parent Stockholders with the opportunity to redeem their shares of Parent Common Stock in conjunction with a stockholder vote on the Business Combination).

“Real Estate Lease Documents” has the meaning specified in Section 5.22(b).

“Redeeming Stockholder” means a Parent Stockholder who demands that Parent redeem its Parent Common Stock for cash in connection with the transactions contemplated hereby or in connection with an Extension and in accordance with the Parent Organizational Documents.

“Registration Statement” has the meaning specified in Section 9.03(a).

“Representative” means, as to any Person, any of the officers, directors, managers, employees, agents, representatives, counsel, accountants, financial advisors, lenders, debt financing sources and consultants of such Person.

“Required Parent Stockholder Approval” has the meaning set forth in Section 6.02(b).

“Rollover Option” has the meaning set forth in Section 3.05(a).

“Sanctioned Person” means at any time any Person who is: (a) listed on any sanctions-related list of designated or blocked persons; (b) a Governmental Authority of, resident in, or organized under the Laws of a country or territory that is the target of comprehensive Sanctions Laws from time to time (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region); or (c) majority-owned or controlled by any Person meeting the criteria in section “(a)” or “(b)” above.

“Sanctions Laws” has the meaning set forth in Section 5.13(c).

“SEC” means the United States Securities and Exchange Commission.

“Second Articles of Merger” has the meaning set forth in Section 2.01(b).

“Second Earn Out Period” means the three-year period beginning on the trading day after the Closing Date.

“Second Earn Out Shares” means fifty percent (50%) of the Shareholder Allocable Amount of Parent Common Stock.

“Second Effective Time” has the meaning set forth in Section 2.01(b).

“Second Merger” has the meaning set forth in Section 2.01(b).

“Second Required Revenue” means $101,000,000.

“Second Price Triggering Event” means the date on which the Common Share Price is greater than or equal to $15.50 during the Second Earn Out Period (as adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to shares of Parent Common Stock occurring at or after the Closing).

“Second Revenue Triggering Event” means Parent’s gross revenue for the year ending December 31, 2023, as set forth in Parent’s audited income statement included in Parent’s annual report on Form 10-K for the year ending December 31, 2023, filed with the SEC, equals or exceeds the Second Required Revenue.

“Securities Act” means the Securities Act of 1933.

“Securities Laws” means the securities laws of any state, federal or foreign jurisdiction or entity and the rules and regulations promulgated thereunder.

“Significant Customers” has the meaning specified in Section 5.24(a).

“Significant Suppliers” has the meaning specified in Section 5.24(a).

“Shareholder Allocable Amount” means an aggregate number of shares equal to: (a) the Shareholder Pro Rata Share multiplied by (b) 6,000,000.

“Shareholder Pro Rata Share” means a ratio with a: (a) numerator equal to the sum of (i) aggregate number of shares of Company Common Stock issued and outstanding as of immediately prior to the Effective Time (including shares of Company Common Stock issued upon conversion of the Notes but excluding Dissenting Shares and excluding the aggregate number of shares of Company Common Stock issuable upon the exercise or settlement of all Company Stock Options (vested or unvested) issued and outstanding as of immediately prior to the Effective Time) plus (ii) the aggregate number of shares of Company Common Stock issuable upon conversion of all shares of Company Preferred Stock issued and outstanding as of immediately prior to the Effective Time, and (b) denominator equal to the sum of (i) shares of Company Common Stock issued and outstanding as of immediately prior to the Effective Time (including shares of Company Common Stock issued upon conversion of the Notes but excluding Dissenting Shares) plus (ii) the aggregate number of shares of Company Common Stock issuable upon conversion of all shares of Company Preferred Stock issued and outstanding as of immediately prior to the Effective Time plus (iii) the aggregate number of shares of Company Common Stock issuable upon the exercise or settlement of all Company Stock Options (vested or unvested) issued and outstanding as of immediately prior to the Effective Time.

“Shareholder Written Consent” has the meaning specified in Section 7.07.

“Social Unrest Measures” means any Law, Governmental Order, Action, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to any social or civil unrest.

“Software” means any and all: (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) documentation relating to any of the foregoing, including user manuals and other training documentation.

“Special Meeting” means a meeting of the holders of Parent Common Stock to be held for the purpose of approving the Proposals.

“Sponsor” means Merida Holdings, LLC, a Delaware limited liability company.

“Sponsor Agreement” has the meaning specified in Section 4.03.

“Sponsor Promote Shares” means an aggregate of 3,250,388 shares of Parent Common Stock issued to Sponsor prior to Parent’s initial public offering.

“Sponsor Reduced Shares” has the meaning specified in Section 4.04(a)(i).

“Stimulus Funds” has the meaning specified in Section 5.07(c).

“Stock Escrow Agreement” means that certain stock escrow agreement dated as of November 4, 2019, among Continental, Parent, and the Sponsor.

“Subsidiary” means with respect to any Person, any partnership, limited liability company, corporation or other business entity of which: (a) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (b) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.

“Superior Proposal” means a bona fide written Acquisition Proposal made after the date hereof, that did not result from a breach of Section 7.08, that the Company Board in good faith determines (after consultation with its outside legal counsel and financial advisor(s)) is reasonably likely to be consummated in accordance with its terms and would, if consummated, result in a transaction that is more favorable from a financial point of view to the Company Shareholders (solely in their capacity as such) than the Transactions after taking into account all such factors and matters deemed relevant in good faith by the Company Board; provided that for purposes of the definition of “Superior Proposal,” the term “Acquisition Proposal” shall have the meaning assigned to such term herein, except that the references to “15%” in such definition shall be deemed to be references to “50%.”

“Support Agreement” has the meaning specified in the Recitals hereto.

“Surviving Corporation” has the meaning specified in Section 2.01.

“Surviving Entity” has the meaning set forth in Section 2.01(b).

“Surviving Provisions” has the meaning specified in Section 11.01(g).

“Tax” means (a) any federal, state, provincial, territorial, local, foreign and other tax, assessment, fee, duty, levy, impost or other charge of any kind whatsoever of any Governmental Authority, in each case to the extent the foregoing are in the nature of a tax, including any income, alternative or add-on minimum, franchise, gross income, adjusted gross income or gross receipts, employment, unemployment, compensation, utility, social security (or similar), withholding, payroll, ad valorem, transfer, windfall profits, franchise, license, branch, excise, severance, production, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, capital gains, goods and services, estimated, customs duties, sales, use, or other tax, governmental fee or other like assessment in the nature of a tax and (b) any interest, penalty, fine, levy, impost, duty, charge, addition to tax or additional amount imposed with respect thereto by a Governmental Authority.

“Tax Return” means any return, report, statement, refund, claim, election, disclosure, declaration, information report or return, statement, estimate or other document filed or required to be filed with a Governmental Authority with respect to Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Terminating Company Breach” has the meaning specified in Section 11.01(b).

“Terminating Parent Breach” has the meaning specified in Section 11.01(c).

“Termination Date” has the meaning specified in Section 11.01(a).

“Trading Market” means, with respect to a security, Nasdaq or such other securities exchange on which such security is traded.

“Transaction Agreements” means this Agreement, the A&R Registration Rights Agreement, the Confidentiality Agreement, the Parent A&R Charter, the Parent A&R Bylaws, the Sponsor Agreement, the Escrow Amendment, the Support Agreement and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transaction Proposal” has the meaning specified in Section 9.03(c).

“Transactions” means the transactions contemplated by this Agreement to occur at or immediately prior to the Closing, including the Mergers.

“Treasury Regulations” means the regulations promulgated under the Code.

“Triggering Events” means, collectively, the First Revenue Triggering Event, First Price Triggering Event, Second Revenue Triggering Event, and Second Price Triggering Event.

“Trust Account” has the meaning specified in Section 6.08.

“Trust Agreement” has the meaning specified in Section 6.08.

“Trustee” has the meaning specified in Section 6.08.

“USML” has the meaning set forth in Section 5.13(c).

“VWAP” means, with respect to any security, for each trading day, the daily volume weighted average price (based on such trading day) of such security on the Trading Market as reported by Bloomberg Financial L.P. using the AQR function.

“Waiving Parties” has the meaning specified in Section 12.17(a).

“WARN” means the federal Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” Law.

“Warrant Agreement” means that certain Warrant Agreement, dated as of November 4, 2019, between Parent and Continental, as warrant agent.

“WBCA” has the meaning specified in the Recitals hereto.

“Willful Breach” means, with respect to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.

“WLLCA” has the meaning specified in the Recitals.

1.02 Construction.

(a) Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article,” “Section,” “Schedule,” “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified; (v) the word “including” means “including without limitation”; and (vi) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending, or replacing the statute or regulation.

(d) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g) The phrases “delivered,” “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than two Business Days prior to the date of this Agreement to the party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such party or its legal counsel via electronic mail or hard copy form.

1.03 Knowledge. As used herein, the phrase “to the knowledge” means the actual knowledge of (a) in the case of the Company, the individuals set forth on Schedule 1.03(a), and (b) in the case of Parent, the individuals set forth on Schedule 1.03(b).

Article II
THE MERGERS; CLOSING

2.01 The Mergers.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, First Merger Sub shall be merged with and into the Company (the “First Merger”), with the Company being the surviving corporation (which, in its capacity as the surviving corporation of the First Merger, is sometimes hereinafter referred to as the “Surviving Corporation”) following the First Merger, and the separate corporate existence of First Merger Sub shall cease. The First Merger shall be consummated in accordance with this Agreement and the WBCA and evidenced by articles of merger between First Merger Sub and the Company (the “First Articles of Merger”), such First Merger to be consummated immediately upon filing of the First Articles of Merger or at such later time as may be agreed by Parent and the Company in writing and specified in the First Articles of Merger (the “Effective Time”).

(b) Upon the terms and subject to the conditions set forth in this Agreement, at the Second Effective Time, the Surviving Corporation shall be merged with and into Second Merger Sub (the “Second Merger”), with Second Merger Sub being the surviving company (which, in its capacity as the surviving company of the Second Merger, is sometimes hereinafter referred to as the “Surviving Entity”) following the Second Merger, and the separate corporate existence of the Surviving Corporation shall cease. The Second Merger shall be consummated in accordance with this Agreement, the WBCA, and the WLLCA and evidenced by an articles of merger between Second Merger Sub and the Surviving Corporation (the “Second Articles of Merger”), such Second Merger to be consummated immediately upon filing of the Second Articles of Merger or at such later time as may be agreed by Parent and the Company in writing and specified in the Second Articles of Merger (the “Second Effective Time”).

2.02 Effects of the Mergers.

(a) The First Merger shall have the effects set forth in this Agreement and the WBCA. Without limiting the generality of the foregoing and subject thereto, by virtue of the First Merger and without further act or deed, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and First Merger Sub shall vest in the Surviving Corporation and all of the debts, liabilities and duties of the Company and First Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

(b) The Second Merger shall have the effects set forth in this Agreement, the WBCA and the WLLCA. Without limiting the generality of the foregoing and subject thereto, by virtue of the Second Merger and without further act or deed, at the Second Effective Time, all of the property, rights, privileges, powers and franchises of the Surviving Corporation and Second Merger Sub shall vest in the Surviving Entity and all of the debts, liabilities and duties of the Surviving Corporation and Second Merger Sub shall become the debts, liabilities and duties of the Surviving Entity.

2.03 Closing. Pursuant to the terms and subject to the conditions set forth in this Agreement, the closing of the First Merger (the “Closing”) shall take place electronically through the exchange of documents via e-mail or facsimile on the date to be specified by the Parties, which shall be no later than the third Business Day after the date on which all conditions set forth in Article X shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such later time as Parent and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Subject to the satisfaction or waiver of all of the conditions set forth in Article X of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date, (a) the Company and First Merger Sub shall cause the First Articles of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Washington as provided in the WBCA and (b) as soon as practicable following the Effective Time, but in all events within two Business Days after the Closing Date, the Surviving Corporation and Second Merger Sub shall cause the Second Articles of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Washington, as provided in the WBCA and WLLCA. Upon the Closing, Parent shall be renamed “Leafly Holdings, Inc.”

2.04 Payment of Expenses. No sooner than five nor later than two Business Days prior to the Closing Date:

(a) Parent shall provide to the Company written notice setting forth a list of all third party fees and expenses incurred by Parent and Merger Sub up to such date in connection with or in relation to the preparation, negotiation and execution of this Agreement and the consummation of the Transactions, or otherwise in connection with Parent’s operations (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses will be unpaid as of the close of business on the Business Day immediately preceding the Closing Date, including, but not limited to, the: (i) fees and disbursements of outside counsel to Parent, First Merger Sub and Second Merger Sub, (ii) fees and expenses of Parent, First Merger Sub and Second Merger Sub for any other agents, advisors, consultants, experts, financial advisors, brokers, finders or investment bankers employed in connection with the Transactions, including any financing related to the Transactions, (iii) all costs, fees and expenses related to the Parent D&O Tail, (iv) the aggregate amount of Parent Borrowings, if any (all of the foregoing, collectively, the “Outstanding Parent Expenses”). On the Closing Date following the Closing, Parent shall pay or cause to be paid by wire transfer of immediately available funds the Outstanding Parent Expenses.

(b) The Company shall provide to Parent a written report setting forth a list of all third party fees and expenses incurred by the Company up to such date in connection with or in relation to the preparation, negotiation and execution of this Agreement and the consummation of the Transactions (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses will be unpaid as of the close of business on the Business Day immediately preceding the Closing Date, including, but not limited to, the: (i) fees and disbursements of outside counsel to the Company and Company management incurred in connection with the transactions contemplated hereby, (ii) fees and expenses of any other agents, advisors, consultants, experts, financial advisors, brokers, finders or investment bankers employed by the Company in connection with the transactions contemplated hereby, and (iii) all costs, fees and expenses related to the Company D&O Tail (collectively, the “Outstanding Company Expenses”). On the Closing Date following the Closing, Parent shall pay or cause the Surviving Entity to pay by wire transfer of immediately available funds the Outstanding Company Expenses.

2.05 Organizational Documents of the Surviving Corporation and the Surviving Entity. Subject to Section 9.01, at the Effective Time, the articles of incorporation and bylaws of the Surviving Corporation shall be amended to read the same as the articles of incorporation and bylaws of First Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “Leafly Operating, Inc.”. Subject to Section 9.01, at the Second Effective Time, the certificate of formation and operating agreement of the Surviving Entity shall be amended and restated in a form mutually agreed by Parent and the Company prior to the Closing Date. Upon the Second Effective Time, the Surviving Corporation shall be renamed Leafly, LLC.

2.06 Directors and Officers of the Surviving Corporation and the Surviving Entity. Each of the Persons who is an officer of the Company immediately before the Effective Time will continue in the same position as an officer of the Surviving Corporation until he or she resigns or is removed from that position by the Board of Directors of the Surviving Corporation. Beginning at the Effective Time, the Persons designated by Parent, acting through its post-First Merger Board of Directors, will serve as the directors of the Surviving Corporation. Immediately following the Second Effective Time, the (a) directors of the Surviving Corporation shall be designated as the managers of the Surviving Entity and (b) the officers of the Surviving Corporation shall be designated as officers of the Surviving Entity, in each case, as set forth in the operating agreement of the Surviving Entity.

2.07 Tax Free Reorganization Matters. The parties hereto intend that, for U.S. federal income Tax purposes, (a) the Mergers will be treated as an integrated transaction and together will qualify as a single “reorganization” within the meaning of Section 368(a) of the Code to which each of Parent, First Merger Sub, Second Merger Sub, and the Company are to be parties under Section 368(b) of the Code; and (b) any Earn Out Shares that are issued (including as a result of an Acceleration Event) will be treated as an adjustment to the Aggregate Company Stock Consideration for Tax purposes that is eligible for non-recognition treatment under the Code and Treasury Regulations in connection with the reorganization described in clause (a) (and will not be treated as “other property” within the meaning of Section 356 of the Code) (clauses (a) and (b) together, the “Intended Tax Treatment”). This Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3. None of the parties hereto shall (and each party hereto shall cause its Affiliates not to) take any action (or fail to take any action) which action (or failure to act), whether before or after consummation of the Mergers, would reasonably be expected to prevent or impede the Mergers and the applicable issuance(s) of Earn Out Shares from qualifying for the Intended Tax Treatment, and each party hereto shall report the Mergers and the issuances of any Earn Out Shares, for U.S. federal income Tax purposes, in a manner that is consistent with the Intended Tax Treatment, unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state or local law) after the relevant party makes a good faith effort to defend the Intended Tax Treatment. The parties shall cooperate with each other and their respective counsel to document and support the Tax treatment of the Transactions contemplated hereby as being consistent with the Intended Tax Treatment, including by providing customary Tax representation letters for purposes of rendering any Tax opinions.

Article III
EFFECTS OF THE MERGERS

3.01 Treatment of Company Common Stock and Company Preferred Stock in the First Merger. Subject to the provisions of this Agreement:

(a) At the Effective Time, by virtue of the First Merger and without any action on the part of any holder thereof, each share of Company Common Stock that is issued and outstanding as of immediately prior to the Effective Time (including shares of Company Common Stock issued upon conversion of the Notes, but not including the Dissenting Shares, if any), shall thereupon be converted into the right to receive, and the holder of such share of Company Common Stock shall be entitled to receive, the Per Share Company Common Stock Consideration pursuant to this Section 3.01(a) and a number of Earn Out Shares in accordance with Article IV, and following the conversion of such share of Company Common Stock into the right to receive the Per Share Company Common Stock Consideration pursuant to this Section 3.01(a) and a number of Earn Out Shares in accordance with Article IV, such share of Company Common Stock so converted shall no longer be outstanding and shall cease to exist, and the holder of such share of Company Common Stock shall thereafter cease to have any rights with respect to such share, except the right to receive the Per Share Company Common Stock Consideration pursuant to this Section 3.01(a) and a number of Earn Out Shares in accordance with Article IV.

(b) At the Effective Time, by virtue of the First Merger and without any action on the part of any holder thereof, each share of Company Preferred Stock that is issued and outstanding as of immediately prior to the Effective Time (other than the Dissenting Shares, if any), shall thereupon be converted into the right to receive, and the holder of such share of Company Preferred Stock shall be entitled to receive, the Per Share Company Preferred Stock Consideration pursuant to this Section 3.01(b) and a number of Earn Out Shares in accordance with Article IV, and following the conversion of such share of Company Preferred Stock into the right to receive the Per Share Company Preferred Stock Consideration pursuant to this Section 3.01(b) and the Earn Out Shares in accordance with Article IV, such share of Company Preferred Stock so converted shall no longer be outstanding and shall cease to exist, and the holder of such share of Company Preferred Stock shall thereafter cease to have any rights with respect to such share, except the right to receive the Per Share Company Preferred Stock Consideration pursuant to this Section 3.01(b) and the Earn Out Shares in accordance with Article IV;

(c) At the Effective Time, by virtue of the First Merger and without any action on the part of any holder thereof, each share of common stock, par value $0.0001 per share, of First Merger Sub issued and outstanding as of immediately prior to the Effective Time shall no longer be outstanding and shall thereupon be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation, and the shares of common stock of the Surviving Corporation resulting from the conversion of shares of common stock of First Merger Sub pursuant to this Section 3.01(c) shall constitute the only outstanding shares of capital stock of the Surviving Corporation as of immediately following the Effective Time; and

(d) At the Effective Time, by virtue of the First Merger and without any action on the part of any holder thereof, each share of capital stock of the Company held in the treasury of the Company as of immediately prior to the Effective Time shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto.

3.02 Treatment of Capital Stock and Equity Interests in the Second Merger. Upon the terms and subject to the conditions of this Agreement, at the Second Effective Time, by virtue of the Second Merger and without any action on the part of any party hereto, any Company Shareholder or any holder of any shares of capital stock or other equity interests of Parent, the Surviving Corporation or Second Merger Sub: (a) each share of common stock of the Surviving Corporation issued and outstanding as of immediately prior to the Second Effective Time shall be cancelled and shall cease to exist without any conversion thereof or payment therefor; and (b) the membership interests of the Second Merger Sub outstanding immediately prior to the Second Effective Time shall be converted into and become the membership interests of the Surviving Entity, which shall constitute 100% of the outstanding equity interests of the Surviving Entity. From and after the Second Effective Time, the membership interests of the Second Merger Sub shall be deemed for all purposes to represent the number of membership interests into which they were converted in accordance with the immediately preceding sentence.

3.03 Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Company Common Stock, will be appropriately adjusted to provide to the holders of such shares the same economic effect as contemplated by this Agreement; provided, however, that this Section 3.03 shall not be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms and conditions of this Agreement.

3.04 Delivery of Per Share Company Common Stock Consideration and Per Share Company Preferred Stock Consideration.

(a) Prior to the Closing, Parent and the Company shall enter into a customary agreement with Continental, acting in its capacity as exchange agent (the “Exchange Agent”), for the payment of the Aggregate Company Stock Consideration and Earn Out Shares, if earned. If the Exchange Agent requires that, as a condition to receive Per Share Company Common Stock Consideration and/or the Per Share Company Preferred Stock Consideration, as applicable, and Earn Out Shares, that the Company Shareholders deliver a letter of transmittal to the Exchange Agent, then Parent shall cause to be mailed to each Company Shareholder a letter of transmittal for use in such exchange, which letter of transmittal will be in customary form reasonably acceptable to the Company and Exchange Agent.

(b) Each Company Shareholder shall be entitled to receive the Per Share Company Common Stock Consideration and/or the Per Share Company Preferred Stock Consideration, as applicable, and Earn Out Shares (in accordance with his, her or its Earn Out Pro Rata Share), if any, upon receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request, including a duly completed and validly executed letter of transmittal if required by the Exchange Agent in accordance with Section 3.04(a)) and such other documents as may be reasonably requested by the Exchange Agent. From and after the Effective Time, each share of Company Common Stock shall be deemed to represent only the right to receive, upon such surrender, the Per Share Company Common Stock Consideration and/or the Per Share Company Preferred Stock Consideration, as applicable, and a number of Earn Out Shares (in accordance with his, her or its Earn Out Pro Rata Share) in accordance with Article IV which the Company Shareholder holding such share was entitled to receive in respect of such share pursuant to this Section 3.04(b).

3.05 Conversion of Company Stock Options. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof administering the Company Stock Plan) shall adopt such resolutions or take such other actions as may be reasonably required to effect the following:

(a) Effective as of the Effective Time, each Company Stock Option, to the extent then outstanding and unexercised, shall automatically, without any action on the part of the holder thereof, be converted into an option to acquire a number of shares of Parent Common Stock at an adjusted exercise price per share, in each case, as determined under this Section 3.05(a) (each such converted option, a “Rollover Option”). Each Rollover Option shall be subject to the same terms and conditions as were applicable to such corresponding Company Stock Option as of immediately prior to the Effective Time (including applicable vesting conditions), except to the extent such terms or conditions are rendered inoperative by the Transactions. Accordingly, effective as of the Effective Time: (i) each such Rollover Option shall be exercisable solely for shares of Parent Common Stock; (ii) the number of shares of Parent Common Stock subject to each Rollover Option shall be determined by multiplying (A) the number of shares of Company Common Stock subject to the corresponding Company Stock Option as of immediately prior to the Effective Time by (B) the Per Share Company Common Stock Consideration, and then rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; and (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of such Rollover Option shall be determined by dividing (A) the per share exercise price of the Company Stock Option as in effect as of immediately prior to the Effective Time, by (B) the Per Share Company Common Stock Consideration, and then rounding the resulting exercise price up to the nearest whole cent.

(b) Notwithstanding the foregoing, the conversions described in this Section 3.05 will be subject to such modifications, if any, as are required to cause the conversions to be made in a manner consistent with the requirements of Section 409A of the Code and, in the case of any Company Stock Option to which Section 422 of the Code applies, in order to satisfy the requirements of Section 424(a) of the Code.

(c) Prior to the Effective Time, the Company Board shall adopt any resolutions and take any actions which are reasonably necessary and sufficient to cause the Company Stock Plan to terminate as of the Effective Time.

3.06 Notes. Immediately prior to the Effective Time, by virtue of the First Merger and without any action on the part of any holder thereof, all Notes issued pursuant to the Note Purchase Agreement will be converted in accordance with the terms of the Note Purchase Agreement and the Notes into shares of Company Common Stock at the Public Transaction Conversion Price (as such term is defined in the Notes).

3.07 Withholding. Each of Parent, First Merger Sub, Second Merger Sub, the Company, the Surviving Corporation, the Surviving Entity and their respective Affiliates shall be entitled to deduct and withhold from any amounts otherwise deliverable or payable under this Agreement such amounts that any such Persons are required to deduct and withhold with respect to any of the deliveries and payments contemplated by this Agreement under the Code or any other applicable Law. Prior to making any such withholding from amounts deliverable to the holders of Company Common Stock or Company Preferred Stock in connection with this Agreement (other than any such amounts properly treated as compensation for applicable Tax purposes), Parent shall provide reasonable, advance prior notice of such withholding to the Company and reasonably cooperate with the Company (or other applicable persons) to reduce or eliminate such withholding. To the extent that Parent, First Merger Sub, Second Merger Sub, the Company, the Surviving Corporation, the Surviving Entity, or their respective Affiliates withholds such amounts with respect to any Person and pays such withheld amounts to the applicable Governmental Authority, such withheld amounts shall be treated as having been paid to or on behalf of such Person in respect of which such deduction and withholding was made for all purposes.

3.08 No Fractional Shares. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the conversion of Company Common Stock and/or Company Preferred Stock, as applicable, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of Parent Common Stock. In lieu of the issuance of any such fractional share, Parent shall pay to each holder of shares of Company Common Stock and/or Company Preferred Stock, as applicable, who otherwise would be entitled to receive such fractional share an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (a) the amount of the fractional share interest in a share of Parent Common Stock to which such Person otherwise would have been entitled but for this Section 3.08, multiplied by (b) $10.00.

3.09 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock and Company Preferred Stock outstanding as of immediately prior to the Effective Time and owned by a Company Shareholder who is entitled to demand and has properly demanded appraisal for such shares in accordance with, and who complies in all respects with, Chapter 23B.13 of the WBCA (such shares, “Dissenting Shares”), shall not be converted into the right to receive the Per Share Company Common Stock Consideration, Per Share Company Preferred Stock Consideration or the Earn Out Shares and shall instead entitle such Company Shareholder only to such rights as may be granted to him, her or it under the WBCA. If any such Company Shareholder fails to perfect or otherwise waives, withdraws or loses such Company Shareholder’s right to appraisal under Chapter 23B.13 of the WBCA (or other applicable Law), then such Company Shareholder’s Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into and shall be exchangeable solely for the right to receive the Per Share Company Common Stock Consideration and/or Per Share Company Preferred Stock Consideration, as applicable, and the Earn Out Shares (in accordance with his, her or its Earn Out Pro Rata Share), in accordance with this Article III and Article IV. The Company shall give Parent prompt written notice (and in any event within one Business Day) of any demand received by the Company for appraisal of shares of Company Common Stock or Company Preferred Stock, any attempted withdrawal of any such demand, and any other instrument served pursuant to the WBCA and received by the Company, relating to rights to be paid the fair value of Dissenting Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Chapter 23B.13 of the WBCA or agree or commit to do any of the foregoing.

Article IV
EARN OUT AND SPONSOR PROMOTE SHARES

4.01 Issuance of Earn Out Shares.

(a) Following the Closing, and as additional consideration for Company Shareholders, within ten Business Days after the occurrence of a Triggering Event, Parent shall issue or cause to be issued to the Company Shareholders (in accordance with their respective Earn Out Pro Rata Shares) the following shares of Parent Common Stock, as applicable (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or any other like change or transaction with respect to Parent Common Stock occurring at or after the Closing) (as so adjusted, the “Earn Out Shares”), upon the terms and subject to the conditions set forth in this Agreement and the other agreements contemplated hereby:

(i) a one-time issuance of the First Earn Out Shares upon the earlier to occur of the First Revenue Triggering Event or the First Price Triggering Event; provided, that if the First Price Triggering Event has not occurred prior to the date that Parent files its annual report on Form 10-K for the year ending December 31, 2022 and Parent’s gross revenue as set forth in Parent’s audited income statement included in Parent’s annual report on Form 10-K filed with the SEC (“Gross Revenue”) for the year ending December 31, 2022 is less than the First Required Revenue but equals or exceeds 90% of the First Required Revenue, Parent shall make a one-time issuance of such number of Earn Out Shares (not to exceed 50% of the Shareholder Allocable Amount) equal to the product of (A) the First Earn Out Shares and (B) the quotient of Parent’s Gross Revenue for the year ending December 31, 2022, divided by the First Required Revenue (such number of shares, the “Partial First Earn Out Shares”); provided, further, that if the First Price Triggering Event occurs following the issuance of the Partial First Earn Out Shares, Parent shall issue the remaining First Earn Out Shares;

(ii) a one-time issuance of the Second Earn Out Shares upon the earlier to occur of the Second Revenue Triggering Event or the Second Price Triggering Event; provided, that if the Second Price Triggering Event has not occurred prior to the date that Parent files its annual report on Form 10-K for the year ending December 31, 2023 and Parent’s Gross Revenue for the year ending December 31, 2023 is less than the Second Required Revenue but equals or exceeds 90% of the Second Required Revenue, Parent shall make a one-time issuance of such number of Earn Out Shares (not to exceed 50% of the Shareholder Allocable Amount) equal to the product of (A) the Second Earn Out Shares and (B) the quotient of Parent’s Gross Revenue for the year ending December 31, 2023 divided by the Second Required Revenue (such number of shares, the “Partial Second Earn Out Shares”); provided, further, that if the Second Price Triggering Event occurs following the issuance of the Partial Second Earn Out Shares, Parent shall issue the remaining Second Earn Out Shares.

(b) In the event that the Second Earn Out Shares are earned in full pursuant to Section 4.01(a)(ii) at a time when the First Earn Out Shares have not been earned in full, the First Earn Out Shares shall be deemed earned in full and all Earn Out Shares not previously issued shall be issued to the Company Shareholders.

(c) For the avoidance of doubt, the Company Shareholders shall be entitled to receive Earn Out Shares upon the occurrence of each Triggering Event; provided, however, that each Triggering Event shall only occur once, if at all, and in no event shall the Company Shareholders be entitled to receive more than the Shareholder Allocable Amount.

(d) At all times while Earn Out Shares are earnable, Parent shall keep available for issuance a sufficient number of unissued shares of Parent Common Stock to permit Parent to satisfy its issuance obligations set forth in this Section 4.01 and shall take all actions required to increase the authorized number of shares of Parent Common Stock if at any time there shall be insufficient authorized unissued shares to permit such reservation. The Parties understand and agree that (i) the contingent rights to receive any Earn Out Shares shall not be represented by any form of certificate or other instrument, are not transferable except by operation of Law relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in Parent, and (ii) the Company Shareholders shall not have any rights as a stockholder of Parent as a result of the Company Shareholders’ contingent right to receive any Earn Out Shares hereunder.

4.02 Acceleration Event. If, during the First Earn Out Period, there is a Change of Control that will result in the holders of Parent Common Stock receiving a per share price (based on the value of the cash, securities or in-kind consideration being delivered in respect of such Parent Common Stock and after giving effect to the issuance of any Earn Out Shares pursuant to this Section 4.02 in connection with and as part of such Change of Control transaction) equal to or in excess of the Common Share Price required in connection with the First Price Triggering Event, or during the Second Earn Out Period, there is a Change of Control that will result in the holders of Parent Common Stock receiving a per share price (based on the value of the cash, securities or in-kind consideration being delivered in respect of such Parent Common Stock and after giving effect to the issuance of any Earn Out Shares pursuant to this Section 4.02 in connection with and as part of such Change of Control transaction) equal to or in excess of the Common Share Price required in connection with the Second Price Triggering Event (such Change of Control, an “Acceleration Event”), then immediately prior to the consummation of such Change of Control (a) the applicable Triggering Event that has not previously occurred shall be deemed to have occurred and (b) Parent shall issue the applicable Earn Out Shares to the Company Shareholders (in accordance with their respective Earn Out Pro Rata Share), and the Company Shareholders shall be eligible to participate in such Change of Control.

4.03 Sponsor Agreement. Concurrently with the execution of this Agreement, Parent, the Company, and Sponsor have entered into an agreement in the form of Exhibit D hereto (“Sponsor Agreement”), providing that: (a) concurrently with the execution of this Agreement the parties shall enter into the amendment to the Stock Escrow Agreement as set forth in Section 4.04, (b) at the Effective Time, the Sponsor shall forfeit and Parent shall cancel such number of Sponsor Promote Shares equal to the quotient of (i) the amount by which the Outstanding Parent Expenses exceeds $6,500,000 divided by (ii) $10.00; provided, that variable fees paid or required to be paid to capital markets advisory firms engaged by Parent shall not be included for purposes of determining whether the Outstanding Parent Expenses exceeds $6,500,000, and (c) notwithstanding any release from escrow, from the Closing Date until the Lockup Expiration Date, the Sponsor Promote Shares may not be transferred except to certain permitted transferees.

4.04 Amendment to Escrow Agreement. Concurrently with the execution of this Agreement, Parent, the Company, Sponsor and Continental have entered into an amendment substantially in the form of Exhibit E hereto (“Escrow Amendment”) to the Stock Escrow Agreement providing for the following:

(a) after giving effect to the forfeiture of any Sponsor Promote Shares required pursuant to Section 4.03(b), the remaining Sponsor Promote Shares (the “Net Sponsor Promote Shares”) shall be released from escrow as follows:

(i) 50% of the Net Sponsor Promote Shares shall be released from escrow at Closing in the event that the Minimum Cash Condition is satisfied; provided, that if the Company waives compliance with the Minimum Cash Condition hereunder and the Closing Parent Cash delivered by Parent is equal to or exceeds $65,000,000, then the number of Sponsor Promote Shares to be released from escrow pursuant to this clause (i) will be reduced by the number of shares (“Sponsor Reduced Shares”) equal to the product of (A) 24,375 Sponsor Promote Shares multiplied by (B) the quotient of (1) the difference between the Closing Parent Cash and the amount of cash required to satisfy the Minimum Cash Condition, rounded up to the nearest $1,000,000 divided by (2) $1,000,000, up to a maximum reduction of 487,500 Sponsor Promote Shares, and the Sponsor Reduced Shares will remain in escrow until the occurrence of the Second Price Triggering Event pursuant to clause (iii) or forfeiture, as applicable;

(ii) 25% of the Net Sponsor Promote Shares shall be released from escrow upon the occurrence of the First Price Triggering Event;

(iii) all Sponsor Promote Shares then held in escrow (including the Sponsor Reduced Shares, if any, and the Net Sponsor Promote Shares not yet released in connection with clause (ii) above), shall be released from escrow upon the occurrence of the Second Price Triggering Event; and

(iv) if an Acceleration Event occurs at a time when Sponsor Promote Shares are held in escrow, then immediately prior to the consummation of such Change of Control (A) the applicable Triggering Event that has not previously occurred shall be deemed to have occurred and (B) the applicable Net Sponsor Promote Shares will be released from escrow.

(b) On the Business Day following the end of the Second Earn Out Period, all Sponsor Promote Shares not released from escrow in accordance with clause (a) will be forfeited and cancelled by Parent.

Article V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on the face of such disclosure), the Company represents and warrants to Parent, First Merger Sub and Second Merger Sub as follows:

5.01 Corporate Organization of the Company.

(a) The Company has been duly incorporated, is validly existing and is in good standing under the Laws of the State of Washington and has the requisite power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. The Company Organizational Documents previously made available by the Company to Parent are true, correct, and complete and are in effect as of the date of this Agreement. The Company is in compliance in all material respects with the Company Organizational Documents.

(b) The Company is licensed or duly qualified and in good standing as a foreign company in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, except where the failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

5.02 Subsidiaries.

(a) The Subsidiaries of the Company as of the date hereof are set forth on Schedule 5.02, including a description, in each case as of the date hereof, of the capitalization of each such Subsidiary and the names of the record owners of all securities and other equity interests in each Subsidiary. Each Subsidiary has been duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization and has the organizational power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted, in each case, except where the failure to be so licensed or qualified or to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Subsidiary is duly licensed or qualified and in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The certificate of incorporation and bylaws (or analogous organizational documents) of each of the Company’s Subsidiaries previously made available by the Company to Parent are true, correct, and complete and are in effect as of the date of this Agreement.

(b) As of the date hereof, except for the Company’s or any of its Subsidiaries’ ownership interest in such Subsidiaries, neither the Company nor its Subsidiaries own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

5.03 Due Authorization.

(a) The Company has all requisite company power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is a party and (subject to the approvals described in Section 5.05 and the adoption of this Agreement and the approval of the Transactions by holders of (i) a majority of the voting power of the outstanding Company Class 1 Common Stock and (ii) a majority of the voting power of the Company Class 1 Common Stock, Company Class 2 Common Stock, Class 3 Common Stock and Company Preferred Stock voting together as a single class (the majorities described in clauses “(i),” and “(ii),” collectively, the “Company Requisite Approval”)), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Company Board and, upon receipt of the Company Requisite Approval, no other company proceeding on the part of the Company is necessary to authorize or adopt this Agreement or such other Transaction Agreements or to authorize the Company’s performance hereunder or thereunder. This Agreement has been, and each such other Transaction Agreement have been or will be, as applicable, duly and validly executed and delivered by the Company and, assuming due authorization and execution by each other party hereto and thereto, constitutes, or will constitute, as applicable, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Company Requisite Approval is the only vote of the holders of any class or series of capital stock of the Company required to approve and adopt this Agreement and approve the transactions contemplated hereby. All actions relating to the solicitation and obtaining of the Company Requisite Approval pursuant to the Shareholder Written Consent have been taken in compliance with applicable Law in the State of Washington.

(b) At a meeting duly called and held, the Company Board has unanimously: (i) determined that this Agreement and the transactions contemplated hereby are fair to, advisable and in the best interests of the Company and its shareholders; (ii) approved the transactions contemplated by this Agreement; and (iii) recommended to the shareholders of the Company that they adopt this Agreement and approve each of the matters requiring Company Requisite Approval.

5.04 No Conflict. Except as set forth on Schedule 5.04, the Company’s execution, delivery and performance of this Agreement and each other Transaction Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not: (a) conflict with or violate any provision of, or result in the breach of, any of the Company Organizational Documents or any certificate of formation, bylaws or other organizational document of any of the Company’s Subsidiaries; (b) result in any violation of any provision of any Law, Permit or Governmental Order applicable to the Company or any of its Subsidiaries, or any of their respective properties or assets; (c) violate or result in a default or breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract set forth on Schedule 5.16(a) (or required to be set forth on Schedule 5.16(a)), or any Real Estate Lease Document to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective assets or properties may be bound or affected; or (d) result in the creation of any Lien upon any of the properties, equity interests or assets of the Company or any of its Subsidiaries, except, in the case of clauses “(b),” “(c)” or “(d)” above, for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. No “fair price,” “moratorium,” “control share acquisition,” “supermajority,” “affiliate transactions,” “business combination,” or other similar anti-takeover statute or regulation enacted under any federal, state, local, or foreign laws applicable to the Company is applicable to this Agreement, the Merger, or any of the other Transactions.

5.05 Governmental Authorities; Consents. No consent, approval or authorization of, notice to or designation, declaration or filing with any Governmental Authority, or approval, consent waiver or authorization from any Governmental Authority, is required on the part of the Company or any of its Subsidiaries with respect to the Company’s execution, delivery or performance of this Agreement or any other Transaction Agreement or the consummation of the transactions contemplated hereby or thereby, except for: (a) applicable requirements of the HSR Act (and the expiration of the required waiting period thereunder); (b) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to consummate the Transactions; (c) applicable requirements of the Securities Laws; (d) the filing of the First Articles of Merger in accordance with the WBCA; and (e) the filing of the Second Articles of Merger in accordance with the WBCA and the WLLCA.

5.06 Capitalization.

(a) As of the date hereof, the authorized capital stock of the Company pursuant to the Company Articles of Incorporation consists of: (i) 231,284,414 shares of Company Common Stock, which is designated into three classes consisting of (A) 74,500,000 authorized shares of Company Class 1 Common Stock, (B) 119,000,000 authorized shares of Company Class 2 Common Stock, and (C) 17,751,274 authorized shares of Class 3 Common Stock, and (ii) 20,033,140 shares of Company Preferred Stock. Schedule 5.06(a) sets forth the issued and outstanding Company Common Stock and Company Preferred Stock as of the date of this Agreement. All of the issued and outstanding shares of Company Common Stock and Company Preferred Stock (1) have been duly authorized and validly issued and are fully paid and nonassessable, (2) were issued in compliance in all material respects with applicable Securities Laws, (3) were not issued in breach or violation of any preemptive rights or Contract, and (4) are fully vested and not subject to any restrictions. Set forth on Schedule 5.06(a) is a true, correct and complete list of each Company Shareholder or holder of other equity interests of the Company (other than Company Stock Options) and the number of shares of Company Common Stock, Company Preferred Stock or other equity interests held by each such holder as of the date hereof. Except as set forth on Schedule 5.06(a) or pursuant to the Company Stock Plan, as of the date hereof there are no other shares of Company Common Stock, Company Preferred Stock or other equity interests of the Company authorized, reserved, issued or outstanding. Except as provided for in this Agreement or as set forth in Schedule 5.06(a), as a result of the consummation of the transactions contemplated hereby, no shares of capital stock or other securities of the Company are issuable and no rights in connection with any shares or other securities of the Company (including anti-dilution rights) accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(b) Except for (i) Company Stock Options granted pursuant to the Company Stock Plan, (ii) the Company Preferred Stock and (iii) the Notes issued in the Convertible Note Financing, there are, as of the date hereof: (A) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Company Common Stock or the equity interests of the Company, or any other Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue or sell any shares of capital stock of, other equity interests in or debt securities of, the Company; (B) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company; and (C) no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s shareholders may vote. As of the date hereof, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any securities or equity interests of the Company. Except for the Company Stockholders’ Agreement, as of the date hereof the Company is not party to any shareholder’s agreement, voting agreement or registration rights agreement relating to its equity interests. With respect to each Company Stock Option, Schedule 5.06(b) sets forth, as of the date hereof, the name of the holder of such Company Stock Option, the type of award (including whether such Company Stock Option is intended to qualify as an incentive stock option or a nonqualified stock option (if applicable)), the date of grant, the vesting schedule (including acceleration events), the number of vested and unvested shares of Company Common Stock covered by such Company Stock Option, the cash exercise price per share of such Company Stock Option (if applicable) and the applicable expiration date. Each Company Stock Option was granted in all material respects in accordance with the terms of the Company Stock Plan and in compliance in all material respects with all applicable Laws. Each Company Stock Option was granted with an exercise price equal to or greater than fair market value of the underlying shares of Company Common Stock on the date of grant.

(c) As of the date hereof, the outstanding shares of capital stock or other equity interests of the Company’s Subsidiaries: (i) have been duly authorized and validly issued and are fully paid and nonassessable; (ii) were issued in compliance in all material respects with applicable Laws; and (iii) were not issued in breach or violation of any preemptive rights or Contract. As of the date hereof, there are (A) no subscriptions, calls, rights or other securities convertible into or exchangeable or exercisable for the equity interests of the Company’s Subsidiaries (including any convertible preferred equity certificates), or any other Contracts to which any of the Company’s Subsidiaries is a party or by which any of the Company’s Subsidiaries is bound obligating such Subsidiaries to issue or sell any shares of capital stock of, other equity interests in or debt securities of, such Subsidiaries, and (B) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in any of the Company’s Subsidiaries. As of the date hereof, there are no outstanding contractual obligations of the Company’s Subsidiaries to repurchase, redeem or otherwise acquire any securities or equity interests of the Company’s Subsidiaries. There are no outstanding bonds, debentures, notes, or other indebtedness of the Company’s Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which such Subsidiaries’ shareholders may vote. The Company’s Subsidiaries are not party to any shareholder’s agreement, voting agreement or registration rights agreement relating to the equity interests of the Company’s Subsidiaries.

(d) As of the date hereof, the Company is the direct or indirect owner of, and has good and marketable direct or indirect title to, all of the issued and outstanding shares of capital stock or other equity interests, as applicable, of its Subsidiaries free and clear of any Liens other than (i) Permitted Liens and (ii) any restrictions on sales of securities under applicable Securities Laws. There are no options or warrants convertible into or exchangeable or exercisable for the equity interests of the Company’s Subsidiaries.

5.07 Financial Statements.

(a) Attached as Schedule 5.07(a) are: (i) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2020 and the audited statements of consolidated or combined income (loss) and changes in equity of the Company and its Subsidiaries for the 12-month period ended December 31, 2020 (collectively, the “Annual Financial Statements”); and (ii) the unaudited consolidated balance sheets of the Company and its Subsidiaries as of March 31, 2021 (the “Most Recent Financial Statements Date”) and the unaudited statements of consolidated or combined income (loss) and changes in equity of the Company and its Subsidiaries for the three-month period ended March 31, 2021 (collectively, the “Most Recent Financial Statements”, and together with the Annual Financial Statements, the “Financial Statements”). The Financial Statements present fairly, in all material respects, the consolidated financial position, income (loss) and changes in equity of the Company and its Subsidiaries as of the dates and for the periods indicated in the Financial Statements in conformity with GAAP (except for the absence of footnotes or the inclusion of limited footnotes and other presentation items and normal year-end adjustments, none of which will be material) and were derived from, and accurately reflect in all material respects, the books and records of the Company and its Subsidiaries.

(b) Schedule 5.07(b) sets forth all CARES Act stimulus fund programs in which the Company or its Subsidiaries are participating and the amount of funds received and/or requested for each such program (the “Stimulus Funds”). The Company and each Subsidiary have maintained accounting records associated with the Stimulus Funds in compliance with applicable Law and related guidance. The Company and each Subsidiary have used reasonable best efforts to utilize all such Stimulus Funds received in accordance with all applicable Law.

(c) Except as set forth in Schedule 5.07(c), neither the Company nor any Subsidiary has entered into any material off-balance sheet transactions.

(d) There are no outstanding loans or other extensions of credit made by the Company or the Subsidiary to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) As of the date of this Agreement, the projections with respect to the Company that were delivered by or on behalf of the Company to Parent, including any statement with respect to projected revenues, costs, expenses, and profits, a copy of which are attached as Schedule 5.07(e), were prepared by the Company based on reasonable and appropriate assumptions for projections of such kind with respect to the Company.

5.08 Undisclosed Liabilities. There is no material liability, debt or obligation against the Company or any of its Subsidiaries that would be required to be set forth or reserved for on a balance sheet of the Company and its Subsidiaries (and the notes thereto), prepared in accordance with GAAP consistently applied and in accordance with past practice, except for liabilities and obligations: (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto; (b) that have arisen since the Most Recent Financial Statements Date in the ordinary course of the operation of business of the Company and its Subsidiaries, consistent with past practice; or (c) arising under this Agreement or the performance by the Company of its obligations hereunder.

5.09 Absence of Changes.

(a) Since the Most Recent Financial Statements Date, there has not been any change, development, condition, occurrence, event or effect relating to the Company or any of its Subsidiaries that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

(b) From the Most Recent Financial Statements Date through the date of this Agreement, the Company and its Subsidiaries (i) have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practices, and (ii) have not taken any action that (A) would require the consent of Parent pursuant to Section 7.01 if such action had been taken after the date hereof and (B) would reasonably be considered to be material to the Company and its Subsidiaries, taken as a whole, other than such actions taken in the ordinary course of business consistent with past practice and in connection with this Agreement and the transactions contemplated hereby.

5.10 Internal Controls. The Company maintains a system of internal accounting controls. To the knowledge of the Company, such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in conformity with GAAP. To the knowledge of the Company, the Company has not identified or been made aware of any fraud, whether or not material, that involves the management or other employees of the Company or any of its Subsidiaries that have a significant role in the Company’s internal control over financial reporting or any claim or allegation regarding any of the foregoing.

5.11 Litigation and Proceedings. Except as set forth on Schedule 5.11, there are no Actions pending or, to the knowledge of the Company, threatened and, to the knowledge of the Company, there are no pending or threatened investigations, in each case, against the Company or any of its Subsidiaries, or otherwise affecting the Company or any of its Subsidiaries or any of their assets that, individually or in the aggregate, are or would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Except as set forth on Schedule 5.11, neither the Company nor any of its Subsidiaries or any property, asset or business of the Company or any of its Subsidiaries is subject to any Governmental Order, or, to the knowledge of the Company, any continuing investigation by, any Governmental Authority, in each case that, individually or in the aggregate, would be material to the Company and its Subsidiaries, taken as a whole other than with respect to routine audits, examinations or investigations conducted by a Governmental Authority in the ordinary course of business pursuant to a Contract. There is no unsatisfied judgment or any open injunction binding upon the Company or any of its Subsidiaries which would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

5.12 Restrictions on Business Activities. There is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or its Subsidiaries or their respective assets or to which the Company or any of its Subsidiaries is a party which has had or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or its Subsidiaries, any acquisition of property by the Company or its Subsidiaries or the conduct of business by the Company or its Subsidiaries as currently conducted other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

5.13 Compliance with Laws.

(a) Except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are, and since June 30, 2018 have been, in compliance with all applicable Laws with respect to the conduct, ownership and operation of their respective businesses. Neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority alleging a violation of any applicable Law by the Company or any of its Subsidiaries at any time since June 30, 2018, which violation, individually or in the aggregate, would be material to the Company or any of its Subsidiaries.

(b) In the last five years: (i) there has been no action taken by the Company or any of its Subsidiaries or, to the knowledge of the Company, any officer, director, manager, employee, agent, representative, sales intermediary or other Person acting for or on behalf of the Company or any of its Subsidiaries in violation of any applicable Anti-Corruption Law; (ii) neither the Company nor any of its Subsidiaries have been convicted of violating any Anti-Corruption Laws or, to the knowledge of the Company, subjected to any investigation by any Governmental Authority for violation of any applicable Anti-Corruption Laws; (iii) neither the Company nor any of its Subsidiaries have conducted or initiated any internal investigation or made any voluntary, directed or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law; (iv) neither the Company nor any of its Subsidiaries have received any written notice or citation from any Governmental Authority for any actual or potential noncompliance with any Anti-Corruption Law; and (v) neither the Company nor any of its Subsidiaries have created or caused the creation of any false or inaccurate books and records of the Company or any of its Subsidiaries.

(c) To the knowledge of the Company, none of the Company or any of its Subsidiaries, any of their respective investors, equityholders, owners, officers, directors, managers, employees, customers or, to the knowledge of the Company, agents, representatives, sales intermediaries or any other Person acting for or on behalf of Company or any of its Subsidiaries, is a Person with whom transactions are prohibited or limited under any economic sanctions Laws administered by the U.S. government (including the Department of the Treasury’s Office of Foreign Assets Control, the Department of State or the Department of Commerce) or the United Nations Security Council (“Sanctions Laws”). Schedule 5.13(c)-1 sets forth all of the products, technologies, technical data and other items that the Company produces, exports, imports or otherwise handles that are listed on the Commerce Control List (Supplement No. 1 to Part 774 of Title 15 of the Code of Federal Regulations) or the U.S. Munitions List (Part 121 of Title 22 of the Code of Federal Regulations, “USML”), and their correct associated Export Control Classification Numbers and USML Category numbers. Except as set forth on Schedule 5.13(c)-2, the Company and its Subsidiaries are, and for the last five years have been in material compliance with all U.S. export controls laws and regulations and in possession of and in compliance with any and all licenses, registrations, and permits that may be required for their lawful conduct under economic sanctions, import and export control Laws, including the Export Administration Regulations and International Traffic in Arms Regulations. Except as set forth on Schedule 5.13(c)-3, within the last five years, neither the Company nor any of its Subsidiaries (i) has engaged in, nor is now engaging in, directly or indirectly, any dealings or transactions in the Crimea Region of Ukraine, Cuba, Iran, North Korea, Sudan, Syria, or Venezuela, (ii) has engaged in, nor is now engaging in, directly or indirectly, any dealings or transactions with a Sanctioned Person with whom transactions are prohibited or limited under any Sanctions Laws, (iii) otherwise violated any Sanctions Laws, or (iv) or has made any voluntary disclosure to any Governmental Authority relating to sanctions, import or export control Laws, been the subject of any action, investigation or inquiry regarding compliance with such Laws, received a written request from any Governmental Authority relating to such Laws, been a party to any proceeding relating to such Laws, or been assessed any fine or penalty under such Laws.

5.14 Intellectual Property.

(a) Schedule 5.14(a) sets forth, as of the date hereof, a true, correct and complete list of: (i) all Company Registered Intellectual Property material to the Company or any of its Subsidiaries (specifying for each item, as applicable (A) the record owner, (B) the jurisdiction in which such item has been issued, registered or filed, (C) the issuance, registration or application date and (D) the issuance, registration or application number); and (ii) all material unregistered Trademarks included in Owned Intellectual Property. All renewal, maintenance and other necessary filings and fees due and payable to any relevant Governmental Authority or Internet domain name registrar to maintain all Company Registered Intellectual Property in full force and effect have been timely submitted or paid in full. All Company Registered Intellectual Property is subsisting and, to the knowledge of the Company, all issuances and registrations included in the Company Registered Intellectual Property are valid and enforceable in accordance with applicable Law.

(b) The Company or one of its Subsidiaries is the sole and exclusive owner of all right, title, and interest in and to all Owned Intellectual Property free and clear of all Liens (other than Permitted Liens), except where the failure to own any Owned Intellectual Property would not be material to the conduct and operation of the business of the Company or any of its Subsidiaries. The Company or one of its Subsidiaries has valid and enforceable rights to use, pursuant to a written license, sublicense, agreement or permission, all Licensed Intellectual Property, free and clear of all Liens (other than Permitted Liens), except where the failure to have valid and enforceable rights to use any Licensed Intellectual Property would not be material to the conduct and operation of the business of the Company or any of its Subsidiaries.

(c) To the knowledge of the Company, none of the Company or any of its Subsidiaries, the conduct of the business of the Company or any of its Subsidiaries or any Owned Intellectual Property has infringed, misappropriated (or constituted or resulted from a misappropriation of) or otherwise violated, or is infringing, misappropriating (or constitutes or results from the misappropriation of) or otherwise violating any Intellectual Property of any Person. Except as set forth on Schedule 5.14(c), none of the Company or any of its Subsidiaries has received from any Person in the last year any written (or, to the knowledge of the Company, unwritten) notice, charge, complaint, claim or other assertion: (i) of any infringement, misappropriation or other violation of any Intellectual Property of any Person; (ii) inviting the Company or any of its Subsidiaries to take a license under any Intellectual Property of any Person (which could be reasonably construed as a claim of infringement); (iii) challenging the ownership, use, validity or enforceability of any material Owned Intellectual Property; or (iv) challenging the use by the Company or any Subsidiary of any material Licensed Intellectual Property. To the knowledge of the Company, no other Person has infringed, misappropriated, or violated, or is infringing, misappropriating, or violating, any material Owned Intellectual Property. No such claims have been made in writing against any Person by the Company or any of its Subsidiaries in the last three years. None of the Owned Intellectual Property is subject to any outstanding order, settlement, consent order or other disposition of any dispute that materially adversely restricts the use, transfer or registration of, or materially adversely affects the validity or enforceability of, such Owned Intellectual Property.

(d) No past or present director, officer or employee of the Company or any of its Subsidiaries owns (or, to the knowledge of the Company, has made any written claim or asserted any right to any ownership interest, in or to) any Owned Intellectual Property material to the conduct and operation of the business of the Company or such Subsidiary. Each of the past and present directors, officers, employees, consultants and independent contractors of the Company or any of its Subsidiaries who has been or is engaged in creating or developing for or on behalf of the Company or any of its Subsidiaries any Intellectual Property material to the conduct and operation of the business of the Company or such Subsidiary in the course of such Person’s employment or engagement by the Company or such Subsidiary has executed a written agreement, pursuant to which such Person has (i) agreed to hold all confidential information of the Company or such Subsidiary in confidence both during and after such Person’s employment or retention by the Company or such Subsidiary, as applicable, and (ii) presently assigned to the Company or one or more of its Subsidiaries all of such Person’s rights, title and interest in and to all such Intellectual Property created or developed for the Company or any of its Subsidiaries in the course of such Person’s employment or retention by the Company or such Subsidiary, as applicable (each, an “Invention Assignment Agreement”). To the knowledge of the Company, there is no material uncured breach by any such Person under any such Invention Assignment Agreement with respect to material Intellectual Property created or developed by such Person for or on behalf of the Company or any of its Subsidiaries.

(e) No funding, facilities or personnel of any Governmental Authority or any university, college, research institute or other educational institution has been or is being used to create, in whole or in part, any material Owned Intellectual Property.

(f) The Company and each of its Subsidiaries has taken adequate and commercially reasonable steps to maintain the secrecy and confidentiality of all material Trade Secrets included in the Owned Intellectual Property and all Trade Secrets of any Person to whom the Company or any of its Subsidiaries has a confidentiality obligation with respect to such Trade Secrets. To the knowledge of the Company, no Trade Secret that is material to the business of the Company or any of its Subsidiaries has been authorized by the Company or any of its Subsidiaries to be disclosed or has been disclosed to any Person other than (i) pursuant to a written agreement adequately restricting the disclosure and use of such Trade Secret or (ii) to a Person who otherwise has a duty to protect such Trade Secret.

(g) None of the source code or related source code materials for any material Owned Company Software has been licensed or provided to, or used or accessed by, any Person (other than employees, contractors or other service providers of the Company or any of its Subsidiaries who have entered into written agreements restricting the disclosure and use of such source code or related materials). None of the Company or any of its Subsidiaries is a party to any source code escrow Contract or any other Contract requiring the deposit of any source code or related source code materials for any material Owned Company Software. To the knowledge of the Company, no Person other than the Company and its Subsidiaries is in possession of, or has rights to possess, any source code or related source code materials for any material Owned Company Software.

(h) To the knowledge of the Company, the Company and each of its Subsidiaries have complied in the last three years, and do currently comply, with all material license terms applicable to any item of Open Source Software that is or has been included, incorporated or embedded in, linked to, combined or distributed with, or used in the delivery or provision of any material Owned Company Software. No Open Source Software is or has been included, incorporated or embedded in, linked to, combined or distributed with or used in the delivery or provision of any material Owned Company Software, in each case, in a manner that requires or obligates the Company or any of its Subsidiaries to: (i) disclose, contribute, distribute, license or otherwise make available to any Person (including the open source community) any source code included in the material Owned Company Software; (ii) license any material Owned Company Software for making modifications or derivative works; (iii) disclose, contribute, distribute, license or otherwise make available to any Person any material Owned Company Software for no or nominal charge; or (iv) grant a license to, or refrain from asserting or enforcing, any of its material Patents.

(i) To the knowledge of the Company, the Owned Company Software is free from any defect, virus or programming, design, or documentation error or corruptant that would have a material effect on the operation or use of the Owned Company Software. To the knowledge of the Company, none of the Owned Company Software: (i) contains any Contaminants; (ii) constitutes, contains or is considered “spyware” or “trackware” (as such terms are commonly understood in the software industry); (iii) records a user’s actions without such user’s knowledge; or (iv) employs a user’s Internet connection without such user’s knowledge to gather or transmit information on such user or such user’s behavior. The Company and each of its Subsidiaries implement and maintain in all material respects, and have during the last three years implemented and maintained in all material respects, industry standard procedures to mitigate against the likelihood that the Owned Company Software contains any Contaminant or other Software routines or hardware components that permit unauthorized access to or disable, erase or otherwise harm Software, hardware or data.

(j) The Company or one of its Subsidiaries owns or has a valid right to access and use pursuant to a written agreement all IT Systems in the manner in which they are currently accessed or used in the conduct of the business. To the knowledge of the Company, the IT Systems (i) are adequate in all material respects for the operation and conduct of the business of the Company and its Subsidiaries as currently conducted (it being understood that the Company and its Subsidiaries authorize projects to upgrade and improve certain IT Systems from time to time in the ordinary course of business) and (ii) do not contain any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants or effects that (A) materially disrupt or materially adversely affect the functionality of the IT Systems, except as disclosed in their documentation or (B) enable or assist any Person to access without authorization any IT Systems. To the knowledge of the Company, during the last year, there has been no unauthorized access to or breach or violation of any IT Systems, in each case, that has had a material adverse impact on the conduct and operation of the business of the Company or any of its Subsidiaries. In the last three years, there have been no failures, breakdowns, continued substandard performance, data loss, material outages, material unscheduled downtime or other adverse events affecting any such IT Systems that have caused or could reasonably be expected to result in the substantial disruption of or substantial interruption in or to the use of such IT Systems or the conduct and operation of the business of the Company or any of its Subsidiaries.

(k) Neither the execution and delivery of this Agreement or any of the other Transaction Agreements nor the consummation of the transactions contemplated hereby or thereby (either alone or in combination with any other event) will result in: (i) the loss or impairment of, or any Lien on, any material Owned Intellectual Property or material Licensed Intellectual Property; (ii) the release, disclosure or delivery of any source code included in the material Owned Company Software to any Person; (iii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any material Owned Intellectual Property or material Licensed Intellectual Property; (iv) the payment of any additional consideration to, or the reduction of any payments from, any Person with respect to any Owned Intellectual Property or Licensed Intellectual Property; or (v) the breach of, or creation on behalf of any Person of the right to terminate or modify any Contract relating to any material Owned Intellectual Property or material Licensed Intellectual Property.

5.15 Data Privacy.

(a) The Company and each of its Subsidiaries, and any Person acting for or on behalf of the Company or any of its Subsidiaries, have for the last two years, materially complied with: (i) all applicable Privacy Laws; (ii) all the Company’s and its Subsidiaries’ written public-facing policies regarding Personal Information; and (iii) the Company’s and its Subsidiaries’ contractual obligations with respect to Personal Information. The Company and its Subsidiaries have implemented and maintained adequate policies, procedures, and systems for receiving and appropriately responding to requests from individuals concerning their Personal Information. Neither the Company nor any of its Subsidiaries have received any written notice of (A) any claims (including written notice from third parties acting on their behalf) of, or been charged with, the material violation of any Privacy Laws, applicable privacy policies or contractual commitments with respect to Personal Information, or (B) investigations or inquiries from relevant authorities related to the Personal Information.

(b) The Company and its Subsidiaries have (i) implemented and, for the last two years, maintained reasonable technical and organizational safeguards to protect Personal Information and other confidential data in their possession or under their control against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure, and (ii) to the extent required by the Privacy Laws, ensured that all third-party service providers, outsourcers, processors or other third parties who process, store or otherwise handle Personal Information for or on behalf of the Company or its Subsidiaries have agreed to comply with applicable Privacy Laws in all material respects.

(c) To the knowledge of the Company, there have been no material breaches, material security incidents, material misuse of, material unauthorized access to, or material unauthorized disclosure of any Personal Information in the possession or control of the Company or any of its Subsidiaries or collected, used or processed by or on behalf of the Company or any of its Subsidiaries, and the Company and its Subsidiaries have not provided or, to the knowledge of the Company, been required to provide any notices to any Person in connection with any disclosure of Personal Information. The Company and its Subsidiaries have implemented reasonable disaster recovery and business continuity plans to safeguard the data and Personal Information in their possession or control. None of the Company, any of its Subsidiaries or any third party at the direction or authorization of the Company or any of its Subsidiaries has paid (i) any perpetrator of any data breach incident or cyber attack or (ii) any third party with actual or alleged information about a data breach incident or cyber attack.

(d) Neither the execution and delivery of this Agreement or any of the other Transaction Agreements nor the consummation of the transactions contemplated hereby or thereby (either alone or in combination with any other event) will, in any material respect, violate: (i) any applicable Privacy Laws; or (ii) the Company’s and its Subsidiaries’ written privacy policies as they currently exist. To the knowledge of the Company, the Company and its Subsidiaries are not subject to any contractual or other legal obligations that, following the Closing, would prohibit Parent, the Surviving Entity or any of their respective Subsidiaries from receiving, accessing, storing or using Personal Information in the manner in which the Company and its Subsidiaries received, accessed, stored and used such Personal Information prior to the Closing.

5.16 Contracts; No Defaults.

(a) Schedule 5.16(a) contains a listing of all Contracts (other than purchase orders and Company Benefit Plans) described in clauses “(i)” through “(xiv)” below to which, as of the date of this Agreement, the Company or one or more of its Subsidiaries is a party or by which any of their respective assets are bound, and true, correct and complete copies of the Contracts listed on Schedule 5.16(a) have been delivered to or made available to Parent or its agents or representatives:

(i) each employee collective bargaining Contract or other Contract with any union representing, purporting to represent, or seeking to represent, any group of Company employees;

(ii) any Contract pursuant to which: (A) any third party grants the Company or any of its Subsidiaries a license, right, permission, consent, non-assertion or release with respect to any Intellectual Property, other than (1) non-exclusive click-wrap, shrink-wrap and off-the-shelf Software licenses, and any other non-exclusive Software licenses, in each case, that are commercially available on reasonable and unmodifiable terms to the public generally with license, maintenance, support and other fees of less than $250,000, (2) licenses granted by any current or former employee, contractor or consultant of the Company or any of its Subsidiaries to the Company or any of its Subsidiaries for the benefit of the Company or any of its Subsidiaries, (3) permitted use rights with respect to any confidentiality obligations, (4) permission for a vendor to identify the Company or any of its Subsidiaries as a customer of the Company or any of its Subsidiaries, (5) permission for the Company or any of its Subsidiaries to identify a customer as a customer of the Company or any of its Subsidiaries and (6) licenses incidental to the primary purpose of the Contract (including the purchase or lease of generally available equipment or the distribution of products); or (B) the Company or any of its Subsidiaries grants a license, right, permission, consent, non-assertion or release with respect to any Owned Intellectual Property (other than any non-exclusive licenses and permissions granted to its customers, vendors, suppliers, employees, contractors, consultants or service providers in the ordinary course of business);

(iii) any Contract which restricts in any material respect or contains any material limitations on the ability of the Company or any of its Subsidiaries to compete in any line of business or in any geographic territory;

(iv) any Contract under which the Company or any of its Subsidiaries has: (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness having a principal or stated amount in excess of $1,000,000 and excluding guarantees of performance under Contracts with Governmental Authorities entered into in the ordinary course of business; (B) granted a Lien on its assets, whether tangible or intangible, to secure any Indebtedness having a principal or stated amount in excess of $1,000,000; or (C) extended credit to any Person (other than (1) intercompany loans and advances and (2) customer payment terms in the ordinary course of business);

(v) any (A) principal transaction Contract entered into in connection with a completed acquisition or disposition by the Company or any of its Subsidiaries since December 31, 2017 of any Person or other business organization, division or business of any Person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such Person or by any other manner), other than Contracts for the purchase or sale of inventory or supplies entered into in the ordinary course of business, and (B) to the extent not contemplated by clause “(A),” Contract pursuant to which the Company or any of its Subsidiaries has an existing obligation (contingent or otherwise) to pay any amounts in respect of indemnification obligations, purchase price adjustment, any earn-out, backend payment or similar obligation, in connection with any completed acquisition or disposition by the Company or any of its Subsidiaries;

(vi) any Contract with outstanding obligations for the sale or purchase of personal property, fixed assets or real estate having a value individually, with respect to all sales or purchases thereunder, in excess of $250,000 or, together with all related Contracts, in excess of $1,000,000, in each case, other than sales or purchases in the ordinary course of business consistent with past practice and sales of obsolete equipment;

(vii) any Contract expected to result in revenue or require expenditures in excess of $250,000 in the calendar year ended December 31, 2020 or any subsequent calendar year;

(viii) any Contract between the Company or any of its Subsidiaries, on the one hand, and any Company Shareholder, on the other hand;

(ix) any Contract with a third party establishing any joint venture, partnership, strategic alliance, or other collaboration that is material to the business of the Company and its Subsidiaries taken as a whole;

(x) any Contract with a Significant Customer or a Significant Supplier;

(xi) any Contract involving any resolution or settlement of any actual or threatened Actions or other disputes which has a value greater than $500,000 or imposes continuing obligations on the Company or its Subsidiaries, including injunctive or other non-monetary relief;

(xii) any Contract with an executive officer or any Contract with any other employee or independent contractor of the Company or its Subsidiaries, which (A) provides for change in control payments or (B) provides for retention or severance payments (excluding statutory notice, termination and severance payments that are required by applicable Law) to any such individual with an annual base salary in excess of $250,000;

(xiii) any Contract that is a Real Estate Lease Document; and

(xiv) any Contract with a Governmental Authority.

(b) With respect to each Contract of the type described in Section 5.16(a), whether or not set forth on Schedule 5.16(a): (i) except for Contracts that will expire in accordance with their terms prior to the Closing, such Contract is in full force and effect and represents the legal, valid and binding obligations of the Company or its Subsidiaries that are party thereto and, to the knowledge of the Company, represents the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of the Company, is enforceable by the Company or its Subsidiaries to the extent a party thereto in accordance with its terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law); (ii) none of the Company, any of its Subsidiaries or, to the knowledge of the Company, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract; (iii) since December 31, 2017, neither the Company nor any of its Subsidiaries have received any written or, to the knowledge of the Company, oral claim or notice of material breach of or material default under any such Contract which, individually or the aggregate, would be reasonably expected to be material to the Company and its Subsidiaries, taken as a whole; (iv) to the knowledge of the Company, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under such Contract by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both); and (v) since December 31, 2020 through the date hereof, neither the Company nor any of its Subsidiaries have received written notice from any other party to such Contract that such party intends to terminate or not to renew such Contract.

5.17 Company Benefit Plans.

(a) Schedule 5.17(a) sets forth a complete list of each material Company Benefit Plan (other than any individual employment offer letters or individual equity awards on the forms set forth on Schedule 5.17(a), so long as a list of individuals or categories of individuals who are party to each form is also provided). “Company Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other plan, policy, program, arrangement or agreement providing compensation or benefits to any current or former director, officer, employee or individual independent contractor of the Company or its Subsidiaries, in each case, that is maintained, sponsored or contributed to by the Company or any of its Subsidiaries or under which the Company or any of its Subsidiaries has or would reasonably be expected to have any obligation or liability, including all employment, consulting, retention, severance, termination, change in control, collective bargaining, incentive, bonus, deferred compensation, retirement, pension, vacation, holiday, cafeteria, welfare, medical, disability, fringe benefit, profit-sharing, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices, arrangements or agreements.

(b) With respect to each material Company Benefit Plan, the Company has delivered or made available to Parent or its representatives true, correct and complete copies (or to the extent no written copy exists, an accurate summary) of, as applicable: (i) the current plan document (and all amendments thereto) and any trust or funding agreement relating to such plan; (ii) the most recent summary plan description; (iii) the most recent annual report on Form 5500 filed with the Internal Revenue Service (or, with respect to non-U.S. plans, any comparable annual or periodic report) and attached schedules; (iv) the most recent actuarial valuation; (v) any material non-routine communications with any Governmental Authority during the last three years; and (vi) the most recent determination or opinion letter issued by the Internal Revenue Service (or applicable comparable Governmental Authority).

(c) Each Company Benefit Plan has been administered in all material respects in compliance with its terms and all applicable Laws, including ERISA and the Code, and all contributions (including all employer contributions and employee salary reduction contributions) required to be made under the terms of, or with respect to, any Company Benefit Plan have been timely made or, if not yet due, have been properly reflected in the Financial Statements to the extent required under GAAP or other applicable generally accepted accounting practices. Each Company Benefit Plans subject to Law outside of the United States (each, a “Foreign Benefit Plan”) has been maintained in good standing with applicable regulatory authorities (if required) and, if required to be registered, has been properly registered with applicable regulatory authorities.

(d) Each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code: (i) has received a favorable determination or opinion letter as to its qualification; or (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. To the knowledge of the Company, no event has occurred or condition exists that would reasonably be expected to adversely impact any such plan or result in the loss of the tax-qualified status of such plan.

(e) Neither the Company nor any of its Subsidiaries or ERISA Affiliates sponsors, maintains, contributes to or is or, within the past six years was, required to contribute to, or has or, within the past six years had, any actual or contingent liability in respect of (including by reason of sponsoring, maintaining or contributing to or having an obligation to contribute to, at any point during the six-year period prior to the date hereof), (i) a single employer or other defined benefit pension plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, or (ii) a multiemployer pension plan (as defined in Section 3(37) of ERISA). Neither the Company nor any ERISA Affiliate has incurred any withdrawal liability under Title IV of ERISA and a complete withdrawal from the plans set forth in subsections “(i)” and “(ii)” at the Effective Time would not result in any material liability to the Company and its Subsidiaries, taken as a whole. For purposes of this Agreement, “ERISA Affiliate” means any entity (whether or not incorporated) other than the Company or a Subsidiary of the Company that, together with the Company or any Subsidiary, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code. No Company Benefit Plan is a (A) multiple employer plan (within the meaning of Section 4063 or 4064 of ERISA or Section 413(c) of the Code) or (B) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA). Except as required by Section 4980B of the Code, Part 6 of Title I of ERISA or other applicable Law, no Company Benefit Plan provides for any benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of service to any current or former director, employee or individual independent contractor of the Company or any Subsidiary (or any dependent or beneficiary thereof).

(f) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, with respect to the Company Benefit Plans, (i) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Internal Revenue Service or other Governmental Authorities is pending or, to the knowledge of the Company, threatened and (ii) there are no actions or claims (other than routine claims for benefits) pending or, to the knowledge of the Company, threatened and to the knowledge of the Company, there are no facts or circumstances that could form the basis for any such actions or claims. There has been no “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA that is not exempt under Section 408 of ERISA and regulatory guidance issued thereunder, and the Company has not engaged in any breach of fiduciary duty (as determined under ERISA) in respect of a Company Benefit Plan nor, to the Company’s knowledge, has any current or former employee of the Company or other fiduciary breached its fiduciary duty (as determined under ERISA) in respect of a Company Benefit Plan, with respect to which the Company or its Subsidiaries or any Company Benefit Plan would reasonably be expected to have any material liability.

(g) Neither the execution and delivery of this Agreement or any of the other Transaction Agreements, nor the consummation of the transactions contemplated hereby or thereby (either alone or in combination with any other event) will: (i) result in any payment or benefit becoming due to any current or former director, officer, employee or individual independent contractor of the Company or any its Subsidiaries, or any funding of benefits under any Company Benefit Plan; (ii) increase any amount of compensation or benefits otherwise payable to any current or former director, officer, employee or individual independent contractor of the Company or any its Subsidiaries; or (iii) except as set forth on Schedule 5.17(g)(iii), result in the acceleration, vesting or creation of any rights of any current or former director, officer, employee or individual independent contractor of the Company or its Subsidiaries to payments or benefits or any loan forgiveness, in each case, from the Company or any of its Subsidiaries or Affiliates.

(h) Neither the execution and delivery of this Agreement or any of the other Transaction Agreements, nor the consummation of the transaction contemplated hereby or thereby (either alone or in combination with any other event) would, as of the Closing, reasonably be expected to result in an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) that is nondeductible to the payor under Section 280G of the Code.

(i) Each Company Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

5.18 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries are party to or bound by any labor agreement, collective bargaining agreement or any other labor-related agreements or arrangements with any labor union, labor organization or works council, and no such agreements or arrangements are currently being negotiated by the Company or any of its Subsidiaries. No labor union or organization, works council, or group of employees of the Company or any of its Subsidiaries has made a pending written demand for recognition or certification. There are no representation or certification proceedings or petitions seeking a representation proceeding pending or, to the knowledge of the Company, threatened in writing to be brought or filed with the National Labor Relations Board or any other applicable labor relations authority.

(b) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, each of the Company and its Subsidiaries: (i) is in compliance with all applicable Laws regarding employment and employment practices, including all applicable Laws respecting terms and conditions of employment, employee classification (including the classification of employees and independent contractors and the classification of exempt and non-exempt employees), non-discrimination, wages and hours, immigration, disability rights or benefits, equal opportunity, WARN, affirmative action, labor relations, pay equity, overtime pay, unemployment insurance, meal and rest periods/breaks, collective bargaining, civil rights, background checks and screenings, privacy laws, paid sick days and leave of absence entitlements and benefits (including the federal Emergency Paid Sick Leave Act and the federal Emergency Family and Medical Leave Expansion Act), safety and health (including the federal Occupational Safety and Health Act) and workers’ compensation; and (ii) has not been adjudged to have committed any unfair labor practice as defined by the National Labor Relations Board or received written notice of any unfair labor practice complaint against it pending before the National Labor Relations Board that remains unresolved.

(c) Since January 1, 2020, neither the Company nor any of its Subsidiaries have experienced any labor disputes, strikes, lockouts, picketing, hand-billing or work stoppages against or affecting the Company or its Subsidiaries and, to the knowledge of the Company, none is currently threatened, except for those which would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(d) Neither the Company nor any of its Subsidiaries has taken any action relating to any employee or worksite thereof that would require the service of a notice under WARN, taking into account any temporary or permanent modification of WARN as a result of COVID-19 within the six months prior to the date of this Agreement, and no such events are reasonably expected to occur prior to the Closing. Neither the Company nor any of its Subsidiaries has engaged in any temporary layoffs, furloughs or hours reductions that would trigger notice requirements under WARN were any such temporary layoff, furlough or hours reduction to last for at least six months and no such events are reasonably expected to occur prior to the Closing.

(e) Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and its Subsidiaries are not delinquent in payments to any current or former employees for any services or amounts required to be reimbursed or otherwise paid as compensation for services.

(f) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, no individual employees or independent contractors who perform services for the Company or any of its Subsidiaries have been improperly included or excluded from any Company Benefit Plan, and neither the Company nor any of its Subsidiaries have received written notice of any pending or threatened inquiry or audit from any Governmental Authority concerning any such improper inclusion or exclusion.

(g) Except as set forth on Schedule 5.18(g), during the last three years, to the knowledge of the Company, there have been no employment discrimination or employment harassment allegations brought, threatened or settled against any appointed officer, director, executive or manager of the Company or any of its Subsidiaries.

(h) To the knowledge of the Company, no employee of the Company or any of its Subsidiaries is, in any material respect, in violation of any term of any employment agreement, nondisclosure agreement, non-competition agreement, restrictive covenant or other obligation to the Company or any of its Subsidiaries.

(i) The Company and its Subsidiaries are in compliance in all material respects with all COVID-19 Measures or Social Unrest Measures that are binding on the Company and its Subsidiaries and applicable to any location in which the Company or any of its Subsidiaries operates.

5.19 Taxes.

(a) All income and other material Tax Returns required by Law to be filed by the Company or any of its Subsidiaries have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings) and all such Tax Returns are true, correct and complete in all material respects.

(b) All income and other material amounts of Taxes due and payable by the Company or any of its Subsidiaries have been timely paid.

(c) Each of the Company and its Subsidiaries has (i) collected and withheld all material amounts of Taxes required to have been withheld or collected by it in connection with amounts paid to or by any employee, independent contractor, creditor, shareholder or any other third party, and (ii) remitted such amounts required to have been remitted to the appropriate Governmental Authority in material compliance with applicable Law.

(d) Neither the Company nor any of its Subsidiaries are currently engaged in any audit, administrative or judicial proceeding with a Governmental Authority with respect to material amounts of Taxes due from such entities. Neither the Company nor any of its Subsidiaries have received any written notice from a Governmental Authority of a proposed deficiency of any material amounts of Taxes due from such entities, which deficiency has not been paid or resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes of the Company or any of its Subsidiaries, and no written request for any such waiver or extension is currently pending (in each case, other than such waivers or extensions of time entered into the ordinary course of business).

(e) No written claim has been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to income or other material Taxes by, or required to file income or other material Tax Returns in, that jurisdiction, which claim has not been resolved. Neither the Company nor any of its Subsidiaries engages (or has engaged in the five years immediately prior to the date of this Agreement) in a trade or business or has (or has had in the five years immediately prior to the date of this Agreement) a permanent establishment in a country other than the country in which such entity is incorporated or otherwise organized.

(f) Neither the Company nor any of its Subsidiaries have been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(g) There are no Liens for material amounts of Taxes on any of the assets of the Company or any of its Subsidiaries, other than Permitted Liens.

(h) Neither the Company nor any of its Subsidiaries have any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), or as a transferee or successor (except, in each case, under any agreements that are commercial contracts entered into in the ordinary course of business not primarily related to Taxes).

(i) Neither the Company nor any of its Subsidiaries are a party to, or bound by, any Tax allocation, Tax sharing or Tax indemnification agreements under which the Company or any of its Subsidiaries could be liable after the Closing Date for the Tax liability of any Person other than the Company or any of its Subsidiaries (except, in each case, for any such agreements that are commercial contracts entered into in the ordinary course of business not primarily relating to Taxes).

(j) The Company has not been at any time during the five-year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(k) To the knowledge of the Company, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(l) Neither the Company nor any of its Subsidiaries are bound with respect to any current or any future taxable period by any closing agreement (within the meaning of Section 7121 of the Code), private letter ruling, technical advice or other ruling or written agreement with a Governmental Authority, in each case, that could affect the liability for Taxes of the Company or any of its Subsidiaries following the Closing.

5.20 Brokers’ Fees. Except as set forth on Schedule 5.20, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company, any of its Subsidiaries or any of their Affiliates for which the Company or any of its Subsidiaries has any obligation.

5.21 Insurance. Schedule 5.21 contains a list of all material policies or programs of self-insurance of property, fire and casualty, product liability, workers’ compensation and other forms of insurance held by, or for the benefit of, the Company or any of its Subsidiaries as of the date of this Agreement. True, correct, and complete copies or comprehensive summaries of such insurance policies have been made available to Parent. With respect to each such insurance policy required to be listed on Schedule 5.21, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (a) all premiums due have been paid (other than retroactive or retrospective premium adjustments and adjustments in the respect of self-funded general liability and automobile liability fronting programs, self-funded health programs and self-funded general liability and automobile liability front programs, self-funded health programs and self-funded workers’ compensation programs that are not yet, but may be, required to be paid with respect to any period end prior to the Closing Date); (b) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (c) neither the Company nor any of its Subsidiaries is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy, and to the knowledge of the Company, no such action has been threatened; and (d) no written notice of cancellation, termination, non-renewal, disallowance or reduction in coverage has been received other than in connection with ordinary renewals.

5.22 Real Property; Tangible Property.

(a) The Company and its Subsidiaries do not own and have never owned any real property.

(b) Schedule 5.22(b) contains a true, correct and complete list of all real property leased, subleased, licensed or otherwise occupied by the Company or any of its Subsidiaries for which the Company or any of its Subsidiaries is required to make aggregate annual payments in excess of $10,000 (the “Leased Real Property”). The Company has made available to Parent true, correct and complete copies of the leases, subleases, licenses and occupancy agreements (including all modifications, amendments, supplements, guaranties, extensions, renewals, waivers, side letters and other agreements relating thereto) for the Leased Real Property to which the Company or its Subsidiaries is a party (the “Real Estate Lease Documents”). Each Real Estate Lease Document is a legal, valid, binding and enforceable obligation of the Company or its Subsidiaries and, to the knowledge of the Company, the other parties thereto, as applicable, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity, and each such lease is in full force and effect. No material default or breach by (i) the Company or any of its Subsidiaries or (ii) to the knowledge of the Company, any other parties thereto, as applicable, presently exists under any Real Estate Lease Documents. Neither the Company nor any of its Subsidiaries have received written or, to the knowledge of the Company, oral notice of material default or breach under any Real Estate Lease Document which has not been cured. No event has occurred that, and no condition exists which, with notice or lapse of time or both, would constitute a material default or breach under any Real Estate Lease Document by the Company or any of its Subsidiaries or, to the knowledge of the Company, by the other parties thereto. Neither the Company nor any of its Subsidiaries have received any written notice that remains outstanding as of the date of this Agreement that the current use and occupancy by the Company or any of its Subsidiaries of the Leased Real Property and any improvements made by the Company or any of its Subsidiaries thereon (A) are prohibited by any Lien or Law other than Permitted Liens or (B) are in material violation of any of the recorded covenants, conditions, restrictions, reservations, easements or agreements applicable to such Leased Real Property.

(c) The Company or one of its Subsidiaries owns and has good and marketable title to, or a valid leasehold interest in or right to use, all of its material tangible assets or personal property, free and clear of all Liens other than (i) Permitted Liens and (ii) the rights of lessors under any Real Estate Lease Documents. The material tangible assets or personal property (together with the material Intellectual Property rights and contractual rights) of the Company and its Subsidiaries (A) constitute all of the assets, rights and properties that are necessary in all material respects for the operation of the businesses of the Company and its Subsidiaries as they are now conducted, and taken together, are adequate and sufficient for the operation of the businesses of the Company and its Subsidiaries as currently conducted and (B) have been maintained in all material respects in accordance with generally applicable accepted industry practice and are in good working order and condition, except for ordinary wear and tear and as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

5.23 Environmental Matters.

(a) The Company and its Subsidiaries are, and during the last three years have been, in compliance in all material respects with all Environmental Laws, including obtaining, maintaining, and complying in all material respects with Permits required under Environmental Laws.

(b) To the knowledge of the Company, there has been no release of, or exposure of any Person to, any Hazardous Materials at, in, on or under any Leased Real Property or in connection with the Company’s or any of its Subsidiaries’ operations off-site of the Leased Real Property or, to the knowledge of the Company, at, in, on or under any formerly owned or leased real property during the time that the Company or any of its Subsidiaries owned or leased such property, except as would not reasonably be expected to require investigation or remediation or result in the incurrence of material liability, in each case, pursuant to Environmental Law.

(c) Neither the Company nor any of its Subsidiaries are subject to any current Governmental Order relating to any non-compliance with Environmental Laws by the Company or any of its Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal, or cleanup of Hazardous Materials.

(d) There has been no past Action, and no Action is pending or, to the knowledge of the Company, threatened and, to the knowledge of the Company, no investigation is pending or threatened with respect to the Company’s or any of its Subsidiaries’ compliance with or liability under Environmental Law.

(e) Neither the Company nor any of its Subsidiaries have assumed by contract any material liability of any other Person arising under Environmental Law or relating to Hazardous Materials.

(f) The Company has made available to Parent all material environmental reports (including any Phase One or Phase Two environmental site assessments), audits, correspondence or other documents in its possession, custody or control relating to the Leased Real Property or any formerly owned or operated real property or any other location for which the Company or any of its Subsidiaries may be liable.

5.24 Significant Customers and Suppliers.

(a) Schedule 5.24(a) sets forth, in each case for the 12 months ended December 31, 2020, each of the 10 largest (i) customers of the Company and its Subsidiaries, based upon the amount of revenue generated by the Company and its Subsidiaries from such customers (collectively, the “Significant Customers”), and (ii) suppliers of the Company and its Subsidiaries, based upon the amount of expenditures paid by the Company and its Subsidiaries to such suppliers (collectively, the “Significant Suppliers”). As of the date hereof, there are no outstanding, and since December 31, 2020 and through the date hereof, there have not been any, material disputes between the Company or any of its Subsidiaries, on the one hand, and any of the Significant Customers or the Significant Suppliers, on the other hand.

(b) Since December 31, 2020 through the date hereof, neither the Company nor any of its Subsidiaries have received any written notice that (i) any of the Significant Customers or the Significant Suppliers intends to stop, or materially decrease the rate of, its business with the Company and its Subsidiaries after the Closing, or (ii) there has been or will be any material adverse change in the price of such goods, services or rights provided to or by any such Significant Customer or Significant Supplier, as applicable, or that any such Significant Customer or Significant Supplier will not provide or require such goods, services or rights, as applicable, at any time on or after the Closing Date on terms and conditions substantially similar to the current terms applicable to such Significant Customer’s or Significant Supplier’s dealings with the Company and its Subsidiaries or its or their respective Affiliates, subject to customary price increases consistent with past practices. To the knowledge of the Company, no Significant Customer or Significant Supplier has otherwise given the Company or any of its Subsidiaries any indication or threatened the Company or any of its Subsidiaries in writing or orally that it will take any action described in the preceding sentence as a result of the consummation of the Transactions.

5.25 Affiliate Agreements. Except as set forth on Schedule 5.25 and except for the Company Benefit Plans, Contracts by or among the Company and any of its Subsidiaries or, in the case of any employee, officer or director, any employment Contract or Contract with respect to the issuance of equity in the Company, none of the Company or any of its Subsidiaries is a party to any transaction, agreement, arrangement or understanding with any: (a) present or former executive officer or director of any of the Company or any of its Subsidiaries; (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any of the Company or any of its Subsidiaries; or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (each of the foregoing, a “Company Affiliate Agreement”).

5.26 Permits. Each of the Company and its Subsidiaries has all material Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to obtain the same would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (a) each Material Permit is in full force and effect in accordance with its terms; (b) no outstanding written notice of revocation, cancellation or termination of any Material Permit has been received by the Company or any of its Subsidiaries; (c) to the knowledge of the Company, none of the Material Permits upon its termination or expiration in the ordinary due course will not be renewed or reissued in the ordinary course of business upon terms and conditions substantially similar to its existing terms and conditions; (d) there are no Actions pending or, to the knowledge of the Company, threatened, that seek the revocation, cancellation, limitation, restriction or termination of any Material Permit; and (e) each of the Company and its Subsidiaries is in compliance with all Material Permits.

5.27 Registration Statement. None of the information relating to the Company or any of its Subsidiaries supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion or incorporation by reference in the Registration Statement will, as of the time the Registration Statement is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that, notwithstanding the foregoing provisions of this Section 5.27, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Registration Statement that were not specifically supplied by or on behalf of the Company for use therein.

5.28 Convertible Note Financing; Note Purchase Agreements. The Company has issued an aggregate principal amount of $31,470,010 of Notes pursuant to the Note Purchase Agreement, which Notes have been fully funded by the Note Subscribers (the “Convertible Note Financing”). The Company has delivered to Parent true, correct, and complete copies of the fully executed Note Purchase Agreement and Notes in connection with the Convertible Note Financing. To the knowledge of the Company, as of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of the Company under the Note Purchase Agreements and Notes.

Article VI
REPRESENTATIONS AND WARRANTIES
OF PARENT, FIRST MERGER SUB AND SECOND MERGER SUB

Except as set forth in the Parent Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on the face of such disclosure) or in the Parent SEC Reports (excluding (i) any disclosures in such Parent SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature and (ii) any exhibits or other documents appended thereto), each of Parent, First Merger Sub and Second Merger Sub represents and warrants to the Company as follows:

6.01 Corporate Organization.

(a) Parent is duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Delaware and has the corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. The copies of the Parent Organizational Documents previously made available by Parent to the Company are true, correct, and complete and are in effect as of the date of this Agreement. Parent is, and at all times has been, in compliance with all restrictions, covenants, terms and provisions set forth in the Parent Organizational Documents. Parent is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to be material to Parent, First Merger Sub and Second Merger Sub, taken as a whole, or have a material adverse effect on the ability of Parent, First Merger Sub or Second Merger Sub to enter into and perform its obligations under this Agreement and consummate the Transactions.

(b) First Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Washington, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Second Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Washington, with full limited liability company power and authority to enter into this Agreement and perform its obligations hereunder. Other than First Merger Sub and Second Merger Sub, Parent has no other Subsidiaries and does not own, directly or indirectly, any equity or other interests or investments (whether equity or debt) in any other Person, whether incorporated or unincorporated. First Merger Sub and Second Merger Sub are, and at all times have been, in compliance with all restrictions, covenants, terms and provisions set forth in their respective organizational documents.

6.02 Due Authorization.

(a) Each of Parent, First Merger Sub and Second Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is a party and (subject to the approvals described in Section 6.07), in the case of Parent, upon receipt of the Parent Stockholder Approval and the effectiveness of the Parent A&R Charter, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such other Transaction Agreements by each of Parent, First Merger Sub and Second Merger Sub and the consummation of the transactions contemplated hereby and thereby have been duly, validly and unanimously authorized by all requisite action and, in the case of Parent, except for the Parent Stockholder Approval and the effectiveness of the Parent A&R Charter, no other corporate or equivalent proceeding on the part of Parent, First Merger Sub or Second Merger Sub is necessary to authorize this Agreement or such other Transaction Agreements or Parent’s, First Merger Sub’s or Second Merger Sub’s performance hereunder or thereunder. This Agreement has been, and each such other Transaction Agreement will be, duly and validly executed and delivered by each of Parent, First Merger Sub and Second Merger Sub and, assuming due authorization and execution by each other party hereto and thereto, this Agreement constitutes, and each such other Transaction Agreement will constitute, a legal, valid and binding obligation of each of Parent, First Merger Sub and Second Merger Sub, enforceable against each of Parent, First Merger Sub and Second Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) The affirmative vote of holders of (i) a majority of the outstanding shares of Parent Common Stock present and entitled to vote at the Special Meeting shall be required to approve the Transaction Proposal; (ii) a majority shares of Parent Common Stock represented and entitled to vote at the Special Meeting shall be required to approve the Issuance Proposal; (iii) a majority of the outstanding shares of Parent Common Stock, in accordance with the applicable provisions of Section 242 of the DGCL, shall be required to approve the Amendment Proposal (the approval by Parent Stockholders of the foregoing clauses “(i)” through “(iii),” collectively, the “Required Parent Stockholder Approval”); and (iv) a majority of the outstanding shares of Parent Common Stock represented and entitled to vote at the Special Meeting shall be required to approve the Parent Incentive Plan Proposal, the Parent Earn Out Plan Proposal, the Parent ESPP Proposal, and the Adjournment Proposal (together with the Required Parent Stockholder Approval, the “Parent Stockholder Approval”), in each case, assuming a quorum is present to approve the Proposals, with the Parent Stockholder Approval representing the only votes of any of Parent’s capital stock necessary in connection with the entry into this Agreement by Parent, and the consummation of the transactions contemplated hereby, including the Closing.

(c) At a meeting duly called and held, the Parent Board has unanimously (after the recusal of any interested directors): (i) determined that this Agreement and the transactions contemplated hereby are fair to, advisable and in the best interests of Parent and its stockholders; (ii) determined that the fair market value of the Company is equal to at least 80% of the assets held in the Trust Account (less any taxes payable on income earned) as of the date hereof; (iii) approved the transactions contemplated by this Agreement as a Business Combination; and (iv) resolved to recommend to the stockholders of Parent approval of each of the matters requiring Parent Stockholder Approval.

6.03 No Conflict. The execution, delivery and performance of this Agreement by each of Parent, First Merger Sub and Second Merger Sub and (in the case of Parent), upon receipt of the Parent Stockholder Approval and the effectiveness of the Parent A&R Charter, the consummation of the transactions contemplated hereby do not and will not: (a) conflict with or violate any provision of, or result in the breach of, the Parent Organizational Documents or any of the organizational documents of First Merger Sub or Second Merger Sub; (b) result in any violation of any provision of any Law or Governmental Order applicable to each of Parent, First Merger Sub or Second Merger Sub or any of their respective properties or assets; (c) violate, result in a default or breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract set forth on Schedule 6.16 (or required to be set forth on Schedule 6.16) to which either of Parent, First Merger Sub or Second Merger Sub or any their respective Subsidiaries is a party or by which any of their respective assets or properties may be bound or affected; or (d) result in the creation of any Lien upon any of the properties or assets of Parent, First Merger Sub or Second Merger Sub, except (in the case of clauses “(b),” “(c)” or “(d)” above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to be material to Parent, First Merger Sub and Second Merger Sub, taken as a whole, or have a material adverse effect on the ability of Parent, First Merger Sub or Second Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions.

6.04 Litigation and Proceedings. There are no pending or, to the knowledge of Parent, threatened, Actions and, to the knowledge of Parent, there are no pending or threatened investigations, in each case, against Parent, or otherwise affecting Parent or its assets, which, if determined adversely, could, individually or in the aggregate, reasonably be expected to be material to Parent, First Merger Sub and Second Merger Sub, taken as a whole, or have a material adverse effect on the ability of Parent, First Merger Sub or Second Merger Sub to enter into or perform its obligations under this Agreement and consummate the Transactions. There is no unsatisfied judgment or any open injunction binding upon Parent which could, individually or in the aggregate, reasonably be expected to be material to Parent, First Merger Sub and Second Merger Sub, taken as a whole, or have a material adverse effect on the ability of Parent, First Merger Sub or Second Merger Sub to consummate the Transactions.

6.05 Compliance with Laws.

(a) Except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to be material to Parent, First Merger Sub and Second Merger Sub, taken as a whole, or have a material adverse effect on the ability of Parent, First Merger Sub or Second Merger Sub to enter into or perform its obligations under this Agreement and consummate the Transactions, Parent and its Subsidiaries are, and since November 7, 2019 have been, in compliance in all material respects with all applicable Laws and, to the knowledge of Parent, no investigation or review by any Governmental Authority with respect to Parent or Merger Sub is pending or threatened. Neither of Parent nor Merger Sub has received any written, or to the knowledge of Parent, oral notice from any Governmental Authority of non-compliance or violation of any applicable Law by Parent or its Subsidiaries at any time since November 7, 2019, which violation would reasonably be expected to be material to Parent, and Merger Sub, taken as a whole, or have a material adverse effect on the ability of Parent or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions.

(b) Since November 7, 2019, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to be material to Parent, First Merger and Second Merger Sub, taken as a whole, or have a material adverse effect on the ability of Parent, First Merger Sub and Second Merger Sub to enter into and perform its obligations under this Agreement and consummate the Transactions: (i) there has been no action taken by Parent, its Subsidiaries, or, to the knowledge of Parent, any officer, director, manager, employee, agent or representative of Parent or its Subsidiaries, in each case, acting on behalf of Parent or its Subsidiaries, in violation of any applicable Anti-Corruption Law; (ii) neither Parent nor its Subsidiaries have been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws; (iii) neither Parent nor its Subsidiaries have conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law; (iv) neither Parent nor its Subsidiaries have received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law; and (v) neither Parent nor its Subsidiaries have created or caused the creation of any false or inaccurate books and records of Parent or its Subsidiaries.

6.06 Benefit Plans. Except as may be contemplated by the Parent Incentive Plan Proposal, Parent Earn Out Plan Proposal or the Parent ESPP Proposal, none of Parent, First Merger Sub nor Second Merger Sub maintains, sponsors or contributes to, or has any actual or contingent obligation or liability under, any employee benefit plan (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) or any other plan, policy, program, arrangement or agreement that provides compensation and/or benefits to any current or former employee, officer, director or individual independent contractor thereof (“Parent Benefit Plans”), nor does Parent, First Merger Sub or Second Merger Sub have any obligation or commitment to create or adopt any such Parent Benefit Plan.

6.07 Governmental Authorities; Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Parent, First Merger Sub or Second Merger Sub with respect to Parent’s, First Merger Sub’s or Second Merger Sub’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for applicable requirements of the HSR Act (and the expiration of the required waiting period thereunder) and applicable Securities Laws, the rules and regulations of the SEC, CSE, Nasdaq, and the NEO Exchange, and the filing and effectiveness of the First Articles of Merger and the Parent A&R Charter in accordance with the DGCL and WBCA, as applicable, and the Second Articles of Merger in accordance with the WBCA and the WLLCA.

6.08 Trust Account. As of the date hereof, there is at least $130,000,000 invested in a trust account at J.P. Morgan Chase Bank, N.A. (the “Trust Account”) for the benefit of the Parent’s public stockholders, maintained by Continental, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated November 4, 2019, between Parent and the Trustee (the “Trust Agreement”). The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Parent and, to the knowledge of Parent, the Trustee, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Trust Agreement has not been terminated, repudiated, rescinded, amended, or supplemented or modified, in any respect, and, to the knowledge of Parent, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and there are no agreements, Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (a) cause the description of the Trust Agreement in the Parent SEC Reports to be inaccurate or (b) permit any portion of the proceeds of the Trust Account to be disbursed to any Person prior to the Effective Time (other than to any Parent Stockholder who is a Redeeming Stockholder and the release of interest income for the payment of Taxes and for working capital purposes as set forth in the Trust Agreement). Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, the Parent Organizational Documents and the Final Prospectus. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940. Parent has performed all material obligations required to be performed by it to-date under, and complied in all material respects with the terms of, the Trust Agreement, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder by Parent or, to the knowledge of Parent, the Trustee. There are no Actions pending or, to the knowledge of Parent, threatened with respect to the Trust Account. Since November 7, 2019, Parent has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the Effective Time, the obligations of Parent to dissolve or liquidate pursuant to the Parent Organizational Documents shall terminate, and, as of the Effective Time, Parent shall have no obligation whatsoever pursuant to the Parent Organizational Documents to dissolve and liquidate the assets of Parent by reason of the consummation of the transactions contemplated hereby. Following the Effective Time, no Parent Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such Parent Stockholder is a Redeeming Stockholder.

6.09 Taxes.

(a) All income and other material Tax Returns required by Law to be filed by Parent and its Subsidiaries have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings) and all such Tax Returns are true, correct and complete in all material respects.

(b) All income and other material amounts of Taxes due and payable by Parent or any of its Subsidiaries have been timely paid.

(c) Each of Parent and its Subsidiaries has (i) withheld or collected all material amounts of Taxes required to have been withheld or collected by it in connection with amounts paid to or by any employee, independent contractor, creditor, stockholder or any other party, and (ii) remitted such amounts required by Law to have been remitted to the appropriate Governmental Authority in material compliance with applicable Law.

(d) To the knowledge of Parent, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(e) No deficiency for any material amounts of Taxes has been asserted or assessed by any Governmental Authority in writing against Parent or its Subsidiaries (nor to the knowledge of Parent is there any), which deficiency has not been paid or resolved. No audit or other proceeding by any Governmental Authority is currently pending or threatened in writing against Parent or its Subsidiaries with respect to any material amounts of Taxes due from Parent or its Subsidiaries.

(f) There are no Tax allocation, Tax indemnification or Tax sharing agreements under which Parent or its Subsidiaries could be liable after the Closing Date for the Tax liability of any Person other than Parent or its Subsidiaries, except for any such agreements that are commercial contracts entered into in the ordinary course of business not primarily relating to Taxes. Neither Parent nor any of its Subsidiaries (i) has any liability for the Taxes of another Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) or as a transferee or successor, or (ii) is bound by any private letter or similar ruling.

(g) Neither Parent nor any of its Subsidiaries has consented to extend the time in which any Tax may be assessed or collected by any Governmental Authority (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), which extension is still in effect.

(h) Neither Parent nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item or deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred prior to the Closing; (ii) any change in method of accounting prior to the Closing, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Law); or (iii) any closing or similar agreement entered into prior to the Closing with a taxing authority.

(i) For U.S. federal income tax purposes, each of Parent and First Merger Sub has, since its formation, been treated as a corporation that is a United States person. Second Merger Sub has at all times during its existence been treated as a disregarded entity for federal and applicable state and local income Tax purposes and its assets are thereby treated for applicable income Tax purposes as owned by Parent, and no election has been made or will be made to treat Second Merger Sub as a corporation for income Tax purposes.

(j) There are no Liens for material amounts of Taxes on any assets of Parent or any of its Subsidiaries (other than Permitted Liens).

(k) No written claim has been made by any Governmental Authority in a jurisdiction where the Parent or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to income or other material Taxes by, or required to file income or other material Tax Returns in, that jurisdiction, which claim has not been resolved.

6.10 Brokers’ Fees. Except as set forth on Schedule 6.10, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Parent, First Merger Sub or Second Merger Sub or any of their respective Affiliates, including the Sponsor.

6.11 Parent SEC Reports; Nasdaq Correspondence; Financial Statements; Sarbanes-Oxley Act; Canadian Reporting Issuer Status.

(a) Except as set forth in Schedule 6.11(a), Parent has filed in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since November 7, 2019 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Parent SEC Reports”). All Parent SEC Reports, any correspondence from or to the SEC (other than such correspondence in connection with the initial public offering of Parent), and all certifications and statements required by (i) Rule 13a-14 or 15d-14 under the Exchange Act or (ii) 18 U.S.C. § 1350 (Section 906) of the Sarbanes-Oxley Act with respect to any of the foregoing are available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system (EDGAR) in full without redaction. Except as set forth in Schedule 6.11(a), the Parent SEC Reports were prepared in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Parent SEC Reports did not, as of their respective dates of filing with the SEC (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were or will be made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the Parent SEC Reports (or if restated or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC), and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments, the effect of which will not, individually or in the aggregate, be material, and the absence of complete footnotes to the extent permitted by Regulation S-X or Regulation S-K, as applicable) in all material respects the financial position and changes in stockholders’ equity of Parent as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended. Parent has no off-balance sheet arrangements that are not disclosed in the Parent SEC Reports. No financial statements other than those of Parent are required by GAAP to be included in the consolidated financial statements of Parent.

(b) All and any correspondence between Parent and Nasdaq has been made available to the Company.

(c) Parent has established and maintains disclosure controls and procedures as required under Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that material information relating to Parent and other material information required to be disclosed by Parent in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Except as set forth in Schedule 6.11(c), to Parent’s knowledge, such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act.

(d) Parent has established and maintained a system of internal controls. Except as set forth in Schedule 6.11(d), to Parent’s knowledge, such internal controls are sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP.

(e) There are no outstanding loans or other extensions of credit made by Parent to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent. Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f) Except as set forth in Schedule 6.11(f), neither Parent (including any employee thereof) nor Parent’s independent auditors have identified or been made aware of: (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Parent; (ii) any fraud, whether or not material, that involves Parent’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Parent; or (iii) any claim or allegation regarding any of the foregoing.

(g) To the knowledge of Parent, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the Parent SEC Reports. To the knowledge of Parent, none of the Parent SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

(h) As of the date hereof, to the knowledge of Parent, each director and executive officer of Parent has filed with the SEC on a timely basis all statements required with respect to Parent by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(i) Parent is a “reporting issuer” as that term is defined under applicable Securities Laws in the provinces of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland. Parent has complied, and is now complying in all material respects, with all applicable Securities Laws in any jurisdiction of Canada (“Canadian Securities Laws”). Parent has not made any confidential filings with any Canadian securities regulatory authority that have not subsequently been made public. Parent has not taken any action to cease to be a reporting issuer in any jurisdiction of Canada nor has Parent received written notification from any Governmental Entity seeking to revoke the reporting issuer status of Parent in any jurisdiction of Canada. Parent has filed with applicable Canadian securities regulatory authorities all documents or information required to be filed by Parent under applicable Canadian Securities Laws and the rules and requirements of the NEO Exchange (the “Canadian Public Documents”). None of the Canadian Public Documents, as of their respective dates, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All of the Canadian Public Documents, as of their respective dates (and as of the dates of any amendments thereto), complied as to both form and content in all material respects with the requirements of applicable Canadian Securities Laws. As of the date hereof, none of the Canadian Public Documents filed under the profile of Parent on www.sedar.com, to the knowledge of Parent, the subject of an ongoing review, outstanding comment or outstanding investigation by or of any Governmental Entity.

6.12 Business Activities; Absence of Changes.

(a) Since its incorporation, Parent has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Parent Organizational Documents, there is no Contract, agreement, commitment or Governmental Order binding upon Parent or to which Parent is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Parent or any acquisition of property by Parent or the conduct of business by Parent as currently conducted or as contemplated to be conducted (including, in each case, following the Closing) other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to be material to Parent, First Merger Sub and Second Merger Sub, taken as a whole, or have a material adverse effect on the ability of Parent, First Merger Sub and Second Merger Sub to enter into and perform its obligations under this Agreement and consummate the Transactions.

(b) Parent does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust, or other entity. Except for this Agreement and the transactions contemplated hereby, Parent has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c) There is no liability, debt or obligation against Parent, First Merger Sub or Second Merger Sub, except for liabilities and obligations: (i) provided for in, or otherwise reflected or reserved for the financial statements and notes contained or incorporated by reference in the Parent SEC Reports; (ii) reflected or reserved for on Parent’s balance sheet as of March 31, 2021 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to Parent); (iii) that have arisen since March 31, 2021 in the ordinary course of the operation of business of Parent (other than any such liabilities as are not and would not be, in the aggregate, material to Parent and its Subsidiaries, taken as a whole); or (iv) disclosed in Schedule 6.12(c).

(d) Since their organization, neither First Merger Sub nor Second Merger Sub have conducted any business activities other than activities directed toward the accomplishment of the Mergers. Except as set forth in the organizational documents of First Merger Sub and Second Merger Sub, there are no Contracts or Governmental Orders binding upon First Merger Sub or Second Merger Sub or to which First Merger Sub or Second Merger Sub is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of First Merger Sub or Second Merger Sub or any acquisition of property by First Merger Sub or Second Merger Sub or the conduct of business by First Merger Sub or Second Merger Sub as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to be material to Parent, First Merger Sub and Second Merger Sub, taken as a whole, or have a material adverse effect on the ability of First Merger Sub or Second Merger Sub to enter into and perform their respective obligations under this Agreement and consummate the Transactions.

(e) First Merger Sub and Second Merger Sub were formed solely for the purpose of effecting the Mergers and have not engaged in any business activities or conducted any operations other than in connection with the Mergers and have no, and at all times prior to the Effective Time and Second Effective Time, as applicable, except as contemplated by this Agreement or the other Transaction Agreements, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to their formation.

(f) Since the date of Parent’s formation, there has not been any change, development, condition, occurrence, event or effect relating to Parent that, individually or in the aggregate, would reasonably be expected to be material to Parent, First Merger Sub and Second Merger Sub, taken as a whole, or have a material adverse effect on the ability of Parent to enter into and perform its obligations under this Agreement and consummate the Transactions. From November 4, 2019 through the date of this Agreement, Parent has not taken any action that would require the consent of the Company pursuant to Section 8.01 if such action had been taken after the date hereof.

(g) Except for (i) this Agreement, (ii) the agreements expressly contemplated hereby or as set forth on Schedule 6.12(g) and (iii) any Contract that will expire by its terms or the obligations for which will be fully satisfied upon the Closing, Parent, First Merger Sub and Second Merger Sub are not, and at no time have been, party to any Contract with any other Person that would require payments by Parent, First Merger Sub or Second Merger Sub in excess of $25,000 monthly or $250,000 in the aggregate. Schedule 6.12(g) sets forth the principal amount of all of the outstanding Indebtedness, as of the date hereof, of Parent, First Merger Sub and Second Merger Sub.

(h) Except as set forth in Parent SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, there has not been: (i) any declaration, setting aside or payment of any dividend on, or other distribution in respect of, any of Parent’s capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent’s capital stock or any other securities of Parent or any options, warrants, calls or rights to acquire any such shares or other securities; (ii) any split, combination or reclassification of any of Parent’s capital stock; (iii) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in GAAP (or any interpretation thereof) or applicable Law; (iv) any change in the auditors of Parent; (v) any issuance of capital stock of Parent; or (vi) any revaluation by Parent of any of its assets, including any sale of assets of Parent other than in the ordinary course of business.

(i) Subject to the restrictions on use of the Trust Account set forth in the Trust Agreement, Parent owns good and marketable title to, or holds a valid leasehold interest in, or a valid license to use, all of the assets used by Parent in the operation of its business and which are material to Parent, free and clear of any Liens (other than Permitted Liens).

6.13 Registration Statement. None of the information relating to Parent, First Merger Sub, or Second Merger Sub, in each case, supplied by Parent or by any other Person acting on behalf of Parent, in writing specifically for inclusion or incorporation by reference in the Registration Statement will, as of the time the Registration Statement is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing provisions of this Section 6.13, Parent makes no representations or warranties with respect to information or statements made or incorporated by reference in the Registration Statement that were not supplied by or on behalf of Parent, First Merger Sub, or Second Merger Sub for use therein.

6.14 Capitalization.

(a) The authorized capital stock of Parent consists of 1,000,000 shares of Parent Preferred Stock and 50,000,000 shares of Parent Common Stock. No Parent Preferred Stock is issued and outstanding as of the date of this Agreement. Schedule 6.14(a) sets forth the issued and outstanding Parent Common Stock and Parent Warrants, and each other option, warrant, purchase right, conversion, right, exchange right, or other Contract exercisable for, exchangeable for, or convertible into capital stock of Parent as of the date of this Agreement. All of the issued and outstanding shares of Parent Common Stock and Parent Warrants: (1) have been duly authorized and validly issued and are fully paid and nonassessable; (2) were issued in compliance in all material respects with applicable Law; (3) were not issued in breach or violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any applicable Law, the Parent Organizational Documents or any Contract to which Parent is a party or is otherwise bound; and (4) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code, except as disclosed in the Parent SEC Reports with respect to Parent Warrants held by the Sponsor.

(b) Except for this Agreement and the Parent Warrants, as of the date hereof, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Parent Common Stock or the equity interests of Parent, First Merger Sub or Second Merger Sub or other interest or participation in Parent, First Merger Sub or Second Merger Sub, or any other Contracts to which Parent is a party or by which Parent is bound obligating Parent to issue, deliver, sell, or cause to be issued, delivered or sold, any shares of capital stock of, other equity interests in or debt securities of, Parent, First Merger Sub or Second Merger Sub, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Parent, First Merger Sub or Second Merger Sub. Except as disclosed in the Parent SEC Reports or the Parent Organizational Documents, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any securities or equity interests of Parent. There are no outstanding bonds, debentures, notes, or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Parent Stockholders may vote. Except as disclosed in the Parent SEC Reports, Parent is not a party to any stockholder agreement, voting agreement, registration rights agreement, voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which Parent is a party or by which Parent is bound relating to Parent Common Stock or any other equity interests of Parent. Other than with respect to First Merger Sub and Second Merger Sub, Parent does not own any capital stock or any other equity interests in any other Person or have any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

(c) As of the date hereof, the authorized share capital of First Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, of which 1,000 shares are issued and outstanding and beneficially held (and held of record) by Parent, free and clear of all Liens (other than Permitted Liens). All outstanding shares of First Merger Sub common stock have been duly authorized, validly issued and fully paid and are non-assessable and are not subject to preemptive rights.

(d) As of the date hereof, all outstanding membership interests of Second Merger Sub have been duly authorized and validly issued and are not subject to preemptive rights and are held by Parent.

(e) Subject to approval of the Proposals, the shares of Parent Common Stock to be issued by Parent in connection with the Transactions, upon issuance in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and will not be subject to any preemptive rights of any other stockholder of Parent and will be capable of effectively vesting in the Company Shareholders title to all such securities, free and clear of all Liens (other than Liens arising pursuant to applicable Securities Laws).

(f) Assuming the accuracy of the representations and warranties of the applicable Company Shareholder contained in the Investor Representations Letters, the issuance of shares of Parent Common Stock to such Company Shareholder pursuant to this Agreement is exempt from the registration requirements of the Securities Act, and neither Parent nor, to the knowledge of Parent, any Person acting on behalf of Parent, has taken nor will take any action hereafter that would cause the loss of such exemption.

(g) Each holder of Parent Common Stock initially issued to the Sponsor in connection with Parent’s initial public offering has agreed: (i) to vote all shares of Parent capital stock held by such holder in favor of approving the Transactions; and (ii) to refrain from electing to redeem any shares of such Parent capital stock pursuant to the Parent Organizational Documents.

6.15 Parent Listing.

(a) The issued and outstanding Parent Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on the Nasdaq Capital Market (“Nasdaq”) under the symbol “MCMJ”. The issued and outstanding Parent Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “MCMJW”. There is no action or proceeding pending or, to the knowledge of Parent, threatened in writing against Parent by Nasdaq or the SEC with respect to any intention by such entity to deregister the Parent Common Stock or Parent Warrants or terminate the listing of Parent on Nasdaq. None of Parent or any of its Affiliates has taken any action in an attempt to terminate the registration of the Parent Common Stock or Parent Warrants under the Exchange Act.

(b) The issued and outstanding Parent Common Stock is listed for trading on the NEO Exchange under the symbol “MMK.U.” The Parent Warrants are listed for trading on the NEO Exchange under the symbol “MMK.WT.U.” There is no action or proceeding pending or, to the knowledge of Parent, threatened in writing against Parent by the NEO Exchange with respect to any intention by such entity to terminate the listing of the Parent Common Stock or the Parent Warrants on the NEO Exchange.

6.16 Contracts; No Defaults.

(a) Schedule 6.16 contains a listing of every “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than confidentiality and non-disclosure agreements and this Agreement) to which, as of the date of this Agreement, Parent is a party or by which any of its assets are bound. True, correct and complete copies of the Contracts listed on Schedule 6.16 have been delivered to or made available to the Company or its agents or representatives. For the purposes of this Section 6.16, each Contract filed as an exhibit to the Parent SEC Reports shall be deemed to have been “made available” to the Company.

(b) Each Contract of the type required to be listed on Schedule 6.16(a), whether or not set forth on Schedule 6.16(a), was entered into in the ordinary course of business. Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to each Contract of the type described in Section 6.16(a), whether or not set forth on Schedule 6.16(a): (i) such Contracts is in full force and effect and represents the legal, valid and binding obligation of Parent and, to the knowledge of Parent, represents the legal, valid and binding obligation of the other parties thereto, and, to the knowledge of Parent, are enforceable by Parent in accordance with its terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law); (ii) neither Parent nor, to the knowledge of Parent, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract; (iii) since November 7, 2019, Parent has not received any written or, to the knowledge of Parent, oral claim or notice of material breach of or material default under any such Contract which, individually or in the aggregate, would be reasonably expected to be material to Parent; (iv) to the knowledge of Parent, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by Parent or, to the knowledge of Parent, any other party thereto (in each case, with or without notice or lapse of time or both); and (v) since November 7, 2019 through the date hereof, Parent has not received written notice from any other party to any such Contract that such party intends to terminate or not renew such Contract.

6.17 Investment Company Act; JOBS Act. None of Parent or any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940. Parent constitutes an “emerging growth company” within the meaning of the JOBS Act.

6.18 Affiliate Agreements. Except as set forth on Schedule 6.18, none of Parent or its Subsidiaries is a party to any transaction, agreement, arrangement or understanding with any: (a) present or former officer, director or employee of any of Parent or any of its Subsidiaries; (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any of the Company or any of its Subsidiaries; or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (each of the foregoing, an “Parent Affiliate Agreement”).

Article VII
COVENANTS OF THE COMPANY

7.01 Conduct of Business. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as set forth on Schedule 7.01, as expressly contemplated by this Agreement or as consented to by Parent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), or as may be required by Law or COVID-19 Measures or Social Unrest Measures, use commercially reasonable efforts to: (i) conduct and operate its business in the ordinary course consistent with past practice; (ii) preserve intact the current business organization and ongoing businesses of the Company and its Subsidiaries, and maintain the existing relations and goodwill of the Company and its Subsidiaries with customers, suppliers, joint venture partners, distributors and creditors of the Company and its Subsidiaries; (iii) keep available the services of their present officers and other key employees; and (iv) maintain all insurance policies of the Company and its Subsidiaries or substitutes therefor. To the extent that the Company has taken any COVID-19 Measures or Social Unrest Measures, the Company shall use commercially reasonable efforts to take reasonable precautions to mitigate the risk of COVID-19 exposure to employees, business partners, customers and other invitees onto Company-controlled premises, including compliance with directives and guidance from the Centers for Disease Control and Prevention, the United States Department of Labor and the Occupational Safety and Health Administration. Without limiting the generality of the foregoing, except as set forth on Schedule 7.01, as expressly contemplated by this Agreement or as consented to by Parent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), or as may be required by Law, COVID-19 Measures or Social Unrest Measures, the Company shall not, and the Company shall cause its Subsidiaries not to, during the Interim Period:

(a) change or amend the articles of incorporation, bylaws, or other organizational documents of the Company or any of its Subsidiaries;

(b) (i) make, declare or pay any dividend or distribution (whether in cash, stock or property) to the shareholders of the Company in their capacities as shareholders; (ii) effect any recapitalization, reclassification, split or other change in its capitalization; (iii) except as permitted under Section 7.01(e) or in connection with the exercise of any Company Stock Option outstanding as of the date of this Agreement in accordance with its terms as of the date hereof, authorize for issuance, issue, sell, transfer, pledge, encumber, dispose of or deliver any additional shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock, or issue, sell, transfer, pledge, encumber or grant any right, option, restricted stock unit, stock appreciation right or other commitment for the issuance of shares of its capital stock, or split, combine or reclassify any shares of its capital stock; or (iv) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of its capital stock or other equity interests, except for: (A) the acquisition by the Company or any of its Subsidiaries of any shares of capital stock, membership interests or other equity interests of the Company or its Subsidiaries in connection with the forfeiture or cancellation of such equity interests; (B) transactions between the Company and any of its wholly-owned Subsidiaries or between wholly-owned Subsidiaries of the Company; and (C) purchases or redemptions pursuant to exercises of Company Stock Options issued and outstanding as of the date hereof or the withholding of shares to satisfy net settlement or Tax obligations with respect to equity awards in accordance with the terms of such equity awards as of the date hereof;

(c) enter into, or amend or modify any material term of, terminate (excluding any expiration in accordance with its terms), renew or fail to exercise any renewal rights, or waive or release any material rights, claims or benefits under (i) any Contract of a type required to be listed on Schedule 5.16(a) (or any Contract, that if existing on the date hereof, would have been required to be listed on Schedule 5.16(a)), (ii) any lease related to the Leased Real Property or (iii) any collective bargaining or similar agreement (including agreements with works councils and trade unions) to which the Company or its Subsidiaries is a party or by which it is bound, other than, in the case of each of clauses “(i)” through “(iii),” entry into, amendments of, modifications of, terminations of, or waivers or releases under, such agreements in the ordinary course of business consistent with past practice;

(d) sell, transfer, lease, license, sublicense, pledge or otherwise encumber or subject to any Lien (other than Permitted Liens), abandon, cancel, let lapse or convey or dispose of any material assets, properties or business of the Company and its Subsidiaries, taken as a whole (including material Owned Intellectual Property), except for dispositions of obsolete or worthless assets and other than in the ordinary course of business consistent with past practice;

(e) other than as required pursuant to Company Benefit Plans in effect on the date of this Agreement (or adopted or entered into after the date hereof in accordance with Schedule 7.01(e)), applicable Law, or in the ordinary course of business consistent with past practice: (i) materially increase any compensation or benefits (including severance) of, or grant or provide any change in control, retention, sale bonus or similar payments or benefits to any current or former director, employee or individual independent contractor of the Company or any of its Subsidiaries (other than annual merit-based or promotion-based base compensation increases in the ordinary course of business consistent with past practice); (ii) adopt, enter into, materially amend or terminate any Company Benefit Plan or agreement, arrangement, policy or plan which would be a Company Benefit Plan if in effect on the date of this Agreement, or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which the Company or any of its Subsidiaries is a party or by which any of them is bound, other than actions that would not materially increase costs to the Company; (iii) grant or pay any severance or termination payments or benefits to any current or former director, employee, or individual independent contractor of the Company or any of its Subsidiaries; (iv) hire or terminate (other than for cause) any employee of the Company or any of its Subsidiaries with a base salary in excess of $250,000; (v) accelerate the vesting, payment or funding of any compensation or benefit to any current or former director, employee, or individual independent contractor of the Company or any of its Subsidiaries under any of the Company Benefit Plans; or (vi) except for grants of Company Stock Options to newly hired employees and individual independent contractors or in connection with promotions or refresh grants, in each case in the ordinary course of business consistent with past practice (it being understood that the Company may grant, solely in respect of grantees that are not subject to U.S. Tax, Company Stock Options, notwithstanding that the Company’s past practice has been to grant Company Stock Options), grant any equity or equity-based compensation awards;

(f) (i) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof or (ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Transactions);

(g) make any capital expenditures (or commit to make any capital expenditures) that in the aggregate exceed $100,000, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditure budget for periods following the date hereof, made available to Parent;

(h) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, employees, directors, agents or consultants, but excluding any of the Company’s Subsidiaries), make any material change in its existing borrowing or lending arrangements relating to such loans, advances, capital contributions or investments for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person, other than advances to employees or officers of the Company or its Subsidiaries in the ordinary course of business consistent with past practice;

(i) (A) make, rescind or change any material Tax election in a manner inconsistent with past practice; (B) settle or compromise any material Tax claim; (C) adopt, change or make a request to change any Tax accounting method or period; (D) file any material amendment to a Tax Return; (E) enter into any closing agreement with any Governmental Authority with respect to a material amount of Taxes; (F) surrender any right to claim a material refund of Taxes; (G) settle or compromise any examination, audit or other Action with any Governmental Authority relating to any material Taxes; or (H) consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of material Taxes;

(j) enter into any agreement that restricts the ability of the Company or any of its Subsidiaries to engage or compete in any line of business, or enter into any agreement that restricts the ability of the Company or its Subsidiaries to enter a new line of business;

(k) acquire any fee interest in real property;

(l) enter into, renew, or amend in any material respect any Company Affiliate Agreement;

(m)     waive, release, compromise, settle or satisfy any pending or threatened Action or compromise or settle any liability, other than in the ordinary course of business consistent with past practice or that otherwise does not exceed $500,000 in the aggregate;

(n) (i) issue or sell any debt securities or rights to acquire any debt securities of the Company or any of its Subsidiaries or guarantee any debt securities of another Person, or (ii) incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness;

(o) (i) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business or (ii) delay or accelerate payment of any account payable in advance of or beyond its due date or the date such liability would have been paid in the ordinary course of business;

(p) enter into any material new line of business outside of the business currently conducted by the Company and its Subsidiaries as of the date of this Agreement;

(q) make any material change in financial accounting methods, principles, or practices, except insofar as may have been required by a change in GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable Law;

(r) voluntarily fail to maintain, cancel, or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Company and its Subsidiaries and their assets and properties;

(s) implement any employee layoffs, plant closings or similar events that, individually or in the aggregate, would give rise to any obligations or liabilities on the part of the Company or any of its Subsidiaries under WARN, including any temporary layoffs or furloughs that would trigger obligations or liabilities under WARN should they last for longer than six months; or

(t) enter into any agreement to do any action prohibited under this Section 7.01.

Nothing contained in this Agreement shall give Parent, directly or indirectly, any right to control or direct the operations of the Company or its Subsidiaries prior to the Closing. Prior to the Closing, each of the Company and Parent shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over their respective businesses.

7.02 Inspection. Subject to confidentiality obligations and similar restrictions (whether contractual, imposed by applicable Law or otherwise) that may be applicable to information furnished to the Company or its Subsidiaries by third parties that may be in the Company’s or its Subsidiaries’ possession from time to time, and except for any information which (a) relates to interactions with prospective buyers of the Company or the negotiation of this Agreement and the Transactions or (b) in the judgment of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which the Company or any of its Subsidiaries is bound, the Company shall, and shall cause its Subsidiaries to, (i) afford to Parent and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, analyses and appropriate officers and employees of the Company and its Subsidiaries, and (ii) furnish Parent and its Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries that are in the possession of the Company or any of its Subsidiaries as Parent or its Representatives may reasonably request. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by Parent and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

7.03 Termination of Certain Agreements. At and as of the Closing, the Company shall take all actions necessary to cause the Company Stockholders’ Agreement and each of the Contracts listed on Schedule 7.03 to be terminated without any further force and effect and without any cost or other liability or obligation to the Company or any of its Subsidiaries, and there shall be no further obligations of any of the relevant parties thereunder following the Closing.

7.04 No Parent Securities Transactions. From and after the date of this Agreement until the Effective Time, except as otherwise contemplated by this Agreement, the Company and its Subsidiaries shall not, and the Company shall use its reasonable best efforts to require each of its controlled Affiliates not to, engage in any transactions involving the securities of Parent without the prior consent of Parent.

7.05 No Claim Against the Trust Account. The Company acknowledges that Parent is a blank check company with the power and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Company and one or more businesses or assets, and the Company understands that Parent has established the Trust Account for the benefit of Parent’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Final Prospectus, and other Parent SEC Reports, the Parent Organizational Documents and the Trust Agreement. The Company further acknowledges and agrees that Parent’s sole assets consist of the cash proceeds of Parent’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public stockholders. The Company further acknowledges that, if the Transactions are not consummated by November 7, 2021 or such later date as approved by the Parent Stockholders to complete a Business Combination, Parent will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, the Company (on behalf of itself and its Affiliates) hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account, any trustee of the Trust Account and Parent to collect from the Trust Account any monies that may be owed to them by Parent or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever, including for any Willful Breach of this Agreement; provided, however, that (a) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Parent for (i) legal relief against monies or other assets held outside the Trust Account or (ii) specific performance or other equitable relief in connection with the consummation of the Transactions so long as such claim would not affect Parent’s ability to fulfill its obligation to effectuate the redemptions pursuant to the Offer and (b) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against Parent’s assets or funds that are not held in the Trust Account. This Section 7.05 shall survive the termination of this Agreement for any reason.

7.06 Company Financial Statements; Other Actions.

(a) Within thirty (30) Business Days after the end of each month during the Interim Period, the Company shall deliver to Parent an unaudited balance sheet and profit and loss statement for such month and management commentary on the business performance during such month.

(b) The Company shall be available to, and the Company and its Subsidiaries shall use reasonable best efforts to make their officers and employees available to, in each case, during normal business hours and upon reasonable advanced notice of not less than 24 hours, Parent and its counsel in connection with (i) the drafting of the Registration Statement and (ii) responding in a timely manner to comments on the Registration Statement from the SEC. The Company will instruct its auditor to provide Parent and its Representatives reasonable access to all of the financial information used in the preparation of the Financial Statements and reasonably cooperate with the preparation of financial statements or financial information for inclusion in the Form S-4; provided, that Parent and its Representatives execute any customary non-reliance or similar agreement reasonably requested by the Company’s auditor; provided, further, that the Company shall be entitled to attend any meeting and be copied on any correspondence between Parent or any of its Representatives and the auditor. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with Parent in connection with Parent’s preparation for inclusion in the Registration Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required by Form S-4.

(c) From and after the date on which the Registration Statement is declared effective under the Securities Act, the Company shall give Parent prompt written notice of any action taken or not taken by the Company or any of its Subsidiaries or of any development regarding the Company or any of its Subsidiaries, in any such case which is known by the Company, that would cause the Registration Statement to contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, Parent and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Registration Statement, such that the Registration Statement no longer contains an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided further, however, that no information received by Parent pursuant to this Section 7.06 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Company Schedules or the Parent Schedules.

7.07 Consent Solicitation; Company Shareholder Consent. The Company shall solicit the Company Requisite Approval via a written consent of the Company Shareholders in accordance with applicable law (including the WBCA) (the “Shareholder Written Consent”) on the first Business Day following the date the Registration Statement is declared effective under the Securities Act and shall deliver the Shareholder Written Consent reflecting the Company Requisite Approval no later than three Business Days after the Consent Solicitation Statement is disseminated by the Company to its shareholders. In connection therewith, the Company shall (a) establish the record date for determining the Company Shareholders entitled to provide such Shareholder Written Consent, (b) cause the Consent Solicitation Statement and Shareholder Written Consent to be disseminated to the Company Shareholders in compliance with applicable Law, including the WBCA, and (c) solicit execution of the Shareholder Written Consent from the Company Shareholders. Notwithstanding the foregoing, nothing in this Agreement shall restrict the Company Board from changing, withdrawing, withholding, qualifying or modifying the recommendation of the Company Board to the shareholders of the Company that they adopt the Merger Agreement and approve each of the matters requiring Company Requisite Approval, if the Company Board determines in good faith after consultation with outside legal counsel that such change, withdrawal, withholding, qualification or modification is required for the Company Board to comply with its fiduciary duties under applicable Law (a “Company Change in Recommendation”). In the event that the Company Board determines to make a Company Change in Recommendation, then prior to soliciting the Company Requisite Approval or disseminating a Consent Solicitation Statement, the Company shall deliver to Parent a written notice advising Parent of such Company Change in Recommendation and the material facts underlying the Company Board’s determination to make a Company Change in Recommendation. The Company shall provide Parent with all executed copies of the Shareholder Written Consent it receives within one Business Day of receipt. Promptly following the receipt of such executed Shareholder Written Consent reflecting the Company Requisite Approval, the Company shall prepare and deliver to the Company Shareholders who have not executed the Shareholder Written Consent the notice required by Section 23B.07.040 of the WBCA.

7.08 Non-Solicitation. From the date of this Agreement until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 11.01, the Company shall not, shall cause its Subsidiaries not to and shall use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly: (a) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal; (b) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to any of its properties, books or records or any confidential information or data to, any Person relating to any proposal, offer, inquiry or request for information that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal; (c) furnish any non-public information regarding the Company or any of its Subsidiaries or access to any of the properties, assets or employees of the Company or any of its Subsidiaries to any Person with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal; (d) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal; (e) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Acquisition Proposal; (f) submit any Acquisition Proposal to the shareholders of the Company; or (g) resolve or agree to do any of the foregoing. The Company also agrees that, immediately following the execution of this Agreement, it shall, and shall cause each of its Subsidiaries to and shall use its reasonable best efforts to cause its and their respective Representatives to, (i) cease any solicitations, discussions or negotiations with any Person (other than the parties hereto and their respective Representatives) conducted heretofore in connection with any Acquisition Proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal and (ii) terminate access to any physical or electronic data room maintained by or on behalf of the Company or any of its Subsidiaries and within three Business Days of the execution of this Agreement, instruct each Person that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of acquiring the Company to return or destroy all confidential information furnished to such Person by or on behalf of it or any of its Subsidiaries prior to the date hereof. Notwithstanding anything in this Section 7.08 to the contrary, if, at any time prior to obtaining the Company Requisite Approval, the Company or any of its Representatives receives an unsolicited bona fide Acquisition Proposal that did not result from a material breach of this Section 7.08, the Company Board may take the actions otherwise prohibited by Section 7.08(b) and Section 7.08(c) with respect to such Acquisition Proposal (and enter into a confidentiality agreement with the third party proposing such Acquisition Proposal) solely if the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that (A) such Acquisition Proposal constitutes, or is reasonably likely to result in, a Superior Proposal and (B) the failure by the Company Board to take the actions specified in Section 7.08(b) and Section 7.08(c) would constitute a breach of its fiduciary duties under applicable Law. In the event the Company Board, after consultation with its financial advisor and outside legal counsel, determines that an Acquisition Proposal constitutes a Superior Proposal, the Company may terminate this Agreement pursuant to Section 11.01(g) and enter into a definitive agreement with respect to such Superior Proposal, provided that the Company delivers written notice to Parent that it intends to take such actions with respect to such Superior Proposal and the Company (or its designee) pays to Parent the termination fee in accordance with the provisions of Section 11.02(b). The Company shall notify Parent as promptly as practicable (and in any event within two Business Days of receipt) upon becoming aware of any proposal or offer that constitutes, or could reasonably be expected to result in or lead to any Acquisition Proposal after the date hereof. Notwithstanding the foregoing, the Company may respond to any such proposal, offer or submission by indicating only that the Company is subject to this Agreement and is unable to provide any confidential information related to the Company and its Subsidiaries or entertain any proposals or offers or engage in any negotiations or discussions concerning an Acquisition Proposal for as long as this Agreement remains in effect. The Parties agree that the rights and remedies for noncompliance with this Section 7.08 include specific performance, it being acknowledged and agreed that any breach or threatened breach may cause irreparable injury to Parent and that money damages would not provide an adequate remedy for Parent.

Article VIII
COVENANTS OF PARENT

8.01 Conduct of Parent During the Interim Period. During the Interim Period, Parent shall, and shall cause First Merger Sub and Second Merger Sub to, except as set forth on Schedule 8.01, as expressly contemplated by this Agreement or as consented to by the Company in writing (which consent shall not be unreasonably withheld, conditioned or delayed), or as may be required by Law, COVID-19 Measures or Social Unrest Measures, use commercially reasonable efforts to conduct and operate its business in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, except as set forth on Schedule 8.01, as expressly contemplated by this Agreement or as consented to by the Company in writing (which consent shall not be unreasonably withheld, conditioned or delayed), or as may be required by Law, COVID-19 Measures or Social Unrest Measures, Parent shall not and shall not permit First Merger Sub or Second Merger Sub to:

(a) change, modify or amend the Trust Agreement (or any other agreement relating to the Trust Account), the Parent Organizational Documents (except in connection with the Extension or as contemplated under this Agreement) the organizational documents of First Merger Sub or Second Merger Sub, or form or establish any other Subsidiary;

(b) (i) make, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock or property) in respect of any of its outstanding capital stock or other equity interests; (ii) split, combine, reclassify or otherwise change any of its capital stock or other equity interests; (iii) other than the redemption of any shares of Parent Common Stock required by the Offer or as otherwise required by Parent’s Organizational Documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Parent; or (iv) effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or warrant, or effect any like change in capitalization;

(c) enter into, renew, amend, or waive or release any material rights, claims or benefits under any Parent Affiliate Agreement (or any Contract, that if existing on the date hereof, would constitute a Parent Affiliate Agreement), including the Insider Letters;

(d) enter into, or amend or modify any term of (in a manner adverse to Parent or any of its Subsidiaries (including, following the Effective Time, the Surviving Entity and its Subsidiaries)), terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims or benefits under, (i) any Contract of a type required to be listed on Schedule 6.16 (or any Contract, that if existing on the date hereof, would have been required to be listed on Schedule 6.16), including any Contract with an investment bank, capital markets advisor or financial advisor, (ii) any Parent Benefit Plan (or plan that would be a Parent Benefit Plan if in effect on the date hereof) or (iii) collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which Parent or its Subsidiaries is a party or by which it is bound;

(e) waive, release, compromise, settle or satisfy any pending or threatened claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability;

(f) other than in connection with Parent Borrowings, incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent, as applicable, or enter into any arrangement having the economic effect of any of the foregoing;

(g) (i) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Parent or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (A) in connection with the exercise of any Parent Warrants outstanding on the date hereof in accordance with the terms thereof or (B) the Transactions (including the Convertible Note Financing) or (ii) amend, modify or waive any of the terms or rights set forth in, any Parent Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(h) (i) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof, or (ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Parent or its Subsidiaries (other than the transactions contemplated by this Agreement);

(i) other than in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person;

(j) make any change in financial accounting methods, principles, or practices, except insofar as may have been required by a change in GAAP or applicable Law, including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or applicable Law;

(k) voluntarily fail to maintain, cancel, or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to Parent and its Subsidiaries and their assets and properties;

(l) (i) make, rescind or change any material Tax election in a manner inconsistent with past practice; (ii) settle or compromise any material Tax claim; (iii) adopt, change or make a request to change any Tax accounting method or period; (iv) file any material amendment to a Tax Return; (v) enter into any closing agreement with any Governmental Authority with respect to a material amount of Taxes; (vi) surrender any right to claim a material refund of Taxes; (vii) settle or compromise any examination, audit or other Action with any Governmental Authority relating to any material Taxes; or (viii) consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of material Taxes;

(m) create any material Liens (other than Permitted Liens) on any material property or assets of Parent, First Merger Sub or Second Merger Sub;

(n) engage in any material new line of business; or

(o) enter into any agreement to do any action prohibited under this Section 8.01.

Nothing contained in this Agreement shall give the Company, directly or indirectly, any right to control or direct the operations of Parent or its Subsidiaries at any time. Prior to the Closing, each of the Parent and the Company shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over their respective businesses.

8.02 Trust Account. Prior to or at the Closing (subject to the satisfaction or waiver of the conditions set forth in Article X and provision of notice thereof to Continental), Parent shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement including causing the documents, opinions and notices required to be delivered to Continental pursuant to the Trust Agreement to be so delivered, for the following: (a) the redemption of any shares of Parent Common Stock in connection with the Offer; (b) the payment of the Outstanding Company Expenses and Outstanding Parent Expenses pursuant to Section 2.04; (c) the repayment of Parent Borrowings and other loans and reimbursement of expenses to directors, officers and stockholders of Parent; (d) the payment of cash in lieu of the issuance of any fractional shares pursuant to Section 3.08; and (e) the balance of the assets in the Trust Account, if any, after payment of the amounts required under the foregoing clauses “(a),” “(b),” “(c),” and “(d),” to be disbursed to Parent.

8.03 Inspection. Subject to confidentiality obligations and similar restrictions (whether contractual, imposed by applicable Law or otherwise) that may be applicable to information furnished to Parent, First Merger Sub or Second Merger Sub by third parties that may be in Parent’s, First Merger Sub’s or Second Merger Sub’s possession from time to time, and except for any information which (a) relates to confidential information of prospective targets for a Business Combination or the negotiation of this Agreement and the Transactions or (b) which in the opinion of legal counsel of Parent would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which Parent, First Merger Sub or Second Merger Sub is bound, Parent shall (i) afford to the Company and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, analyses and appropriate officers and employees of Parent, and (ii) furnish the Company and its Representatives with all financial and operating data and other information concerning the affairs of Parent that are in the possession of Parent as the Company or its Representatives may reasonably request. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

8.04 Parent Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock issued in connection with the Transactions to be approved for listing on Nasdaq at the Closing. From the date hereof through the Closing, Parent shall use reasonable best efforts to ensure Parent remains listed as a public company on, and for shares of Parent Common Stock and Parent Warrants remain listed on Nasdaq. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock and Parent Warrants to be de-listed from the NEO Exchange prior to Closing.

8.05 Parent Public Filings(a). From the date hereof through the Closing, Parent will keep current and timely file all reports required to be filed or furnished with the SEC or applicable Canadian securities regulatory authorities and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws (the “Additional Parent Reports”). The Additional Parent Reports (a) will be prepared in accordance with the requirements of applicable Securities Laws, including the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, and the rules and regulations thereunder and (b) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were or will be made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the that will be included in the Additional Parent Reports, (or if restated or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing) complied or will comply, as the case may be, as to form in all material respects with the published rules and regulations of the SEC with respect thereto, will be prepared, as the case may be, in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC), and will fairly present, as the case may be, (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments, the effect of which will not, individually or in the aggregate, be material, and the absence of complete footnotes to the extent permitted by Regulation S-X or Regulation S-K, as applicable) in all material respects the financial position and changes in stockholders’ equity of Parent as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

8.06 Section 16 Matters. Prior to the Closing, the Parent Board, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 of the Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Parent Common Stock pursuant to this Agreement and the other agreements contemplated hereby, by any person owning securities of the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of Parent following the Closing shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

8.07 Director and Officer Appointments. Except as otherwise agreed in writing by the Company and Parent prior to the Closing, and conditioned upon the occurrence of the Closing, subject to any limitation imposed under applicable Laws and Nasdaq listing requirements, Parent shall take all actions necessary or appropriate to cause: (a) the size of the Parent Board to be increased to five members, of which three shall be appointed by the Company Board (which shall include the Company’s Chief Executive Officer), one shall be appointed by Parent, and one shall be mutually appointed by the Company and Parent (together, the “Board Nominees”); (b) the directors and executive officers of Parent listed on Schedule 8.07(b) to have been removed from their respective positions or to have tendered their irrevocable resignations, in each case effective as of the Effective Time; (c) the Board Nominees be elected as members of the Parent Board, effective as of immediately after the Effective Time; and (d) the individuals set forth on Schedule 8.07(d) (as may be updated by the Company prior to Closing following written notice to Parent), to be the executive officers of Parent, effective as of immediately after the Effective Time. On the Closing Date, Parent shall enter into customary indemnification agreements reasonably satisfactory to the Company with the Board Nominees and persons set forth on Schedule 8.07(d), which indemnification agreements shall continue to be effective following the Closing.

8.08 Exclusivity. During the Interim Period, Parent shall not, and shall not permit any of its Affiliates or Representatives to, take, directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company, its stockholders and/or any of their respective Affiliates or Representatives) concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral, relating to any Business Combination (a “Business Combination Proposal”) other than with the Company, its shareholders and their respective Affiliates and Representatives. Parent shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.

8.09 Bylaws. Prior to the consummation of the Transactions, Parent shall adopt the Parent A&R Bylaws.

8.10 Insider Letters. Pursuant to those certain letter agreements, dated as of November 4, 2019 (collectively, the “Insider Letters”), entered into by and between Parent and each of Mitchell Baruchowitz, Peter Lee, Richard Sellers, Jeffrey Monat, and Andres Nannetti (collectively, the “Insiders”) and the Sponsor, the Insiders and the Sponsor agreed to, among other things, vote all of the shares of the capital stock of Parent they hold to approve the Transaction Proposal at the Special Meeting (the “Approval Requirement”) and not to redeem such shares in connection with the Offer (the “Non-Redemption Requirement”). Parent hereby agrees to enforce the terms and conditions of the Insider Letters, including the Approval Requirement and the Non-Redemption Requirement, in connection with the consummation of the Transactions; provided, that, if required in connection with the Sponsor Agreement and Stock Escrow Amendment, Parent shall use commercially reasonable efforts to amend the Insider Letters as of the Closing to ensure that the transfer restrictions included in the Sponsor Agreement and Stock Escrow Amendment supersede the transfer restrictions included in the Insider Letters.

8.11 Certain Parent Borrowings. Through the Closing, Parent shall be allowed to borrow funds from the Sponsor to meet its reasonable capital requirements necessary for the consummation of the Transactions (“Parent Borrowings”), on a non-interest bearing basis and repayable in cash at the Closing. Any such Parent Borrowings outstanding as of the Effective Time shall be Outstanding Parent Expenses.

8.12 Parent Extension. If Parent reasonably believes that the Closing will not occur on or prior to September 15, 2021, Parent shall take all actions necessary to obtain the approval of the Parent Stockholders to amend Parent’s Certificate of Incorporation to extend the deadline for Parent to consummate its initial Business Combination to a date mutually agreed by Parent and the Company (the “Extension”).

Article IX
JOINT COVENANTS

9.01 Indemnification and Insurance.

(a) From and after the Effective Time, Parent agrees that it shall indemnify and hold harmless each current or former director, manager or officer, as the case may be, of the Company, Parent and their respective Subsidiaries (each, together with such person’s heirs, executors or administrators, a “D&O Indemnified Party”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company, Parent or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and their respective organizational documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Parent agrees that all rights to exculpation, indemnification and advancement of expenses now existing in favor of each D&O Indemnified Party, as provided in the applicable organizational documents or in any indemnification agreement with the Company, Parent or their respective Subsidiaries set forth on Schedule 9.01(a) shall survive the Closing and shall continue in full force and effect. For a period of six years after the Closing Date, Parent shall, and shall cause the Surviving Entity and its Subsidiaries to, maintain in effect exculpation, indemnification and advancement of expenses provisions in the organizational documents of Parent, the Company and their respective Subsidiaries no less favorable to the D&O Indemnified Parties than the similar provisions included in the organizational documents of Parent, the Company and their respective Subsidiaries, to the extent applicable, as in effect immediately prior to the Closing Date or in any indemnification agreements of Parent, the Company and their respective Subsidiaries with any D&O Indemnified Party as in effect as of immediately prior to the Closing Date, and Parent shall not, and shall cause the Surviving Entity and its Subsidiaries not to, amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party, in each case, except as required by Law; provided, however, that all rights to indemnification or advancement of expenses in respect of any Actions pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. From and after the Closing Date, Parent shall, and shall cause the Surviving Entity and its Subsidiaries to, honor, in accordance with their respective terms, each of the covenants contained in this Section 9.01 without limit as to time.

(b) Prior to the Closing, the Company shall purchase a “tail” or “runoff” directors’ and officers’ liability insurance policy (the “Company D&O Tail”) in respect of acts or omissions occurring prior to the Effective Time covering each such Person that is a director or officer of the Company or one or more of its Subsidiaries currently covered by a directors’ and officers’ liability insurance policy of the Company or one or more of its Subsidiaries on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of this Agreement for the six-year period following the Closing. Parent shall, and shall cause the Surviving Entity to, maintain the Company D&O Tail in full force and effect for its full term and cause all obligations thereunder to be honored by the Surviving Entity and its Subsidiaries, as applicable, and no other party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 9.01(b).

(c) Prior to the Closing, Parent shall purchase a “tail” or “runoff” directors’ and officers’ liability insurance policy (the “Parent D&O Tail”) in respect of acts or omissions occurring prior to the Effective Time covering each such Person that is a director or officer of Parent, First Merger Sub or Second Merger Sub currently covered by a directors’ and officers’ liability insurance policy of Parent, First Merger Sub or Second Merger Sub on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of this Agreement for the six-year period following the Closing. Parent shall, and shall cause the Surviving Entity to, maintain the Parent D&O Tail in full force and effect for its full term and cause all obligations thereunder to be honored by the Surviving Entity and its Subsidiaries, as applicable, and no other party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 9.01(c).

(d) Upon the Closing, the Company shall purchase a directors’ and officers’ insurance policy in an amount no less than the Company’s current directors’ and officers’ insurance policy which policy provides liability insurance coverage with respect to claims arising from acts, events or omissions that occur after the Closing (the “D&O Closing Policy”). The cost of the D&O Closing Policy shall be borne by the Surviving Entity. For the avoidance of doubt, the cost of the D&O Closing Policy shall not be an Outstanding Parent Expense. The D&O Closing Policy shall be from an insurance carrier with the same or better credit rating as the current insurance carrier(s) of Parent and the Company with respect to directors’ and officers’ liability insurance.

(e) The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under the organizational documents of Parent, the Company or their respective Subsidiaries, as applicable, any other indemnification agreement or arrangement, any Law or otherwise. The obligations of Parent, the Surviving Entity, the Company and their respective Subsidiaries under this Section 9.01 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party. The provisions of this Section 9.01 shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the D&O Indemnified Parties, each of whom is an intended third party beneficiary of this Section 9.01.

(f) If Parent or, after the Closing, the Surviving Entity or its Subsidiaries, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of Parent, the Surviving Entity or its Subsidiaries, as applicable, assume the obligations set forth in this Section 9.01.

9.02 Support of Transaction. Without limiting any covenant contained in Article VII or Article VIII, or the obligations of the Company and Parent with respect to the notifications, filings, reaffirmations and applications described in Section 9.06, which obligations shall control to the extent of any conflict with the provisions of this Section 9.02, each of Parent and the Company shall, and shall cause their respective Subsidiaries to: (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions; (b) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of Parent, the Company or their respective Affiliates are required to obtain in order to consummate the Transactions, including any material, required consents and approvals of parties to Contracts with the Company or any of its Subsidiaries; (c) terminate or cause to be terminated those agreements listed on Schedule 7.03; and (d) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article X or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable.

9.03  Preparation of Registration Statement; Special Meeting.

(a)  As promptly as practicable following the execution and delivery of this Agreement, Parent shall prepare, with the assistance of the Company, and cause to be filed with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, the “Registration Statement”) in connection with the registration under the Securities Act of the Parent Common Stock to be issued under this Agreement, which Registration Statement will constitute a prospectus under the Securities Act and will also contain the Proxy Statement and Consent Solicitation Statement. Each of Parent and the Company shall use its reasonable best efforts to cause the Registration Statement, the Proxy Statement and the Consent Solicitation Statement to comply with the rules and regulations promulgated by the SEC, to respond as promptly as practicable to any comments of the SEC or its staff and to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Mergers. Each party shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement, the Proxy Statement and the Consent Solicitation Statement. Promptly after the Registration Statement is declared effective under the Securities Act, Parent will cause the Proxy Statement to be mailed to stockholders of Parent.

(b)  Each of Parent and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed) any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. If Parent or the Company becomes aware that any information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply with applicable Law, then (i) such party shall promptly inform the other parties and (ii) Parent, on the one hand, and the Company, on the other hand, shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed) an amendment or supplement to the Registration Statement. Parent and the Company shall use reasonable best efforts to cause the Registration Statement as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of shares of Parent Common Stock, as applicable, in each case pursuant to applicable Law and subject to the terms and conditions of this Agreement and the Parent Organizational Documents. Each of Parent and the Company shall provide the other party with copies of any written comments, and shall inform such other parties of any oral comments, that Parent or the Company, as applicable, receives from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments and shall give the other party a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.

(c)  Parent agrees to include provisions in the Proxy Statement and to take reasonable action related thereto, with respect to the: (i) approval of this Agreement and the transactions contemplated hereby, including the Mergers (the “Transaction Proposal”); (ii) approval of the Parent A&R Charter (the “Amendment Proposal”) and each change to the Parent A&R Charter that is required to be separately approved; (iii) approval of the issuance of shares of Parent Common Stock as Per Share Company Common Stock Consideration and Per Share Company Preferred Stock Consideration and the issuance of shares of Parent Common Stock in connection with the Convertible Note Financing under applicable Nasdaq rules (the “Issuance Proposal”); (iv) approval and adoption of the Parent Incentive Plan (the “Parent Incentive Plan Proposal”), the Parent Earn Out Plan (the “Parent Earn Out Plan Proposal”) and the Parent ESPP (the “Parent ESPP Proposal”); (v) election of the Board Nominees in accordance with Section 8.07 (the “Election Proposal”); (vi) adjournment of the Special Meeting to a later date or dates if it is determined by Parent and the Company that additional time is necessary to consummate the Mergers for any reason (the “Adjournment Proposal”), and (vii) approval of any other proposals reasonably agreed by Parent and the Company to be necessary or appropriate in connection with the transactions contemplated hereby (the “Additional Proposal” and, collectively with the Transaction Proposal, the Amendment Proposal, the Issuance Proposal, the Election Proposal, the Parent Incentive Plan Proposal, the Parent Earn Out Plan Proposal, the Parent ESPP Proposal, and the Adjournment Proposal, the “Proposals”). Without the prior written consent of the Company, the Proposals shall be the only matters (other than procedural matters) which Parent shall propose to be acted on by Parent’s stockholders at the Special Meeting.

(d)  Parent shall use reasonable best efforts to, as promptly as practicable: (i) establish the record date for, duly call, give notice of, convene and hold the Special Meeting in accordance with the DGCL; (ii) cause the Proxy Statement to be disseminated to Parent’s stockholders in compliance with applicable Law, including the DGCL; and (iii) solicit proxies from the holders of Parent Common Stock to vote in accordance with the recommendation of the Parent Board with respect to each of the Proposals. Parent shall, through the Parent Board, recommend to its stockholders that they approve the Proposals (the “Parent Board Recommendation”) and shall include the Parent Board Recommendation in the Proxy Statement, unless the Parent Board shall have changed the recommendation in accordance with Section 9.03(e).

(e)  The Parent Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Parent Board Recommendation (a “Parent Change in Recommendation”). Notwithstanding anything in this Section 9.03 to the contrary, if, at any time prior to obtaining the Parent Stockholder Approval, the Parent Board determines in good faith, after consultation with its outside legal counsel, that in response to a Parent Intervening Event, the failure to make a Parent Change in Recommendation would be inconsistent with its fiduciary duties under applicable Law, the Parent Board may, prior to obtaining the Parent Stockholder Approval, make a Parent Change in Recommendation; provided, however, that Parent shall not be entitled to make, or agree or resolve to make, a Parent Change in Recommendation unless (i) Parent delivers to the Company a written notice (a “Parent Intervening Event Notice”) advising the Company that the Parent Board proposes to take such action and containing the material facts underlying the Parent Board’s determination that a Parent Intervening Event has occurred, and (ii) at or after 5:00 p.m., New York City time, on the fourth Business Day immediately following the day on which Parent delivered the Parent Intervening Event Notice (such period from the time the Parent Intervening Event Notice is provided until 5:00 p.m. New York City time on the fourth Business Day immediately following the day on which Parent delivered the Parent Intervening Event Notice (it being understood that any material development with respect to a Parent Intervening Event shall require a new notice but with an additional three Business Day (instead of four Business Day) period from the date of such notice, the “Parent Intervening Event Notice Period”)), the Parent Board reaffirms in good faith (after consultation with its outside legal counsel and financial advisor) that the failure to make a Parent Change in Recommendation would be inconsistent with its fiduciary duties under applicable Law. If requested by the Company, Parent will, and will use its reasonable best efforts to cause its Representatives to, during the Parent Intervening Event Notice Period, engage in good faith negotiations with the Company and its Representatives to make such adjustments in the terms and conditions of this Agreement so as to obviate the need for a Parent Change in Recommendation.

(f)  Notwithstanding the foregoing provisions of this Section 9.03, if on a date for which the Special Meeting is scheduled, (i) Parent has not received proxies representing a sufficient number of shares of Parent Common Stock to obtain the Parent Stockholder Approval, whether or not a quorum is present or (ii) any supplement or amendment to the Registration Statement or Proxy Statement is required by applicable Laws to be disseminated pursuant to Section 9.03(b), Parent shall have the right to (and at the Company’s request will) make one or more successive postponements or adjournments of the Special Meeting (it being understood that, in the event of any postponement or adjournment pursuant to the foregoing, the Special Meeting shall not be held later than five Business Days prior to the outside date); provided, that Parent shall not, without the prior written consent of the Company, postpone or adjourn the Special Meeting more than two times and, in no event without the prior written consent of the Company, shall any postponement or adjournment be made that would require that a new record date for the Special Meeting be established.

9.04  Other Filings; Press Release.

(a)  As promptly as practicable after execution of this Agreement, Parent will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement and the Transactions, the form and substance of which shall be approved (which approval shall not be unreasonably withheld, conditioned or delayed) in advance in writing by the Company.

(b)  Promptly after the execution of this Agreement, Parent and the Company shall also issue a mutually agreed joint press release announcing the execution of this Agreement.

(c)  Parent shall prepare a draft Current Report on Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Transactions in any report or form to be filed with the SEC (“Closing Form 8-K”), the form and substance of which shall be approved (which approval shall not be unreasonably withheld, conditioned or delayed) in advance in writing by the Company. Prior to the Closing, Parent and the Company shall prepare and mutually agree upon a joint press release announcing the consummation of the Transactions (“Closing Press Release”). Concurrently with the Closing, or as soon as practicable thereafter, Parent shall issue the mutually agreed Closing Press Release. Concurrently with the Closing, or as soon as practicable thereafter, Parent shall file the Closing Form 8-K with the SEC.

9.05  Confidentiality; Communications Plan.

(a)  Parent and the Company acknowledge that they are parties to the Confidentiality Agreement, the terms of which are incorporated herein by reference. Following the Closing, the Confidentiality Agreement shall be superseded in its entirety by the provisions of this Agreement; provided, however, that if for any reason this Agreement is terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b)  Parent and the Company shall reasonably cooperate to create and implement a communications plan regarding the Transactions (the “Communications Plan”) promptly following the date hereof. Notwithstanding the foregoing, none of Parent, First Merger Sub, Second Merger Sub, or the Company will make any public announcement or issue any public communication regarding this Agreement, any other agreements contemplated hereby or any of the transactions contemplated hereby or any matter related to the foregoing, without the prior written consent of the Company, in the case of a public announcement by Parent, or the prior written consent of Parent, in the case of a public announcement by the Company (such consent, in either case, not to be unreasonably withheld, conditioned or delayed), except: (i) if such announcement or other communication is required by applicable Law, the disclosing party shall, to the extent permitted by applicable Law, first allow such other parties to review such announcement or communication and have the opportunity to comment thereon and the disclosing party shall consider such comments in good faith; (ii) internal announcements to employees of the Company and its Subsidiaries, to the extent provided for in the Communications Plan; (iii) subject to any other requirements or obligations of the parties set forth in this Agreement, announcements and communications to Governmental Authorities in connection with registrations, declarations and filings relating to the Transactions required to be made under this Agreement, in which case the disclosing party shall, to the extent permitted by applicable Law, first allow such other parties to review such announcement or communication and have the opportunity to comment thereon and the disclosing party shall consider such comments in good faith; and (iv) communications by the Company and its Subsidiaries to customers and suppliers of the Company and its Subsidiaries for purposes of seeking any consents and approvals required in connection with the Transactions.

9.06  Regulatory Approvals. As promptly as practicable after the date of this Agreement, Parent and the Company shall each prepare and file the notification required of it under the HSR Act within 20 Business Days after the date hereof in connection with the Transactions and shall promptly and in good faith respond to all information requested of it by the U.S. Federal Trade Commission, U.S. Department of Justice or any other Governmental Authority in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Authorities. Parent and the Company will each promptly furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act or any other Antitrust Laws and will use reasonable best efforts to cause the expiration or termination of the applicable waiting periods or obtain the applicable approvals as soon as practicable. Parent and the Company will each promptly provide the other with copies of all substantive written communications (and memoranda setting forth the substance of all substantive oral communications) between each of them, any of their Affiliates and their respective agents, representatives and advisors, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement or the Transactions. Without limiting the foregoing, Parent and the Company shall: (i) promptly inform the other of any communication to or from the U.S. Federal Trade Commission, the U.S. Department of Justice or any other Governmental Authority regarding any of the Transactions; (ii) permit each other to review in advance any proposed substantive written communication to any such Governmental Authority and incorporate reasonable comments thereto; (iii) give the other prompt written notice of the commencement of any Action with respect to any of the Transactions; (iv) not agree to participate in any substantive meeting or discussion with any such Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement or any of the Transactions unless, to the extent reasonably practicable, it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend; (v) keep each other reasonably informed as to the status of any such Action; and (vi) promptly furnish each other with copies of all correspondence, filings (except for filings made under the HSR Act) and written communications between such party and their Affiliates and their respective agents, representatives and advisors, on one hand, and any such Governmental Authority, on the other hand, in each case, with respect to this Agreement and the Transactions. Each of Parent and the Company may, as they deem necessary, designate any sensitive materials to be exchanged in connection with this Section 9.06 as “outside-counsel only.” Any such materials, as well as the information contained therein, shall be provided only to a receiving party’s outside counsel (and mutually-acknowledged outside consultants) and not disclosed by such counsel (or consultants) to any employees, officers or directors of the receiving party without the advance written consent of the party supplying such materials or information. Any filing fees required by Governmental Authorities shall be deemed Outstanding Parent Expenses; provided, however, that any filing fees incurred connection with filings under the HSR Act shall be paid fifty percent (50%) by Parent and fifty percent (50%) by the Company. Parent, First Merger Sub and Second Merger Sub (and their respective Affiliates, if applicable) shall not, either alone or acting in concert with others, take any action that could reasonably be expected to materially increase the risk of not achieving or of materially delaying the approval of any Governmental Authority, or the expiration or termination of any waiting period under the HSR Act or other Antitrust Laws, including by acquiring or offering to acquire any other person, or the assets of, or equity in, any other Person. In furtherance and not in limitation of the foregoing, if and to the extent necessary to obtain clearance of the Transactions pursuant to the HSR Act and any other Antitrust Laws applicable to the Transactions, each of Parent, First Merger Sub and Second Merger Sub shall: (A) offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise (1) the sale, divestiture, license or other disposition of any and all of the capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, products or businesses of the Company and (2) any other restrictions on the activities of the Company; provided, however, that Parent, First Merger Sub and Second Merger Sub (and their respective Affiliates, if applicable) shall not be required to take (and the Company shall not take, without the prior written consent of Parent) any action under this Section 9.06 if such action would, individually or in the aggregate, result in a material adverse effect on the Company (and for the avoidance of doubt, none of the foregoing actions contemplated by this Section 9.06 (A) shall be taken by Parent or its Affiliates without the prior written consent of the Company); and (B) use reasonable best efforts to contest, defend and appeal any legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions.

9.07  Parent Incentive Plans.

(a)  Prior to the Closing, the Parent Board shall approve and adopt an equity incentive plan (the “Parent Incentive Plan”), an employee stock purchase plan (the “Parent ESPP”), and an equity earn out plan in accordance with the general terms and conditions set forth on Schedule 9.07 (the “Parent Earn Out Plan”) and each of which will permit the issuance of shares of Parent Common Stock, the proposed form and terms of each of which shall be prepared and delivered by the Company and shall be reasonably acceptable to Parent. At the Special Meeting, Parent shall solicit approval from Parent’s stockholders of the Parent Incentive Plan, the Parent Earn Out Plan and the Parent ESPP. Subject to approval of the Parent Incentive Plan, the Parent Earn Out Plan and the Parent ESPP by Parent’s stockholders, as promptly as practicable following the Effective Time, and when legally permitted to do so, Parent shall file a Form S-8 Registration Statement with the SEC with respect to the shares of Parent Common Stock issuable under the Parent Incentive Plan, the Parent Earn Out Plan and the Parent ESPP and shall use commercially reasonable efforts to maintain the effectiveness of such Form S-8 Registration Statement for so long as awards granted pursuant to the Parent Incentive Plan, the Parent Earn Out Plan and/or Parent ESPP remain outstanding.

(b)  The number of shares of Parent Common Stock reserved for issuance under the Parent Incentive Plan shall equal 10.0% of the fully diluted shares of Parent Common Stock as of the Closing. The number of shares of Parent Common Stock reserved for issuance under the Parent ESPP shall equal 2.5% of the fully diluted shares of Parent Common Stock as of the Closing. On the first day of each fiscal year of the Company during the terms of the Parent Incentive Plan and the Parent ESPP, respectively, the aggregate number of shares of Parent Common Stock that may be issued under each such plan shall automatically increase in order to maintain the percentages contemplated by this Section 9.07(b). The number of shares of Parent Common Stock reserved for issuance under the Parent Earn Out Plan shall equal the Plan Allocable Amount.

9.08  FIRPTA. On or prior to the Closing Date, the Company shall deliver to Parent a valid certification from the Company pursuant to Treasury Regulations Section 1.1445-2(c) dated no more than 30 days prior to the Closing Date and signed by a responsible corporate officer of the Company in the form set forth as Exhibit G.

9.09  A&R Registration Rights Agreement. At the Closing, (a) Parent shall deliver to the Company a copy of the A&R Registration Rights Agreement duly executed by Parent and shall use reasonable best efforts to cause the Sponsor to deliver to the Company a copy of the A&R Registration Rights Agreement duly executed by the Sponsor, and (b) the Company shall deliver to Parent a copy of the A&R Registration Rights Agreement duly executed by the Company, and shall use reasonable best efforts to cause each applicable Company Shareholder to deliver to Parent a copy of the A&R Registration Rights Agreement duly executed by such Company Shareholder.

9.10  Additional Financing Cooperation. Prior to the Closing, with the prior written consent of the Company, Parent may sell shares of Parent Common Stock on such terms as may be mutually agreed upon by Parent and the Company (the “Additional Financing”). The Additional Financing may be made contingent upon Closing. Subject to the foregoing, Parent and the Company shall, and each shall cause its respective officers, directors, employees, agents, and advisors to, use commercially reasonable efforts to take actions to obtain the Additional Financing, including: (a) furnishing, or causing to be furnished, to any Additional Financing sources such information regarding the Company and Parent as may be reasonably requested; provided that such Additional Financing sources are subject to confidentiality obligations to the Company on terms agreed to by the Company, (b) causing the Company’s management team, with appropriate seniority and expertise, to participate in meetings, presentations, due diligence sessions, drafting sessions and meetings with prospective Additional Financing sources, (c) preparing offering documents and other marketing materials of a type customarily used for the type of financing proposed and cooperate with marketing efforts for the Additional Financing as reasonably requested and (d) executing and delivering definitive documents related to the Additional Financing; provided, in each case in clauses (a) through (d) above, that nothing in this Section 9.10 shall require any efforts to the extent that such efforts would reasonably be expected to conflict with or violate any Legal Requirement, or result in the material contravention of, or result in a material violation or breach of, or material default under, any Company Contract or Parent Contract.

Article X
CONDITIONS TO OBLIGATIONS

10.01  Conditions to Obligations of All Parties. The obligations of the parties hereto to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

(a)  Antitrust Law Approval. The applicable waiting period(s) under the HSR Act in respect of the Transactions shall have expired or been terminated.

(b)  No Prohibition. There shall not have been enacted or promulgated any Governmental Order, statute, rule, or regulation enjoining or prohibiting the consummation of the Transactions.

(c)  Net Tangible Assets. Parent shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after completion of the Offer and immediately prior to or upon the Closing.

(d)  Required Parent Stockholder Approval. The Required Parent Stockholder Approval shall have been obtained.

(e)  Company Shareholder Approval. The Company Requisite Approval shall have been obtained.

(f)  Listing. The shares of Parent Common Stock to be issued in connection with the Closing shall have been approved for listing on Nasdaq, subject only to (i) the requirement to have a sufficient number of round lot holders and (ii) official notice of listing.

(g)  NEO Exchange De-listing. The shares of Parent Common Stock and Parent Warrants shall have been de-listed from the NEO Exchange.

(h)  Registration Statement.  The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

10.02 Additional Conditions to Obligations of Parent. The obligation of Parent to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Parent:

(a)  Representations and Warranties.

(i)  Each of the Company Representations contained in (A) Section 5.01(a) (Due Incorporation), (B) Section 5.03 (Due Authorization), (C) Section 5.06 (Capitalization), (D) Section 5.20 (Brokers’ Fees) and (E) Section 5.25 (Affiliate Arrangements) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the date hereof and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii)  The Company Representations contained in Section 5.09(a) (No Material Adverse Effect) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though then made.

(iii)  Each of the Company Representations (other than the Company Representations described in Sections 10.02(a)(i) and (ii)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the date hereof and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually and in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.

(b)  Agreements and Covenants. Each of the covenants of the Company to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c)  Officer’s Certificate. The Company shall have delivered to Parent a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that, to the knowledge of such officer, the conditions specified in Section 10.02(a) and Section 10.02(b) have been fulfilled (the “Company Officer’s Certificate”).

10.03  Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate the Mergers is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)  Representations and Warranties.

(i)  Each of the Parent and Merger Sub Representations contained in (A) Section 6.01(a) (Corporate Organization), Section 6.02 (Due Authorization), Section 6.08 (Trust Account), Section 6.10 (Brokers’ Fees) and Section 6.14 (Capitalization) shall be true and correct (without giving any effect to any limitation as to “materiality”, “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the date hereof and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii)  Each of the Parent and Merger Sub Representations (other than the Parent and Merger Sub Representations described in Section 10.03(a)(i)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth therein) as of the date hereof and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually and in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.

(b)  Agreements and Covenants. Each of the covenants of Parent to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c)  Officer’s Certificate. Parent shall have delivered to the Company a certificate signed by an officer of Parent, dated as of the Closing Date, certifying that, to the knowledge of such officer, the conditions specified in Section 10.03(a) and Section 10.03(b) have been fulfilled (the “Parent Officer’s Certificate”).

(d)  Parent A&R Charter. Parent’s Certificate of Incorporation shall be amended and restated in the form of the Parent A&R Charter.

(e)  Minimum Cash. The Closing Parent Cash shall equal or exceed $85,000,000 (the “Minimum Cash Condition”).

Article XI
TERMINATION/EFFECTIVENESS

11.01  Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a)  by written consent of the Company and Parent;

(b)  prior to the Closing, by written notice to the Company from Parent if: (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 10.02(a) or Section 10.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date Parent provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from Parent of such breach, but only as long as the Company continues to use its commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period; (ii) the Closing has not occurred on or before February 5, 2022 (the “Termination Date”); or (iii) the consummation of the Mergers is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, however, that the right to terminate this Agreement under Section 11.01(b)(ii) shall not be available if Parent’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before the Termination Date;

(c)  prior to the Closing, by written notice to Parent from the Company if: (i) there is any breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, such that the conditions specified in Section 10.03(a) or Section 10.03(b) would not be satisfied at the Closing (a “Terminating Parent Breach”), except that, if such Terminating Parent Breach is curable by Parent through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date) after receipt by Parent of notice from the Company of such breach, but only as long as Parent continues to exercise its commercially reasonable efforts to cure such Terminating Parent Breach (the “Parent Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Parent Breach is not cured within the Parent Cure Period; (ii) the Closing has not occurred on or before the Termination Date; or (iii) the consummation of the Mergers is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, however, that the right to terminate this Agreement under Section 11.01(c)(ii) shall not be available if the Company’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before the Termination Date;

(d)  by written notice from either the Company or Parent to the other party, if the Required Parent Stockholder Approval is not obtained at the Special Meeting (subject to any adjournment or recess of the meeting);

(e)  by written notice from the Company to Parent prior to obtaining the Required Parent Stockholder Approval if the Parent Board shall (i) have made a Parent Change in Recommendation or (ii) have failed to include the Parent Board Recommendation in the Proxy Statement distributed to Parent’s stockholders;

(f)  by written notice from Parent to the Company prior to obtaining the Company Requisite Approval if the Company Board shall have effected a Company Change in Recommendation;

(g)  by written notice from the Company to Parent prior to obtaining the Company Requisite Approval if the Company Board shall have determined to enter into a definitive agreement with respect to a Superior Proposal; or

(h)  by Parent, if the Shareholder Written Consent containing the Company Requisite Approval shall not have been duly executed and delivered to the Company and to Parent within three Business Days of the Consent Solicitation Statement being disseminated by the Company to the Company Shareholders; provided, however, that the termination rights under this Section 11.01(h) shall expire and Parent shall not be entitled to terminate this Agreement pursuant to this Section 11.01(h) if the Company Requisite Approval has been obtained and delivered to Parent.

11.02  Effect of Termination.

(a)  Except as otherwise set forth in this Section 11.01(g), in the event of the termination of this Agreement pursuant to Section 11.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its Affiliates, officers, directors, employees or stockholders, other than liability of any party hereto for any Willful Breach of this Agreement by such party occurring prior to such termination (subject to Section 7.05). The provisions of Section 7.05, Section 9.01, Section 9.05, this Section 11.01(g) and Article XII (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions, which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

(b)  In the event that this Agreement is validly terminated by Parent pursuant to Section 11.01(f) or by the Company pursuant to 11.01(g), the Company shall pay $7,700,000 to Parent (or one or more of its designees), as promptly as reasonably practicable and, in any event, within two Business Days following such termination, payable by wire transfer of immediately available funds as liquidated damages and not as a penalty.

(c)  Notwithstanding anything to the contrary in this Agreement, in any circumstance in which this Agreement is terminated and Parent is paid pursuant to Section 11.02(b), such payment shall be the sole and exclusive monetary remedy of Parent, First Merger Sub, Second Merger Sub or any of their Affiliates against the Company or any of its Affiliates for any loss or damage suffered in connection with the Transactions or as a result of the failure of the Mergers and the other Transactions to be consummated or for a breach of, or failure to perform under, this Agreement or any certificate or other document delivered in connection herewith or otherwise, which amount would otherwise be impossible to calculate with precision, and upon payment of such amounts, the Company and its Affiliates shall have no further liability or obligation relating to or arising out of this Agreement or in respect of representations made or alleged to be made in connection herewith, whether in equity or at law, in contract, in tort or otherwise. Each of the Company, Parent, First Merger Sub, and Second Merger Sub acknowledges that the terms contained in this Section 11.02 are an integral part of the transactions contemplated by this Agreement and that, without these terms, the parties would not enter into this Agreement.

Article XII
MISCELLANEOUS

12.01  Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement, or agree to an amendment or modification to this Agreement in the manner contemplated by Section 12.10 and by an agreement in writing executed in the same manner (but not necessarily by the same persons) as this Agreement.

12.02  Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given: (a) when delivered in person; (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid; (c) when delivered by FedEx or other nationally recognized overnight delivery service; or (d) when e-mailed during normal business hours (and if emailed outside of normal business hours as of the immediately following Business Day), addressed as follows:

(i)  If to Parent, First Merger Sub or Second Merger Sub, to:

Merida Merger Corp. I
641 Lexington Avenue, 18th Floor
New York, NY 10022

Attn:	Peter Lee
E-mail:	plee@meridacap.com

with a copy (which shall not constitute notice) to:

Graubard Miller

The Chrysler Building

405 Lexington Ave, 11th Floor

New York, NY 10174

Attention: David Alan Miller, Esq.; Jeffrey M. Gallant, Esq.

Email: dmiller@graubard.com; jgallant@graubard.com

(ii)  If to the Company to:

Leafly Holdings, Inc.

333 Elliott Avenue West

Suite 200

Seattle, WA 98119

Attn:	Yoko Miyashita
E-mail:	yoko.miyashita@leafly.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
201 Redwood Shores Parkway
Redwood Shores, CA 94065

Attn:	Kyle C. Krpata
James R. Griffin
E-mail:	kyle.krpata@weil.com
james.griffin@weil.com

or to such other address or addresses as the parties may from time to time designate in writing.

12.03  Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 12.03 shall be null and void, ab initio.

12.04  Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that (a) in the event the Closing occurs, the present and former officers and directors of the Company and Parent (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 9.01 and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Sections 12.14 and 12.16.

12.05  Expenses. Except as otherwise provided herein (including Section 2.04), each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby (whether or not such transactions are consummated), including all fees of its legal counsel, financial advisers and accountants; provided, however, that if the Closing occurs, Parent shall pay or cause to be paid, in accordance with Section 2.04, (a) the Outstanding Company Expenses to the extent not paid by the Company prior to the Closing and (b) the Outstanding Parent Expenses to the extent not paid by Parent prior to the Closing. For the avoidance of doubt, any payments to be made (or to be caused to be made) by Parent pursuant to this Section 12.05 shall be paid upon consummation of the Mergers and release of proceeds from the Trust Account in accordance with Section 8.02.

12.06  Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or any of the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

12.07  Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.08  Schedules and Exhibits. The Company Schedules, the Parent Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Company Schedules, Parent Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Certain information set forth in the Company Schedules and the Parent Schedules is included solely for informational purposes and the convenience of Parent, First Merger Sub and Second Merger Sub or the Company, as applicable. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Company Schedules or the Parent Schedules is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Company Schedules or the Parent Schedules in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in Company Schedules or the Parent Schedules is or is not material for purposes of this Agreement. The inclusion of any item in the Company Schedules or the Parent Schedules shall not be deemed to constitute an acknowledgment by the Company or Parent, as applicable, that the matter is required to be disclosed by the terms of this Agreement, nor shall such disclosure be deemed (a) an admission of any breach or violation of any Contract or Law, (b) an admission of any liability or obligation to any third party or (c) to establish a standard of materiality. In addition, under no circumstances shall the disclosure of any matter in the Company Schedules or the Parent Schedules, where a representation or warranty of the Company or Parent, as applicable, is limited or qualified by the materiality of the matters to which the representation or warranty is given or by Material Adverse Effect, imply that any other undisclosed matter having a greater value or other significance is material or would have a Material Adverse Effect, as applicable.

12.09  Entire Agreement. This Agreement (together with the Company Schedules, the Parent Schedules and the Exhibits to this Agreement), the Confidentiality Agreement and the other Transaction Agreements collectively constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, or agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth or referenced in this Agreement, the Confidentiality Agreement, and the other Transaction Agreements.

12.10  Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the parties shall not restrict the ability of the board of directors of any of the parties to terminate this Agreement in accordance with Section 11.01 or to cause such party to enter into an amendment to this Agreement pursuant to this Section 12.10.

12.11  Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

12.12  Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction or if subject matter jurisdiction over the matter that is the subject of such Action is vested exclusively in the U.S. federal courts, any federal or state court located in Delaware County, Delaware, or, if such court declines to exercise jurisdiction, any federal or state court located in New York County, New York, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 12.12. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12.13  Enforcement. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 11.01, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 12.13 shall not be required to provide any bond or other security in connection with any such injunction.

12.14  Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Parent, First Merger Sub or Second Merger Sub under this Agreement of or for any claim based on, arising out of or related to this Agreement or the transactions contemplated hereby.

12.15  Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements or other provisions, shall survive the Closing, and all such representations, warranties, covenants, obligations or other agreements, including all such rights, shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XII.

12.16  Acknowledgements. Each of the parties acknowledges and agrees (on its own behalf and on behalf of its Affiliates and its and their respective Representatives) that: (a) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other parties (and their respective Subsidiaries) for purposes of conducting such investigation; (b) the Company Representations constitute the sole and exclusive representations and warranties of the Company in connection with the transactions contemplated hereby; (c) the Parent and Merger Sub Representations constitute the sole and exclusive representations and warranties of Parent, First Merger Sub and Second Merger Sub; (d) except for the Company Representations made by the Company and the Parent and Merger Sub Representations made by Parent, First Merger Sub and Second Merger Sub, none of the parties hereto or any other Person makes, or has made, any other express or implied representation or warranty with respect to any party hereto (or any party’s Affiliates) or the transactions contemplated by this Agreement, and all other representations and warranties of any kind or nature express or implied (including (i) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any party hereto or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the transactions contemplated hereby, including meetings, calls or correspondence with management of any party hereto (or any party’s Subsidiaries), and (ii) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any party hereto (or its Subsidiaries), or the quality, quantity or condition of any party’s or its Subsidiaries’ assets) are specifically disclaimed by all parties hereto and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any party hereto or any of its Subsidiaries); and (e) none of the parties hereto or any of their respective Affiliates are relying on any representations or warranties in connection with the transactions contemplated hereby, except that the parties may rely on the Company Representations made by the Company, the Parent and Merger Sub Representations made by Parent, First Merger Sub and Second Merger Sub and the other representations expressly made by a Person in the A&R Registration Rights Agreement.

12.17  Privileged Communications.

(a)  Each of Parent and the Company, for itself and its directors, members, partners, officers, employees and Affiliates, and each of their respective successors and assigns (all such parties, the “Waiving Parties”), hereby irrevocably acknowledges and agrees that all communications, written or oral, between the Company and its Subsidiaries or any of the holders of Company Common Stock, Company Preferred Stock or other Company equity interests or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Company) (collectively, the “Company Group”), on the one hand, and their counsel, including Weil, Gotshal & Manges LLP, on the other hand, that are made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Transaction Agreement or the Transactions, or any matter relating to any of the foregoing, are privileged communications that do not pass to Parent, the Surviving Corporation or the Surviving Entity and their respective Subsidiaries notwithstanding the Mergers, and instead survive, remain with and are controlled by the Company Group (the “Company Privileged Communications”), without any waiver thereof. Parent and the Company, together with their respective Affiliates, Subsidiaries, successors and assigns, agree that no Person may use or rely on any of the Company Privileged Communications, whether located in the records or email server of the Company or otherwise (including in the knowledge of the officers and employees of the Company), in any Action against or involving any of the parties after the Closing or in any way adverse to the Company, and Parent and the Company agree not to assert that any privilege has been waived as to the Company Privileged Communications, whether located in the records or email server of the Company or otherwise (including in the knowledge of the officers and employees of the Company).

(b)  Each of the Waiving Parties hereby irrevocably acknowledges and agrees that all communications, written or oral, between the Parent, First Merger Sub, Second Merger Sub or any of the holders of Parent Common Stock or other Parent equity interests prior to the Closing or any of their respective directors, members, partners, officers, employees or Affiliates prior to the Closing (other than Parent) (collectively, the “Parent Group”), on the one hand, and their counsel, including Graubard Miller, on the other hand, that are made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Transaction Agreement or the Transactions, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Company and its Subsidiaries notwithstanding the Merger, and instead survive, remain with and are controlled by the Parent Group (the “Parent Privileged Communications”), without any waiver thereof. Parent and the Company, together with their respective Affiliates, Subsidiaries, successors and assigns, agree that no Person may use or rely on any of the Parent Privileged Communications, whether located in the records or email server of Parent or otherwise (including in the knowledge of the officers and employees of Parent), in any Action against or involving any of the parties after the Closing or in any way adverse to Parent and the Parent Group, and Parent and the Company agree not to assert that any privilege has been waived as to the Parent Privileged Communications, whether located in the records or email server of Parent or otherwise (including in the knowledge of the officers and employees of Parent).

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Parent, First Merger Sub, Second Merger Sub, and the Company have caused this Agreement to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

MERIDA MERGER CORP. I

By:	/s/ Peter Lee
	Name:	Peter Lee
	Title:	President and Chief Financial Officer

MERIDA Merger Sub, Inc.

By:	/s/ Peter Lee
	Name:	Peter Lee
	Title:	Chief Executive Officer

MERIDA MERGER SUB II, LLC,
BY: MERIDA MERGER CORP. I, its sole member

By:	/s/ Peter Lee
Peter Lee
President and Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, Parent, First Merger Sub, Second Merger Sub and the Company have caused this Agreement to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

LEAFLY HOLDINGS, Inc.

By:	/s/ Yoko Miyashita
	Name:	Yoko Miyashita
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]